UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 __________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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MillerKnoll, Inc.

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FLOOR

# To our shareholders:

Fiscal 2023 was both challenging and energizing. Throughout the year, the power of our business model and the ability of our team to create value, capture opportunities, and innovate allowed us to persevere through uncertain macroeconomic times. Around the world we faced numerous obstacles, while prior year disruptions remained in the shadows—supply chain issues, economic softening, higher interest rates, lingering pandemic-driven uncertainty, and a continued war in Europe. In response, we remained flexible, prudent, and innovative. Our incredible and committed team managed through all of this by fine-tuning our strategies, improving margins across business segments, and driving growth through our international footprint.

The collective diversity across channels, markets, products, and talent is what makes MillerKnoll exceptional. As we look to the future, we remain steadfast in our commitment to designing for the good of humankind. With a rich history and heritage spanning over a century, our employees and brands live our values while delivering problem-solving design.

## Diversifying Channels and Expanding Global Reach

We were early disruptors in our industry when we combined Herman Miller and Knoll. We knew that together we could achieve more. This year our collective strength helped us face the macroeconomic pressures with more resources, breadth of scale, reach, and diversification. Our impact as a global design firm remains unparalleled. As we expand the global reach of our brands, our clients—both legacy and new—are discovering the possibilities and timelessness of MillerKnoll.

Last year, we prioritized creating the MillerKnoll Dealer Network. As such, our global dealer network is one of the largest in the world and continues to provide the distribution footprint necessary to support our clients worldwide. During our second year since the Knoll acquisition, we continuously supported this network by enhancing its value and broadening its reach.

Today, our more than 200 dealers throughout North America and Latin America are finding success by offering a wider range of our brands to our clients. And through our sales and eCommerce channels we are building a stronger and more compelling user experience—one

> "The collective diversity across channels, markets, products, and talent is what makes MillerKnoll exceptional."

that tailors to our customers' interests and offers innovative tools to help designers and clients truly visualize the environments they hope to build.

Internationally, we have an extraordinary opportunity to further expand our MillerKnoll Dealer Network. To date, we have over 300 dealer sales locations in 78 countries throughout Europe, Asia, and the Middle East. We'll continue to focus on enablement and education of dealers across our global footprint, to empower them to sell products across the MillerKnoll collective of brands and adding new dealers in strategic locations. During fiscal 2023, our International & Specialty segment demonstrated sales growth on both a reported and organic basis. As we continue to see momentum around the globe, we will bring new solutions and capabilities to this important, growing segment.

Our Retail business sets us apart from our peers. Our stores are an important part of our customer journey, and we will

MillerKnoll

continue to enhance and strategically evaluate the best locations around the globe. We continued to strengthen our eCommerce infrastructure this year, improving Herman Miller and DWR sites with tools that make it easier for customers to visualize, customize pieces, and design their spaces. And we began to evaluate our wholesale relationships in the US, launching a HAY shop-in-shop with Nordstrom. In the year ahead, we'll continue to refine our wholesale offerings utilizing DWR, ensuring that these high value transactions are fully captured within our organization.

## Supporting the Evolution of the Traditional Office

While unpredictability around return to office persists, we are seeing positive indicators that the upcoming year will bring more normalization as employers want employees back in the office. Executives realize that high-performing workplaces are a critical strategic tool, and these spaces must cater to employees' dynamic needs: collaborative work, focused-concentrated work, wellness, community, and connection.

> "Companies are realizing that in order to reach maximum benefit and return from their return-to-office plans, their physical spaces must meet the multidimensional needs of their employees."

Organizations of all sizes are turning to us for guidance and direction to activate plans to create destination workplaces.

## Focusing on High Impact, Growing Verticals

While MillerKnoll continues to be uniquely positioned to support the ongoing evolution of the workplace, we are seizing the opportunity to enhance our capabilities by focusing on market-resilient, high-impact sectors. These include the healthcare and public sectors as well as tangential businesses such as hospitality and work-from-home.

We have been a leader in the healthcare space for over half a century. As MillerKnoll, our scale makes it possible to bring complete spaces to life fast, which is a critical component of healthcare system success. Similarly, across other growing verticals, we are finding that our design leadership and unmatched portfolio provide a competitive advantage. As we broaden our potential client base, we are met with interest and opportunity. In the year ahead, we will concentrate on building a broader foundation across these sectors of opportunity to deliver important revenue streams and value to our shareholders.

## Leveraging the Power of Design to Positively Impact Our World

As a leader in our industry, we have the power to positively impact our planet, and we take this responsibility seriously. Our teams work hard every day to make a difference in their local communities, and together we are designing a better world.

Sustainability remains a key tenet of our organization, and this year we continued to make significant progress towards our 2030 sustainability goals: reducing our carbon footprint, designing out waste, and sourcing better materials.

We continued to incorporate ocean-bound plastic into additional products across our portfolio, helping to divert up to 326 metric tons of plastic from the ocean, equivalent to 32 million water bottles per year. Our efforts led to a 39% increase in metric tons of plastic diverted year-over-year.

Our commitment to engaging underrepresented youth in art and design was clearly demonstrated through numerous programming and events held across our brands, as well as through our partnership with the MillerKnoll Foundation. Additionally, our continued support of the Diversity in Design (DID) Collaborative, which recently celebrated its second anniversary, further exemplifies our dedication. We'll continue to lead the way, ensuring that we break down barriers within our industry, as we recognize that impactful designs emerge from diverse, global perspectives.

And internally, our employee engagement initiatives, such as the Global Day of Purpose, Days of Understanding, and our Business Resource Groups (BRGs), have become even more significant. Our Day of Purpose unifies our almost 11,000 employees worldwide to give back to their communities. This annual paid day off coincides with election day in the US, as we believe that everyone should have the opportunity to exercise their right to vote and actively participate in shaping our shared future. Our Days of Understanding facilitate valuable platforms for meaningful conversations amongst our employees, fostering camaraderie, empathy, and appreciation for our differences. This ensures that our ethos of being better together is firmly upheld. Furthermore, the growth and maturation of our BRGs—employee-led groups formed around shared interests, experiences, or perspectives—have had a meaningful impact, ensuring that our employees find places of belonging, purpose, and support across our global organization.

While there are many economic indicators and global events outside of our control, our team is resilient and powerful, and we are aligned in our pursuit of excellence. We will continue to manage our business with collaboration, stewardship, and innovation to design the world we live in.

I want to close by thanking our global team for their dedication and ongoing hard work and want to thank you, our shareholders, for your continued investment and support of MillerKnoll.

**Andi Owen**
**President and Chief Executive Officer**

MillerKnoll

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i MillerKnoll, Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
October 16, 2023
10:30 am Eastern Daylight Time (EDT)
MillerKnoll, Inc. will hold a virtual annual shareholders meeting at www.virtualshareholdermeeting.com/MLKN2023

Items of Business:
1.To elect three directors, each for a term of three years;
2.To ratify the Audit Committee’s selection of KPMG LLP as MillerKnoll, Inc.’s independent registered public accounting firm for fiscal 2024;
3.To vote, on an advisory basis, to approve the annual compensation of our named executive officers;
4.To vote, on an advisory basis, on the frequency of advisory votes on the annual compensation of our named executive officers;
5.To approve the MillerKnoll, Inc. 2023 Long-Term Incentive Plan;
6.To approve the Amended and Restated MillerKnoll, Inc. Employee Stock Purchase Plan; and
7.To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING
TO BE HELD ON OCTOBER 16, 2023:
Our proxy statement and Annual Report on Form 10-K are available at www.proxyvote.com.

As fixed by the Board of Directors, shareholders of record at the close of business on August 18, 2023 (the “Record Date”), will be eligible to vote at this year’s annual meeting. Voting in advance of the annual meeting is encouraged, even if you plan to attend. Shareholders can vote shares by any of the following methods:

INTERNET Visit www.proxyvote.com until 11:59 pm ET on October 15, 2023(1)	TELEPHONE Call 1 800 690 6903 until 11:59 pm ET on October 15, 2023(1)	MAIL Complete, sign, and return your proxy card by October 13, 2023	ONLINE AT THE MEETING Shareholders of record may vote during the meeting as indicated below
(1) For shares held directly, vote by October 15, 2023. For shares held in a Plan, such as the MillerKnoll Retirement Plan, vote by October 12, 2023.
As a shareholder, you are cordially invited to attend the virtual meeting, on Monday, October 16, 2023, beginning promptly at 10:30 am EDT. Fifteen minutes prior to start time, you should log on at www.virtualshareholdermeeting.com/MLKN2023 to complete online check-in procedures. You will be required to enter your 16-digit control number included in your Notice of Internet Availability of the Proxy Materials (the “Notice of Internet Availability”), on your proxy card, or on the instructions that accompanied your proxy materials. During the virtual meeting, you will be able to listen, vote shares electronically, and submit questions. There will be no physical location for shareholders to attend.

By Order of the Board of Directors of MillerKnoll, Inc.
Jacqueline H. Rice
General Counsel and Corporate Secretary
September 1, 2023
2023 Proxy Statement ii

iii MillerKnoll, Inc.

SOLICITATION OF PROXIES AND VOTING QUESTIONS AND ANSWERS
Why am I receiving these materials?
MillerKnoll, Inc. (“we,” “us,” “our,” the “Company,” or “MillerKnoll”) will hold its 2023 Annual Meeting of Shareholders on October 16, 2023, at 10:30 am Eastern Daylight Time (EDT) (the “Annual Meeting”). This Proxy Statement and the accompanying proxy card explain the items of business that will be brought to a vote at the Annual Meeting, and are furnished to the shareholders of MillerKnoll, Inc., on or about September 1, 2023, in connection with the solicitation by the Board of Directors of the proxies to be used at the Annual Meeting.

What is a proxy?
A proxy is your authorization for someone else to vote your shares for you in the way you want to vote and allows you to be represented at our Annual Meeting if you are unable to attend. When you complete and submit a proxy card, use the automated telephone voting system, or use the internet voting system, you are submitting a proxy.

What is a proxy statement?
A proxy statement is a document the United States Securities and Exchange Commission (SEC) requires to explain the matters on which we are asking you to vote at our Annual Meeting by proxy and to disclose certain information that may be helpful to you in deciding how to vote.

Why am I receiving my proxy materials electronically instead of receiving paper copies through the mail?
To support our ongoing commitment to sustainability, we are sending proxy materials primarily online to reduce the amount of paper used, while also reducing costs associated with mailing these materials.

On or about September 1, 2023, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and our Annual Report online. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice of Internet Availability of Proxy Materials instructs you on how to electronically access and review all information contained in this Proxy Statement and the Annual Report, and it provides you with information on voting.

If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a paper copy of our proxy materials, follow the instructions contained in the Notice of Internet Availability of Proxy Materials on how to request your materials in printed form on a one-time or an ongoing basis.

Where is this year’s Proxy Statement available electronically?
You may view this year’s Proxy Statement and the 2023 Annual Report electronically by visiting our Investor Relations’ Annual Reports website page at www.millerknoll.com/investor-relations/financials-filings/annual-report.

Who can vote?
Only shareholders of record of our common stock at the close of business on August 18, 2023, can vote at the Annual Meeting. We refer to that date as the Record Date for the meeting. Each shareholder of record has one vote for each share of common stock owned, on each matter presented for a vote at the Annual Meeting.

What is the difference between a shareholder of record and a “street name” holder?
If your shares are registered directly in your name on the records of our transfer agent, Computershare Trust Company, N.A., then you are the shareholder of record concerning those shares. If your shares are held in a stock brokerage account, by a bank, or by another nominee, then the brokerage firm, bank, or other nominee is considered to be the shareholder of record concerning those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank, or other nominee how to vote their shares. See the How can I vote? section on the following page.

2023 Proxy Statement 1

How can I vote?
If your shares are held in “street name,” follow the instructions provided by your brokerage firm, bank, or other nominee. If your shares are registered directly in your name on our records, you can vote in one of four ways:

•Online before the Annual Meeting: Go to www.proxyvote.com and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice of Internet Availability of Proxy Materials in hand. For shares held directly, the deadline for online voting is 11:59 pm eastern time, Sunday, October 15, 2023. For shares held in a Plan, such as the MillerKnoll Retirement Plan, the deadline for online voting is 11:59 pm eastern time, Thursday, October 12, 2023.
•By Telephone: Call toll-free 1 800 690 6903 and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice of Internet Availability of Proxy Materials in hand. For shares held directly, the deadline for voting by phone is 11:59 pm eastern time, Sunday, October 15, 2023. For shares held in a Plan, such as the MillerKnoll Retirement Plan, the deadline for voting by phone is 11:59 pm eastern time, Thursday, October 12, 2023.
•In Writing: If you received a proxy card, complete, sign, and date it and return the proxy card in the return envelope provided with it.
•Online at the Annual Meeting: Log on to www.virtualshareholdermeeting.com/MLKN2023. You will be able to vote electronically and submit questions at this site.

If you submit a proxy to the Company before the Annual Meeting, whether by proxy card, by telephone, or online, the persons named as proxies will vote your shares as you direct. If no instructions are specified, the proxy will be voted for the election of the three directors nominated by the Board of Directors; for the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 1, 2024; for the non-binding advisory proposal to approve the compensation of our executive officers named in this Proxy Statement (our “Named Executive Officers” or “NEOs”); for the non-binding advisory proposal to hold advisory votes on the compensation of our NEOs on an annual basis; for the approval of our MillerKnoll, Inc. 2023 Long-Term Incentive Plan (the “LTIP”); for the approval of our Amended and Restated MillerKnoll, Inc. Employee Stock Purchase Plan; and in their discretion on any other matters that may properly come before the meeting or any adjournment or postponement of the meeting.

Can I revoke my proxy?
You may revoke a proxy by:

•delivering written notice of revocation to the Corporate Secretary of the Company, MillerKnoll, Inc., 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302;
•submitting another properly completed proxy card that is later dated;
•voting by telephone at a subsequent time;
•voting online at a subsequent time; or
•voting at the Annual Meeting.

If you hold your shares in “street name,” you must vote them in the manner that your brokerage firm, bank, or other nominee has prescribed.

How many votes do we need to hold the Annual Meeting?
To carry on the business of the meeting, we must have a quorum. This means that at least a majority of the shares that are outstanding and entitled to vote as of the Record Date must be in attendance at the Annual Meeting or by proxy. Shares are counted as in attendance at the meeting if the shareholder has taken either of the following actions:

•submitted a signed proxy card or other form of proxy (through the telephone or internet), or
•logged into the virtual meeting using their 16-digit control number and voted electronically during the meeting.
2 MillerKnoll, Inc.

On the Record Date, there were 74,843,963 shares of common stock issued and outstanding. Therefore, at least 37,421,982 shares need to be present at the Annual Meeting for a quorum.

What matters will be voted on at the meeting?
We are asking you to vote on: (1) the election of three directors, each for a term of three years expiring in 2026; (2) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 1, 2024; (3) a non-binding advisory proposal on the compensation of our named executive officers, otherwise known as a “say-on-pay” proposal; (4) a non-binding advisory proposal to approve the frequency of advisory votes on the compensation of our named executive officers, otherwise known as a “say-on-frequency” proposal; (5) a proposal to approve the MillerKnoll, Inc. 2023 Long-Term Incentive Plan; and (6) a proposal to approve the Amended and Restated MillerKnoll, Inc. Employee Stock Purchase Plan. We describe these matters more fully in this Proxy Statement.

How many votes are needed for each proposal?
Under the Company’s majority vote standard for the election of directors (included in the Company’s Bylaws and described in more detail below), in order to be elected, a nominee must receive a greater number of votes cast “for” his or her election than the number of votes “withheld” with respect to that director’s election. The ratification of the appointment of our independent registered public accounting firm, the proposal to approve the MillerKnoll, Inc. 2023 Long-Term Incentive Plan, and the proposal to approve the Amended and Restated MillerKnoll, Inc. Employee Stock Purchase Plan each requires the affirmative vote of a majority of the votes cast at the meeting. Because the “say-on-pay” vote and “say-on-frequency” vote are both advisory, the outcomes of those votes will not be binding upon the Board of Directors or the Compensation Committee of the Board.

All the proposals other than the ratification of the appointment of our independent registered public accounting firm are considered non-routine matters. Consequently, if your shares are held in “street name,” your brokerage firm, bank or other nominee cannot vote your shares on these matters unless it has received voting instructions from you.

Abstentions and broker non-votes, will not be counted as votes cast but will count for purposes of determining whether or not a quorum is present. So long as a quorum is present, abstentions and broker non-votes will not affect any of the matters presented for a vote at the Annual Meeting.

What happens if a nominee is unable to stand for re-election?
The Board may provide for a lesser number of directors or designate a substitute nominee by resolution. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than three nominees. We have no reason to believe any nominee will be unable to stand for re-election.

What alternatives do I have in voting on each of the proposals?
In the election of directors, you may vote “for” or “withhold authority to vote for” each nominee. For the non-binding vote to approve the “say-on-frequency” vote, you may vote to hold the “say-on-pay” vote every one, two, or three years. For all other proposals, you may vote “for,” “against,” or “abstain.”

How can I participate in the virtual Annual Meeting?
You may attend and participate in the Annual Meeting online at www.virtualshareholdermeeting.com/MLKN2023. You will be able to vote electronically and submit questions during the meeting on this site. You will need the 16-digit control number that you received with your proxy card or Notice of Internet Availability of Proxy Materials to enter and attend the meeting.

How can I ask questions during the virtual Annual Meeting?
You may submit questions by logging in to the virtual meeting platform at www.virtualshareholdermeeting.com/MLKN2023, entering your 16-digit control number, typing your question into the “Ask a Question” field, and then clicking “Submit.” Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Inappropriate questions, including those not pertinent to the meeting matters, relating to non-public material information, relating to pending litigation, or not otherwise suitable for the conduct of the Annual Meeting will not be addressed. Any questions
2023 Proxy Statement 3

pertaining to meeting matters, including those that cannot be answered during the meeting due to time constraints, will be posted online and answered at millerknoll.com/investor-relations.

How can I get technical support during the virtual meeting?
We will have technicians available to assist you with any technical difficulties you may have accessing the virtual meeting. For any technical assistance needed while participating in the Annual Meeting, please contact our virtual meeting service provider at 1 844 986 0822 (U.S.) or 1 303 562 9302 (international).

Where do I find the voting results of the meeting?
We will announce voting results at the Annual Meeting if available. We will also disclose the voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on October 16, 2023
This Proxy Statement along with our Annual Report is available at www.millerknoll.com/investor-relations/financials-filings/annual-report. You may obtain a printed copy, without charge, of the Company’s Annual Report on Form 10-K for the fiscal year ended June 3, 2023, as filed with the SEC, by sending a written request to either the Corporate Secretary of the Company, MillerKnoll, Inc., 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302 or via email to MillerKnoll, Inc. Investor Relations at investor@millerknoll.com.

4 MillerKnoll, Inc.

FINANCIAL HIGHLIGHTS FROM FISCAL 2023
Company Performance
During fiscal 2023 MillerKnoll net sales increased 3.6% and 0.4%(1) on a reported and organic basis, respectively. This sales volume performance, amongst macroeconomic uncertainty, demonstrates the power of our diversified business model to help navigate a dynamic environment to serve our customers. Net sales within the Americas Contract segment grew by 5.0% on a reported basis and 0.3%(1) on an organic basis. Our Global Retail segment saw a 4.1% reported and 5.1%(1) organic net sales decline over the prior year. The International Contract and Specialty segment net sales grew by 9.6% on a reported basis and 7.0%(1) organically.

Gross margin of 35.0% represented an increase over the prior year of 70-basis points. Adjusted gross margin of 35.4%(1) represents an 80-basis point improvement compared to the prior fiscal year. The change in gross margin was primarily driven by the positive impact of targeted price increase actions taken over the past year, which more than offset increases in input costs as compared to the prior year period.

Reported operating expenses of $1.31 billion were $5.0 million below the prior year. On an adjusted basis, operating expenses of $1.19 billion(1) were $49.0 million higher than the prior year period, driven primarily by the full year inclusion of Knoll in our results. On a GAAP-basis the Company reported operating earnings of $122.3 million and an operating margin 3.0% for the fiscal year 2023, compared to operating earnings of $39.8 million and operating margin of 1.0% in the prior year.

On an adjusted basis, we reported operating earnings of $256.5 million(1) and a 6.3% adjusted operating margin for the fiscal 2023, compared to adjusted operating earnings of $225.7(1) million and a 5.7% adjusted operating margin in the prior year. Diluted earnings per share for the full year totaled $0.55 compared to a loss per share of $0.37 last year. On an adjusted basis, diluted earnings per share totaled $1.85(1) in the fiscal year compared to $1.92(1) in fiscal 2022.

We reported a net operating cash inflow of $162.9 million in fiscal 2023. This is an increase in operating cash inflows of $174.8 million from the prior year, driven by a combination of increased earnings and a reduction in working capital. Capital expenditures for the year totaled $83.3 million, and the Company paid $57.1 million in dividends. The Company ended the fiscal year with a cash position of $223.5 million.
(1) Non-GAAP measurements; see Appendix A for reconciliations and explanations.
2023 Proxy Statement 5

CORPORATE GOVERNANCE AND BOARD MATTERS
Board Governance Guidelines
Our Board of Directors is committed to sound and effective corporate governance practices, ethical conduct, and strong oversight of key topics such as enterprise risk management, executive compensation, and cybersecurity, among others. These practices reflect the Board’s long-standing philosophy that a proper structure, appropriate policies and procedures, and reflective cultural factors provide the cornerstone to good governance. The Board documented those practices by adopting our Board Governance Guidelines (the “Guidelines”). These Guidelines address governance philosophy, director responsibilities, the composition of the Board, required Board meetings and materials, and other corporate governance matters. Under the Guidelines, a majority of the members of our Board must qualify as “independent” under the Nasdaq listing rules. Our Guidelines also require the Board to have, among other committees, an Audit Committee, a Compensation Committee, and a Governance and Corporate Responsibility Committee, and that each member of those committees qualifies as an independent director under the Nasdaq listing standards. Our Guidelines are available for review on our website at www.millerknoll.com/investor-relations/corporate-governance/governance-guidelines.

Leadership Structure
The Board believes the roles of Chief Executive Officer (CEO) and Chairperson of the Board should normally be separated. However, the Guidelines state that, if the positions are combined, the Board is to closely monitor the performance and working relationship between the CEO/Chairperson and the Board. In addition, if the positions are combined, the Board will establish a Lead Director who is an independent director, has appropriate authority and duties to act as a liaison between directors and the CEO/Chairperson, and chairs meetings of the independent directors. Consistent with our Guidelines, the roles of CEO and Chairperson are currently separate. Mr. Volkema currently serves as Chairman of the Board. As Mr. Volkema is not an employee of the Company, he serves as a non-executive Chairman.

Director Independence
As required by our Guidelines, our Board has determined that each of our directors, other than Ms. Owen, qualifies as an “independent director,” as defined in the Nasdaq listing rules, and that none of those independent directors has a material relationship with the Company. The Board’s determination was made as a result of its review of a summary of completed individual questionnaires addressing the nature and extent of each member’s relationship with the Company and taking into consideration the definition of “independent director” under the Nasdaq rules. Our Board also determined that each member of the Audit Committee, Compensation Committee, and Governance and Corporate Responsibility Committee meets the independence requirements applicable to those committees as prescribed by the Nasdaq listing rules and, as to the Audit Committee, the applicable rules of the SEC.

Board Tenure
On average, our directors have 11.3 years of tenure on the Board.
6 MillerKnoll, Inc.

Board Diversity

Board Diversity Matrix as of August 18, 2023
Board Size
Total Number of Directors	10
	Female	Male	Non-Binary	Did Not Disclose
Part I - Gender Identity
Directors	4	6	—	—
Part II - Demographics Background
African American or Black	1	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	0
Did not disclose demographic background	—	—	—	—

The Board’s Role in Risk Oversight
Under the Guidelines, the Board of Directors is responsible for evaluating CEO performance, monitoring succession planning, reviewing the Company’s major financial objectives, evaluating whether the business is being properly managed, and overseeing the processes for maintaining the integrity of the Company with respect to our financial statements, public disclosures, and compliance with laws. The Board has delegated the primary oversight for managing the risk with respect to some of these responsibilities to various Board committees as described in the committee charters.
The following chart outlines our risk management structure and responsibilities:

BOARD OF DIRECTORS Oversees Major Risks
•Business Strategy •Operational	•Financial •Cybersecurity	•Reputation and Brand •Legal and Compliance	•CEO Succession and Compensation

Audit Committee Primary Risk Oversight	Compensation Committee Primary Risk Oversight	Governance and Corporate Responsibility Committee Primary Risk Oversight
•Accounting and Financial Reporting •Internal Controls •Enterprise Risk Management Program •Data Privacy and Information Security and Cybersecurity •Legal and Compliance	•Executive Officer Compensation •Incentive Compensation Programs •Workforce Human Capital Management

•Governance Structure and Practices
•Board Succession
•Shareholder Concerns
•Most Environmental, Social, and Governance (ESG) Matters, including Sustainability and Diversity, Equity, Inclusion, and Belonging (DEIB)

MANAGEMENT Key Risk Responsibilities
•Operations Identify and Manage Business Risks	•Corporate Functions Help Create Risk Framework, Including Defining Boundaries and Monitoring Risk	•Internal Audit Provides Assurance on Internal Controls and Governance Processes

2023 Proxy Statement 7

As part of the enterprise risk management process, the Company’s management annually engages in an enterprise risk management process, the key output of which is a series of risk matrices intended to identify and categorize strategic risks. The matrices also identify (1) those members of senior management who are responsible for monitoring each major risk, and (2) whether that risk is reviewed by the Board or a committee of the Board. The development of the matrices is facilitated by our Business Risk Group (the internal audit function of the Company), through discussions with senior management. Management and the Business Risk Group annually review and discuss the risk assessment process, top enterprise risks, and mitigation plans to address the top enterprise risks with the Audit Committee and full Board, as appropriate.

During the past fiscal year, our independent compensation consultant, Pay Governance, reviewed our compensation policies and practices to determine if those policies or practices are reasonably likely to have a material adverse impact on the Company. The Business Risk Group reviewed and agreed with Pay Governance’s report and confirmed the results with the Audit Committee in April 2023. In conducting its review of the compensation plans, the Audit Committee considered both the structure of the compensation plans and the presence of risk-mitigating features such as, multi-year earning requirements, vesting provisions, and clawback provisions. Based on the evaluation, the Audit Committee agreed with management’s determination that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Code of Business Conduct and Ethics
Our Board has adopted a Code of Business Conduct and Ethics that applies to all our employees, officers, and directors. It also serves as the code of ethics for our CEO and senior financial officers. This code is posted on our website at www.millerknoll.com/legal/code-of-business-conduct-and-ethics. Any changes to or waivers of the code involving any financial officer, executive officer, or member of our Board must be approved by the Board of Directors or the Governance and Corporate Responsibility Committee of the Board. If we are required by SEC rules to publicly disclose any such changes or waivers, we intend to do so on our website, millerknoll.com/investor-relations. The code was last materially modified in July 2021. The code is reviewed annually; there were no modifications to, or waivers of, the code in fiscal 2023. The code meets the requirements of the Nasdaq listing rules.

Meeting Attendance
Each of our directors is expected to attend all meetings of the Board and applicable Committee meetings. Directors are encouraged to join the webcast for the Annual Meeting of Shareholders and all of our then-current directors did so for our 2022 Annual Meeting. During fiscal 2023, the Board held five meetings, and each director attended more than 86% of the aggregate number of meetings of our Board and the Board Committees on which they served. Consistent with the requirements of our Guidelines, the independent members of our Board met in executive sessions without the presence of management after each regularly scheduled Board meeting.

Communications with the Board
Shareholders and other parties interested in communicating directly with one or more of our directors may do so by writing to Corporate Secretary of the Company, MillerKnoll, Inc., 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302. The Corporate Secretary will forward all relevant correspondence to the director or directors to whom the communication is directed.

Director Nominations
Our Bylaws contain certain procedural requirements applicable to shareholder nominations of directors. A summary of those requirements is set forth below, but shareholders should review our Bylaws for additional details.

Shareholders may nominate a person to serve as a director if they provide written notice to us not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders. However, if the date of the Annual Meeting of Shareholders is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder must be received not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the date of such Annual Meeting of Shareholders or, if the first public announcement of the date of such Annual Meeting of
8 MillerKnoll, Inc.

Shareholders is less than 100 days prior to the date of such meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. With respect to an election to be held at a special meeting of shareholders called for that purpose, written notice must be provided not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

The notice must include certain detailed information regarding the shareholder giving the notice, the beneficial owner (if any) on whose behalf the nomination is made, and their respective affiliates and associates or others acting in concert with the foregoing, including (but not limited to): (1) information regarding such persons’ ownership of Company securities, derivative arrangements and short interests with respect to the Company’s securities, and certain other interests with respect to the Company, the details of which are set forth in our Bylaws; (2) all information that would be required to be set forth in a Schedule 13D filed pursuant to SEC rules if such a statement were required to be filed by such persons; (3) any other applicable information relating to such persons that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”); (4) a representation that the shareholder is a current record holder, will continue to hold those shares through the date of the meeting, intends to attend the meeting in person or by proxy, intends to deliver a proxy statement and form of proxy to holders of at least 67% of the voting power of all outstanding stock of the Company entitled to vote in the election of directors (or any such other percentage required under applicable law), and has complied with all applicable law in connection with its acquisition of the Company’s securities and its acts or omissions as a shareholder of the Company; (5) for each proposed nominee: (a) all information relating to that person that would be required to be disclosed in a proxy statement required to be made in connection with solicitations for proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act including that person’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected, and (b) a description of all direct and indirect compensation and other material monetary arrangements existing during the past three years, as well as any other material relationships, between or among the shareholders (and beneficial owner, if any) and their respective affiliates and associates and the proposed nominee and his or her respective affiliates and associates, including all information required to be disclosed pursuant to Item 404 under SEC Regulation S-K; and (6) a completed and signed questionnaire from each nominee with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made. The shareholder must also deliver to the Company reasonable evidence that the shareholder has complied with the requirements of Rule 14a-19 of the Exchange Act and such other information as may be reasonably required by the Company or the Board of Directors to, among other things, determine the eligibility of such nominee to serve as a director of the Company.

Our Governance and Corporate Responsibility Committee is responsible for reviewing the qualifications and independence of the members of the Board. To meet the needs of the Company in a rapidly changing environment, the Guidelines explain that the Company requires a high-performing Board of Directors whose members meet the specific resource needs of the business and possess the necessary skills and expertise determined to support our business. To that end, the Governance and Corporate Responsibility Committee considers a number of factors it deems appropriate when considering candidates for the Board. Such factors may include experience and knowledge of the Company’s history and culture; technical experience and backgrounds such as manufacturing, design, marketing, technology, finance, management structure, and philosophy; experience as a senior executive of a public company; and diversity, which may include but not be limited to diversity of gender, ethnicity, age, neurodiversity, geographic origin, and diversity reflecting our employees, the communities we serve, and our customers. The Governance and Corporate Responsibility Committee may also consider experience in a variety of industries in annually assessing and reviewing the current slate of directors and potential director candidates as the need arises. The Governance and Corporate Responsibility Committee is responsible for assessing the appropriate skills and characteristics required of Board members. These factors, and others as considered useful by the Governance and Corporate Responsibility Committee or the Board, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.

A shareholder may also make a recommendation to the Governance and Corporate Responsibility Committee regarding any individual that the shareholder desires the Committee to consider for possible nomination as a candidate for election
2023 Proxy Statement 9

to the Board. The Board evaluates all candidates, including those that shareholders recommend, in the same manner and under the same standards.

Under our Bylaws and Guidelines, no person may be elected as a director after he or she attains age 72, and a director who attains age 72 while in office is required to tender his or her written resignation, which resignation shall be effective as of (or no later than) the Annual Meeting of Shareholders at which or immediately after which such person attains age 72.

Director Compensation
The Director Compensation for Fiscal 2023 table presented below provides information on the compensation of each director for fiscal 2023. The standard annual compensation of each director is $230,000. The Audit Committee Chair receives an additional $20,000, and the Chairs of the Compensation Committee and the Governance and Corporate Responsibility Committee each receive an additional $15,000. The Chairperson of the Board of Directors receives additional annual compensation of $120,000 and is eligible to participate in the Company’s health insurance plan. Ms. Owen, the Company’s President and CEO, does not receive any additional compensation for serving on the Board of Directors.

In 2023, the annual compensation and any chairperson fees or additional fees (collectively, the “Annual Fee”) was payable by one or more of the following forms, as selected by each director: (1) in cash, (2) in Company shares valued as of January 15, (3) in stock options valued as of January 15 under the Black-Scholes model, (4) in deferred cash as a credit under the Amended and Restated MillerKnoll, Inc. Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”) described below, or (5) as a contribution to the MillerKnoll Educational Scholarship Fund.

Stock Compensation
At least 50% of each director’s Annual Fee must be elected in one or more of the permissible forms of equity, which includes direct issuance of shares, deferred stock units issued under the Deferred Compensation Plan described below, or stock options to purchase shares of our stock. Subject to certain exceptions, options are not exercisable prior to the first anniversary of the award date and expire 10 years after the date of the grant. The option price is payable upon exercise in cash or, subject to certain limitations, in shares of our stock already owned by the optionee or in a combination of shares and cash.

Deferred Compensation
The Director Deferred Compensation Plan allows non-employee directors of the Company to defer a portion of his or her annual director fees in either a deferred cash account or in deferred restricted stock units (“deferred stock units”).

In the deferred cash account, each account is credited with a number of units equal to a number of shares of the investment selected by the director in certain investment options which do not include Company stock. The initial value of the deferral is equal to the dollar amount of the deferral, divided by the per share fair market value of the selected investment at the time of the deferral. The units are credited with any dividends paid on the investment. The Company maintains a Rabbi Trust to fund its obligations under this plan.

If elected, deferred stock units are credited to the director in a separate deferred stock account with each unit representing one equivalent share of the Company’s common stock to be issued after the deferral period. The deferred stock units are valued at the market price of the Company’s common stock on the date of grant, and the value of the units credited are expensed on the date of grant. Each time a dividend is paid on the Company’s common stock, the director is credited with additional deferred stock units in proportion to the amount of the dividend. At the time(s) specified by the director for receipt of this deferred compensation, these deferred amounts will be paid to the director in shares of the Company’s common stock. The units do not entitle the directors to the rights of holders of common stock, such as voting rights, until shares are issued.

10 MillerKnoll, Inc.

Stock Ownership Guidelines
Director stock ownership guidelines have been in effect since 1997. These guidelines, like those applicable to management, are intended to reinforce the importance of linking shareholder and director interests. It is the policy of the Board that all directors, consistent with their responsibilities to our shareholders, hold an equity interest in the Company. Toward this end, the Board requires that each director have an equity interest after one year on the Board, and the Board encourages each director within five years after joining the Board to have shares of common stock or options for common stock of the Company with a value of at least five times the amount of the annual cash retainer paid to each director.

Other
Directors are reimbursed for travel and other necessary business expenses incurred in the performance of their services for the Company, and they are covered under our business travel insurance policies and the Director and Officer Liability Insurance Policy.

Perquisites
Some directors’ spouses or partners accompany them to Board meetings. The Company pays for their expenses, as well as some amenities for the directors and their spouses or partners, including some meals and social events. The total of these perquisites is less than $10,000 per director per year. Directors are approved to purchase company products under employee discount pricing. Except where noted in the table footnotes below, the value of this perquisite was less than $10,000 for all directors.

Director Compensation for Fiscal 2023

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
David A. Brandon	122,500	122,500	17,042	262,042
Douglas D. French	115,000	115,000	0	230,000
John R. Hoke III	122,500	122,500	0	245,000
Lisa A. Kro	125,000	125,000	0	250,000
Heidi J. Manheimer	115,000	115,000	0	230,000
Candace S. Matthews	115,000	115,000	0	230,000
Michael C. Smith	75,900	154,100	0	230,000
Michael R. Smith	69,000	161,000	0	230,000
Michael A. Volkema	175,000	175,000	0	350,000
(1)Amounts shown include those amounts that may be deferred under the MillerKnoll, Inc. Director Deferred Compensation Plan, described above. These amounts may also reflect fees payable to the director that the director has elected to contribute to the MillerKnoll Educational Scholarship Fund (“Fund”), which awards college scholarships to children of employees. During fiscal 2023, seven of the directors contributed a portion of their annual fees to the Fund.
(2)Amounts represent the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in the Company’s Consolidated Financial Statements for the fiscal year ended June 3, 2023, included in our Annual Report on Form 10-K.
(3)Represent value received on product purchases under the employee discount program.

As of June 3, 2023, no member of the Board of Directors had outstanding stock options.
2023 Proxy Statement 11

BOARD COMMITTEES
Our Board has three standing committees as discussed below. Committee responsibilities are detailed in written charters, current copies of which are available on our website at www.millerknoll.com/investor-relations/corporate-governance/board-committees.

Governance and Corporate Responsibility Committee
We have a Governance and Corporate Responsibility Committee comprised of John R. Hoke III (Chair), Heidi J. Manheimer, Candace S. Matthews, and Michael R. Smith. The Governance and Corporate Responsibility Committee develops and recommends governance standards and policies and recommends director compensation to the Board, including that of the Chairperson of the Board. In addition, the Committee identifies and recommends candidates for election to the Board. The Committee also reviews and assesses the effectiveness of the Company’s goals and objectives relating to environmental, social, and governance responsibility, stewardship, and sustainability practices, and recommends to the Board such measures and actions deemed appropriate by the Committee. The Committee met four times during the last fiscal year.

Audit Committee
We have an Audit Committee comprised of Lisa A. Kro (Chair), Douglas D. French, Michael C. Smith, and Michael R. Smith. The Board has determined that Ms. Kro is qualified as an “audit committee financial expert” within the meaning of the applicable SEC regulations. This Committee, composed entirely of independent directors under the applicable Nasdaq listing rules, as well as the requirements of the Sarbanes-Oxley Act of 2002, is responsible for overseeing management’s reporting practices, internal controls, compliance framework, and enterprise risk management on behalf of the Board of Directors. This oversight includes the quarterly evaluation of the Company’s cybersecurity risks, which are regularly reported to and discussed among members of the Board of Directors, in addition to an annual cybersecurity update to the Board of Directors. The Committee is also responsible for appointing, approving the compensation of, and overseeing our independent registered public accounting firm. The Audit Committee met eight times during the last fiscal year.

Compensation Committee
We have a Compensation Committee comprised of David A. Brandon (Chair, through October 16, 2023), Douglas D. French, Heidi J. Manheimer, and Michael C. Smith (Chair, effective October 17, 2023). The Compensation Committee recommends the annual executive incentive plan and the annual compensation of our Chief Executive Officer and President to the Board, approves the annual compensation and executive incentive plan for other executive officers, approves the grants of employee equity awards, and acts as the administrative committee for our equity-based compensation plans. A description of the Committee’s processes and procedures for the consideration and determination of executive and director compensation is set forth in the CD&A – Roles and Responsibilities in Setting Officer Executive Compensation section of this Proxy Statement. The Committee met four times during the last fiscal year.

Compensation Committee Interlocks and Insider Participation
Our Compensation Committee during fiscal 2023 consisted of David A. Brandon (Chair), Douglas D. French, Heidi J. Manheimer, and Michael C. Smith, none of whom is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related party. In addition, no current executive officer of the Company has ever served as a member of the Board of Directors or Compensation Committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
12 MillerKnoll, Inc.

PROPOSAL 1 - ELECTION OF DIRECTORS
The Board of Directors of the Company has nominated Candace S. Matthews, Andi R. Owen, and Michael R. Smith for election as directors to serve three-year terms expiring at the 2026 Annual Meeting. The three nominees are incumbent directors, previously elected by our shareholders. The Board approved each of the nominees following the recommendation of our Governance and Corporate Responsibility Committee.

More information about the nominees, as well as directors who will continue in office following the Annual Meeting, is provided below. Unless otherwise directed by a shareholder’s proxy, the persons named as proxy holders in the accompanying proxy will vote for the nominees named above. If any of the nominees becomes unavailable, which we do not anticipate, then the Board of Directors may designate substitute nominees at its discretion, in which event your proxy will be voted for such substituted nominees unless you have withheld authority to vote for directors. Shares cannot be voted for a greater number of people than the number of nominees named.

Our Bylaws provide that each director will be elected by the majority of the votes cast with respect to that director’s election at any meeting of shareholders for the election of directors, other than a contested election. A majority of the votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes “withheld” with respect to that director’s election. In a contested election, each director will be elected by a plurality of the votes cast with respect to that director’s election at the meeting. An election is considered contested if the number of persons properly nominated to serve as directors exceeds the number of directors to be elected at that meeting.

In an uncontested election of directors, any nominee for director who is already serving as a director and receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “majority against vote”) is required to promptly tender his or her offer of resignation. Abstentions and broker non-votes are not counted as votes cast either “for” or “withheld” with respect to that director’s election. The Governance and Corporate Responsibility Committee of the Board will then promptly consider the offer of resignation submitted by a director receiving a majority against vote, and that Committee will recommend to the Board whether to accept or reject the tendered offer of resignation or whether other action is recommended.

The Board must act on the tendered offer of resignation no later than 90 days following the certification of the shareholder vote for the meeting at which the election occurred. In considering the Committee’s recommendation, the Board will consider the factors presented by the Committee and such additional information and factors the Board believes to be relevant. The Company will promptly publicly disclose the Board’s decision on whether to accept the resignation as tendered, including a full explanation of the process by which the decision was reached and the reasons for the Board’s decision. Any director who tenders a resignation pursuant to those procedures may not participate in the Committee recommendation or the Board consideration regarding whether to accept the tendered resignation.

The Board of Directors currently consists of 10 directors, 9 of whom are independent. On March 9, 2023, David A. Brandon submitted his resignation as a director of the Company, effective as of the date of this year’s Annual Meeting, as a result of his retirement from the Board. Consequentially, on October 16, 2023, the Board will be reduced to 9 members. Mr. Brandon has served the Company with great commitment, unique insight, and full engagement since 2011. The maximum number of directors for the Board is 13. Our Bylaws require that directors be divided into three classes, each class to be as nearly equal in number as possible. Members of each class hold office until the third succeeding annual meeting following their election and until their successors are duly elected and qualified or until their removal or resignation.

The Board of Directors recommends a vote FOR the election of each of the nominees to serve as directors.

Information about the Nominees and Directors
Certain information with respect to the nominees for election at the Annual Meeting, as well as for each of the other directors (other than Mr. Brandon), is included on the following pages, including their names, ages, a brief description of their recent business experience (including present occupations and employment), certain directorships that each person held during the last five years, and the year in which each person became a director of the Company. We have also included additional information about each director describing some of the specific experiences, qualifications, attributes, or skills that each one possesses which the Board believes has prepared them to be effective directors.
2023 Proxy Statement 13

Nominees for Election as Directors for Terms to Expire in 2026

Candace S. Matthews, Age 64, Director since 2020

Principal Occupation(s) During Past Five Years: Chief Reputation Officer, Amway, 2019 – May 2021 Regional President Americas, Amway, 2014 – 2020	Other Public Directorships: Société Bic S.A. AptarGroup, Inc.

Ms. Matthews is the former Chief Reputation Officer of Amway Corporation, a leading health and wellness company and the world’s largest direct selling channel. Her tenure at Amway includes serving as Regional President Americas from 2014 to 2020 and Chief Marketing Officer from 2007 to 2014. Ms. Matthews has over 20 years of leadership experience across a variety of highly competitive consumer-product industries, including L’Oréal S.A., the Coca-Cola Company, CIBA Vision Corporation, Bausch + Lomb, Procter & Gamble, and General Mills. She currently sits on the Board of Directors of Société Bic S.A., having been appointed in 2017 where she currently sits on the Audit Committee and is the Chair of the Nominations, Governance and Corporate Social Responsibility Committee, and was appointed to the Board of Directors of AptarGroup, Inc. in June 2021, where she is now Chair of the Board as of May 2023 and sits on the Corporate Governance Committee.

Ms. Matthews’ extensive experience in corporate social responsibility, consumer marketing, and brand management brings significant expertise as we continue to accelerate our focus on strategic growth and culture-building objectives.

Andi R. Owen, Age 58, Director since 2018

Principal Occupation(s) During Past Five Years: President and CEO, MillerKnoll, Inc., since 2018	Other Public Directorships: Taylor Morrison Home Corp

Ms. Owen serves as the Company’s President and Chief Executive Officer, a role she has held since August 2018. Prior to joining the Company, she served a 25-year career at Gap Inc., where she most recently acted as Global President of Banana Republic, from 2014 to 2017, leading 11,000 employees in over 600 stores across 27 countries.

Ms. Owen is the only member of Company management on the Board of Directors. She has a diversified skill set that aligns with the strategic direction of MillerKnoll, Inc. today, ranging from digital and omni-channel transformation to design, development, and supply chain management, making her an important contributor to the Board.

Michael R. Smith, Age 59, Director since 2021

Principal Occupation(s) During Past Five Years: Executive Vice President and Chief Financial Officer, McCormick & Company, Inc., since 2016	Other Public Directorships: None

Mr. Smith is Executive Vice President and Chief Financial Officer for McCormick & Company, Inc., a publicly-held food company. Over his 30-year career with McCormick he has served in a variety of financial leadership roles including Senior Vice President Capital Markets and Chief Financial Officer for North America, Chief Financial Officer for EMEA, Vice President Treasury and Investor Relations, and Vice President Finance and Administration for U.S. Consumer Products. Mr. Smith is a certified public accountant and prior to joining McCormick, he began his career at Coopers & Lybrand.

Mr. Smith’s financial leadership in areas including strategic planning, cost management, shared services, and acquisitions provide a critical perspective to management and the Board of Directors.

The Governance and Corporate Responsibility Committee has not received any nominations from any of our shareholders in connection with our 2023 Annual Meeting.
14 MillerKnoll, Inc.

Directors Whose Terms Expire in 2024

Douglas D. French, Age 69, Director since 2002

Principal Occupation(s) During Past Five Years: Managing Director, Santé Health Ventures, since 2007	Other Public Directorships: None

Mr. French has served as the founding partner of Santé Health Ventures, an early-stage healthcare venture fund, since 2007. Prior to joining Santé Health Ventures, he served as the President and Chief Executive Officer of Ascension Health, the largest not-for-profit health system in the US. Mr. French has also served as CEO for St. Mary's Medical Center and St. Vincent Health System, both of Midwest Indiana. He has more than three decades of health management experience, including serving as a director for numerous public and private companies.

Mr. French’s governance experience, as well as his leadership roles and expertise in the health management industry, provides a valuable resource to management and the Board of Directors.

John R. Hoke III, Age 58, Director since 2005

Principal Occupation(s) During Past Five Years: Chief Design Officer, Nike, Inc. since 2017 Vice President, Nike Global Design, 2010 – 2017	Other Public Directorships: None

Since joining Nike, Inc., a marketer of athletic footwear, apparel, equipment, accessories, and services, in 1993, Mr. Hoke has led the communication of Nike’s culture of creativity internally and externally. He is currently the Chief Design Officer of Nike, Inc., having previously served as Vice President of Global Design from 2010 to 2017, inspiring and overseeing an international team of designers. Mr. Hoke has also served as a director to several not-for-profit organizations relating to art and design.

Mr. Hoke’s design expertise, both domestically and internationally, including his leadership role in a major global enterprise, brings an additional, insightful perspective to our Board of Directors.

Heidi J. Manheimer, Age 60, Director since 2014

Principal Occupation(s) During Past Five Years: Executive Chairman, Surratt Cosmetics LLC since 2017	Other Public Directorships: None

Ms. Manheimer is the Executive Chairperson of Surratt Cosmetics LLC, a customizable beauty products and cosmetics company. Ms. Manheimer was an independent consultant from 2015 to 2017, served as the Chief Executive Officer of Shiseido Cosmetics America, a global leader in skincare and cosmetics, from 2006 to 2015, as President of US Operations from 2002 to 2006, and as Executive Vice President and General Manager from 2000 to 2002. Prior to that, she spent seven years at Barney’s New York and seven years at Bloomingdale’s in the beauty care divisions, rising to senior leadership positions within each company. Ms. Manheimer currently sits on the Board of Directors of Burton Snowboards, having been appointed in 2006. For many years, she has served on nonprofit and trade association boards, and she was elected Chairwoman of the Cosmetic Executive Women Foundation in 2014.

Ms. Manheimer’s extensive experience as a senior executive in the retail industry, experience with both eCommerce and international business practices, and service as a board member for both for-profit and nonprofit businesses provide a valuable resource to management and the Board of Directors.

2023 Proxy Statement 15

Directors Whose Terms Expire in 2025

Lisa A. Kro, Age 58, Director since 2012

Principal Occupation(s) During Past Five Years: Chief Financial and Administrative Officer, Ryan Companies since 2019 Co-Founder, Managing Director, Mill City Capital L.P., 2010 – 2018	Other Public Directorships: First Solar, Inc.

Ms. Kro is the Chief Financial and Administrative Officer at Ryan Companies, a national real estate services company. From 2010 to 2018 she co-founded and was Managing Director at the private equity firm Mill City Capital. From 2004 to 2010, Ms. Kro was the Chief Financial Officer and a Managing Director of Goldner Hawn Johnson & Morrison, also a private equity firm. Prior to joining Goldner Hawn, she was a partner at KPMG LLP, an international public accounting firm.

Ms. Kro’s service in auditing, as well as her experience in the finance and capital environments, enable her to contribute to a number of financial and strategic areas of the Company. Her experience on other boards, including serving as the financial expert on the Audit Committee of another publicly traded company, First Solar, Inc., contributes to the oversight of the Company’s financial accounting controls and reporting.

Michael C. Smith, Age 53, Director since 2019

Principal Occupation(s) During Past Five Years:
Co-founder and General Partner, Footwork since 2021
President and Chief Operating Officer, Stitch Fix, Inc., 2019 – 2021
Chief Operating Officer, Stitch Fix, Inc., 2017 – 2018
Other Public Directorships: Ulta Beauty, Inc.

Mr. Smith is the Co-Founder and General Partner of Footwork Venture Capital, an early-stage venture capital firm. He previously served as President, Chief Operating Officer (COO), and interim Chief Financial Officer of Stitch Fix, an online personal styling platform with more than 2.9 million clients. Prior to Stitch Fix, he was COO at Walmart.com, overseeing all operations for a $5 billion division, including one of the most successful multichannel offerings in the industry. Mr. Smith has been an innovative leader in the digital and fast-paced online consumer sectors for more than 15 years, with leadership positions in eCommerce, operations, customer experience, and finance. He joined Stitch Fix in 2012 and was instrumental in helping to scale the business from a small start-up to the innovative public company it is today.

Mr. Smith’s expertise and passion for building smart, efficient, and customer-centric online experiences helps us improve our customer experience initiatives and the growth of our global businesses.

Michael A. Volkema, Age 67, Director since 1995

Principal Occupation(s) During Past Five Years: Chairman of the Board, MillerKnoll, Inc., since 2000	Other Public Directorships: Wolverine Worldwide, Inc. From December 2005 – May 2021

Mr. Volkema has been Chairman of the Board of Directors of MillerKnoll, Inc. since 2000, serving as non-executive Chairman since 2004. He also served as CEO and President of the Company from 1995 to 2004. Mr. Volkema has more than 30 years of experience as a senior executive in the home and office furnishings industry. This experience includes corporate leadership, branded marketing, international operations, and public company finance and accounting through audit committee service.

Mr. Volkema is a key contributor to the Board based upon his knowledge of the Company’s history and culture, operational experience, board governance knowledge, service on boards of other publicly held companies, and industry experience.

16 MillerKnoll, Inc.

PROPOSAL 2 - RATIFICATION OF AUDIT COMMITTEE’S SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 1, 2024. Representatives of KPMG LLP will participate in the Annual Meeting of Shareholders and will be available to respond to appropriate questions. Shareholders may submit questions online at www.virtualshareholdermeeting.com/MLKN2023. The KPMG LLP representatives will have the opportunity to make a statement if they so desire.

Although the submission of this matter for approval by shareholders is not legally required, our Board of Directors believes that such submission follows sound corporate business practice and is in the best interests of our shareholders. If our shareholders do not approve the selection of KPMG LLP, the selection of this firm as our independent registered public accounting firm will be reconsidered by the Audit Committee. This ratification of the appointment of KPMG requires the affirmative vote of a majority of the votes cast on this proposal. Unless otherwise instructed by you, brokers, banks, and other street name holders will have the discretionary authority to vote your shares on this matter.

The Board of Directors recommends a vote FOR this proposal to ratify the appointment of KPMG LLP as our Company’s independent registered public accounting firm for fiscal 2024.

Disclosure of Fees Paid to Independent Auditors
The following table summarizes the aggregate fees billed to us by KPMG LLP for the fiscal years ended as shown below:

Fiscal Year Ended ($ in millions)	June 3, 2023	May 28, 2022
Audit Fees (1) (2)	$4.7	$6.2
Audit-Related Fees	—	—
Tax Fees (3)	0.7	2.3
Total	$5.4	$8.5
(1)Includes fees billed for the audit of and accounting consultations related to our Consolidated Financial Statements included in our Annual Report on Form 10-K, including the associated audit of our internal controls, the review of our financial statements included in our quarterly reports on Form 10-Q, and services in connection with statutory and regulatory filings.
(2)Fiscal year 2022 included $1.6 million related to the audit work surrounding purchase accounting for the Knoll acquisition.
(3)Comprised of fees billed for a diverse range of tax compliance, tax advice, and tax planning across the organization. Fiscal 2022 included $0.9 million related to a one-time filing for Knoll’s tax return for the pre-acquisition stub-period as well as for Knoll subsidiary tax returns and work related to transfer pricing for the Knoll entities. Also included was $0.5 million for work related to obtaining tax credits.

Our Audit Committee has adopted a policy for pre-approving services performed by our independent registered public accounting firm and other firms. This policy requires the Audit Committee’s pre-approval of all services that may be provided by our independent registered public accounting firm and certain audit services provided by other firms. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

2023 Proxy Statement 17

REPORT OF THE AUDIT COMMITTEE
Our Audit Committee’s purpose is to oversee the accounting and financial reporting processes of the Company, the audits of our financial statements and Management’s assessment of internal controls, the qualifications of the public accounting firm engaged as the Company’s independent registered public accounting firm, and the performance of our internal auditors and independent registered public accounting firm. The Committee’s function is more fully described in its charter, which the Board has adopted and is available on our website at https://millerknoll.gcs-web.com/2023-audit-committee-charter. The Committee reviews the charter on an annual basis. The Board annually reviews the Nasdaq listing rules definition of independence for Audit Committee members and has determined that each member of the Committee meets that standard.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Our independent registered public accounting firm, KPMG LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with US Generally Accepted Accounting Principles (GAAP). KPMG LLP is also responsible for auditing and providing an opinion on the effectiveness of our internal control over financial reporting.

The Audit Committee of the MillerKnoll, Inc. Board of Directors (“Committee” or “we”) has reviewed and discussed with Management and KPMG LLP the Company’s audited financial statements for the year ended June 3, 2023, Management’s assessment of the effectiveness of the Company’s internal controls over financial reporting, and KPMG LLP’s evaluation of our internal controls over financial reporting.

The Committee has discussed with KPMG LLP the results of the independent auditors’ examinations and the judgments of the independent auditors concerning the quality, as well as the acceptability, of the Company’s accounting principles and such other matters that we are required to discuss with the independent auditors under applicable rules, regulations, or generally accepted auditing standards, including the matters required to be discussed by applicable rules of the Public Company Accounting Oversight Board (PCAOB). We have also received and reviewed the written disclosures and the letter from KPMG LLP per the applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee around independence and we have discussed with KPMG LLP their independence including a consideration of the compatibility of non-audit services with their independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended June 3, 2023, and we selected KPMG LLP as the independent auditor for fiscal 2024. The Board recommends that shareholders ratify the selection of KPMG LLP at the Annual Meeting.

Audit Committee of the Board of Directors
Lisa A. Kro, Chair
Douglas D. French
Michael C. Smith
Michael R. Smith
18 MillerKnoll, Inc.

PROPOSAL 3 - ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Consistent with our Board’s recommendation, as approved by our shareholders and as required pursuant to Section 14A of the Exchange Act, we allow our shareholders the opportunity to vote on the compensation of the executive officers named in this Proxy Statement (our “Named Executive Officers” or “NEOs”) on an advisory and annual basis, the “say-on-pay” proposal. Thus, you are asked to vote upon the following resolution at this year’s Annual Meeting.

The Compensation Committee (the “Committee”) has considered the results of the 2022 advisory vote on executive compensation in which more than 93% of the votes cast were voted for the approval, on an advisory basis, of the compensation of our Named Executive Officers as described in the 2022 Proxy Statement. Consistent with those voting results, the Committee believes that the total compensation paid to the Chief Executive Officer (CEO) and the other Named Executive Officers (the “Other NEOs”), as disclosed in the Compensation Discussion and Analysis (CD&A) section, is fair and appropriate and should be approved by our shareholders. The compensation of the Named Executive Officers is designed to vary with the results of the business and reward consistent improvement in the results delivered to shareholders. The incentive compensation each executive earns each year is directly tied to our financial and operational performance against the criteria approved by the Committee and Board. The Committee believes that the compensation paid to each NEO, as disclosed in the CD&A section, is appropriate in light of the Company’s and each officer’s performance during the fiscal year. In addition, each of the elements of compensation, and the total compensation opportunity at target for each officer, has been benchmarked against comparable positions in the competitive market.

Shareholders are being asked to approve the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for this Annual Meeting pursuant to the rules of the SEC, including the Compensation Discussion and Analysis section, the compensation tables, and narrative disclosure, is hereby APPROVED.”

The Board of Directors recommends a vote FOR the approval of the advisory vote on the compensation of our Named Executive Officers.

This vote is advisory and non-binding; however, the Board of Directors and Committee will review and consider the voting results in connection with future deliberations concerning our executive compensation program.

2023 Proxy Statement 19

PROPOSAL 4 - ADVISORY VOTE TO APPROVE THE PREFERRED FREQUENCY OF THE ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
We are also offering our shareholders the opportunity to vote on how often the Board should ask our shareholders to provide an advisory vote on executive compensation, the “say-on-frequency” proposal. The Board believes that because our current executive incentive targets are set annually, an annual vote on executive compensation is most appropriate.

You may choose to vote in any one of four manners on the proxy. You may indicate that you prefer this vote every one, two, or three years or you may abstain. If no choice is specified, the shares represented by your proxy will be voted in favor of the Board’s recommendation that the vote be conducted every year. The shareholder vote on this issue is advisory. Because it is not binding upon us, the Committee and our Board of Directors may decide it is in the best interest of our shareholders and our Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders. However, the Committee and the Board will consider the outcome of the “say-on-frequency” vote when deciding on how frequently to hold the “say-on-pay” vote.

The Board of Directors recommends a vote FOR the approval of the proposed advisory vote on executive compensation each year.

20 MillerKnoll, Inc.

PROPOSAL 5 - APPROVE THE MILLERKNOLL, INC. 2023 LONG-TERM INCENTIVE PLAN
The Board has adopted, subject to shareholder approval, the MillerKnoll, Inc. 2023 Long-Term Incentive Plan (the “Plan”). The Plan is an amendment and restatement of our existing MillerKnoll, Inc. 2020 Long-Term Incentive Plan approved by our shareholders in 2020. Shareholders are being asked to approve the Plan at the Annual Meeting. The material terms of the Plan are summarized below, and a copy of the Plan is attached as Appendix B to this Proxy Statement. The following summary is subject in its entirety to the specific provisions contained in the complete text of the Plan set forth in Appendix B to this Proxy Statement.

Overview of the Plan
The Plan provides for the grant of a variety of equity-based awards, described in more detail below, such as stock options, including incentive stock options as defined in section 422 of the Internal Revenue Code as amended (the “Code”), stock appreciation rights (SARs), restricted stock and restricted stock units, performance stock units, and other stock-based awards.

Administration
The Plan is administered by the Compensation Committee of the Board (the “Committee”), which is required to consist of no fewer than three non-employee directors, as defined in Rule 16b-3(b)(3) of the Exchange Act. The Committee determines who may participate in the Plan; the types of awards (or combinations thereof) to be granted; the number of shares of common stock to be covered by each award; and the terms and conditions of any award, such as conditions of forfeiture, transfer restrictions, and vesting requirements. The Committee may delegate to one of its members, or to an officer of the Company, any of its powers under the Plan.

Eligibility
The Plan authorizes awards to non-employee directors and all employees of the Company or its subsidiaries. As of August 18, 2023, the Company had 9 non-employee directors and 10,621 employees (including employees of Company subsidiaries). The Committee determines who may participate in the Plan. All future grants under Plan are within the discretion of the Committee.

Shares Authorized for Issuance
As of August 18, 2023, under the 2020 Long-Term Incentive Plan, there were 82,946 shares of common stock available for the grant of future awards; 4,332,480 stock options outstanding with a weighted exercise price of $24.18 and a weighted average remaining term of 8.5 years; and 1,392,073 full-value awards outstanding.

In addition to shares remaining available for issuance under the Company’s 2020 Long-Term Incentive Plan, as a result of the Company’s acquisition of Knoll, Inc. on July 19, 2021, the Company became authorized to grant an additional 982,275 shares of the Company’s common stock (which number of shares has been adjusted to reflect the exchange ratio from the acquisition) previously approved for issuance by the Knoll, Inc. shareholders; however, these shares are available for issuance only to individuals who were employed by Knoll, Inc. or any of its subsidiaries immediately prior to the closing of the acquisition and/or individuals hired by the Company or any of its subsidiaries after the closing of the acquisition. As of August 18, 2023, there were 14,704 shares of common stock remaining available from this share reserve for the grant of future awards; 364,243 stock options outstanding with a weighted exercise price of $20.58 and a weighted average remaining term of 9.8 years; and 331,034 full-value awards outstanding.

The Plan being proposed for shareholder approval will authorize the Company to issue a maximum of 8,397,650 additional shares of the Company’s common stock pursuant to the Plan, bringing the total authorized shares under the Plan to 17,764,945 shares. The additional number of shares includes the remaining share reserve under the Company’s existing 2020 Long-Term Incentive Plan (82,946 shares), the remaining share reserve available as a result of the Company’s acquisition of Knoll, Inc. (14,704 shares), plus an increase of 8,300,000 shares. No additional shares would be issuable pursuant to the MillerKnoll, Inc. 2020 Long-Term Incentive Plan (which is being restated by the Plan proposed for shareholder approval) or the Knoll, Inc. 2021 Stock Incentive Plan.
2023 Proxy Statement 21

Pursuant to the Plan, any shares subject to an award that terminates without the issuance of the shares, including awards that are settled in cash in lieu of shares, will be available again for issuance under the Plan and will increase the total number of shares available for grant by (a) two shares if such share is subject to a full value award, and (b) one share if such share was subject to any other type of award. The number of shares available for issuance under the Plan will not, however, be increased by the number of shares that are (1) tendered by the participant or withheld by the Company in payment of the purchase price of an option, (2) tendered by the participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award, (3) purchased by the Company with proceeds received from the exercise of an option, (4) subject to a SAR that is not issued in connection with the stock settlement of that right upon its exercise, (5) subject to the cancellation of a SAR granted in tandem with an option upon the exercise of the option, and (6) subject to the cancellation of an option granted in tandem with a SAR upon the exercise of that SAR.

Pursuant to the Plan, the maximum value, measured as of the award date, of all awards granted to a non-employee director during any fiscal year is $750,000, which limitation is subject to adjustment from time to time in accordance with the provisions of the Plan.

Types of Awards
The following types of awards may be granted under the Plan.

An “Option” is a contractual right to purchase a number of shares at a price determined at the date the option is granted. The exercise price included in both incentive stock options and nonqualified stock options must equal at least 100% of the fair market value of our stock at the date of the grant. The Plan prohibits the repricing of options. Subject to these limitations, options will be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee and set forth in the option agreement.

A “Stock Appreciation Right” is an award with the right to receive stock or cash of an equivalent value in an amount equal to the difference between the price specified in the SAR and the prevailing market price of the Company’s common stock at the time of exercise. As with options, the per share exercise price for a SAR may not be less than 100% of the fair market value of our stock on the date of grant. The Plan prohibits the repricing of SARs. Except as otherwise provided in the Plan, SARs may not be exercised prior to the first anniversary of the date they are granted. Subject to these limitations, SARs will be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee on the date the award is made.

“Restricted Stock” is an award of common stock granted to an employee for no or nominal consideration. A recipient of a restricted stock award will have all the rights of a shareholder, including the right to vote, and receive dividends once the Restricted Stock becomes vested. In general, shares of restricted stock are subject to forfeiture if the participant does not meet certain conditions such as continued employment over a specified vesting period and/or the attainment of specified company performance objectives.

“Restricted Stock Unit” is an award representing the right to receive, in cash and/or shares of common stock, subject to certain conditions such as continuing employment and/or the achievement of specified performance or other objectives.

“Performance Stock Unit” is an award of the right to receive stock or cash of an equivalent value at the end of the designated performance period upon the attainment of specified performance goals. Performance Awards are a type of award where the grant, exercise, and/or settlement of such award is contingent upon the achievement of pre-established performance goals and other terms established by the Committee.

An “Other Stock-Based Award” is any other award that may be granted under the Plan that is valued in whole or in part by reference to or is payable in or otherwise based, on common stock.

Forfeiture of Awards
Awards may be subject to forfeiture by participants to the extent a participant violates or breaches any agreement between the participant and the Company or any Company policy or procedure, including our Code of Conduct. Awards may be subject to forfeiture if a participant is terminated for cause. Awards under the Plan are subject to mandatory
22 MillerKnoll, Inc.

repayment by a participant to the extent that the participant is or becomes subject to any Company clawback or recoupment policy, or any law or regulation that imposes mandatory recoupment.

Termination of Employment
The award agreement for each award made pursuant to the Plan will specify the terms relating to the exercise, vesting, settlement, cancellation, or forfeiture of the award upon termination of employment, based on the reason for termination. These may include terms relating to the satisfaction of performance goals and the termination of the vesting period or performance period.

Amendment or Termination of the Plan
The Board may at any time amend, discontinue, or terminate all or any part of the Plan. No amendment may be made without shareholder approval that would (a) increase the aggregate number of shares of common stock that may be issued under the Plan, (b) change the definition of employees eligible to receive awards under the Plan, or (c) otherwise materially increase the benefits to participants in the Plan. Except as required by law, the termination or any amendment of the Plan may not impair the rights of any participant without his or her consent.

Summary of Federal Income Tax Consequences
The following summarizes the consequences of the grant and acquisition of awards under the Plan for federal income tax purposes, based on management’s understanding of existing federal income tax laws. This summary is necessarily general in nature and does not purport to be complete. Also, state and local income tax consequences are not discussed and may vary from locality to locality. The exact federal income tax treatment of transactions under the Plan will vary depending upon the specific facts and circumstances involved and participants are advised to consult their personal tax advisors with regard to all consequences arising from the grant or exercise of awards and the disposition of any acquired shares.

Stock Options
Plan participants will not recognize taxable income at the time an option is granted under the Plan unless the option has readily ascertainable market value at the time of grant. Management understands that options to be granted under the Plan will not have readily ascertainable market value; therefore, income will not be recognized by participants before the time of exercise of an option. For Nonqualified Stock Options, the difference between the fair market value of the shares at the time an option is exercised and the option price generally will be treated as ordinary income to the optionee, in which case the Company will be entitled to a deduction equal to the amount of the optionee's ordinary income.

Stock Appreciation Rights
Upon the grant of a SAR, the participant will realize no taxable income, and the Company will receive no deduction. Upon the exercise of the SAR, the value of the shares and/or cash received is generally taxable to the participant as ordinary income, and the Company generally will be entitled to a corresponding tax deduction. If the SAR is settled in shares of common stock, upon the participant’s subsequent disposition of such shares, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the exercise date).

Restricted Stock
Recipients of shares of restricted stock that are not transferable and are subject to substantial risk of forfeiture at the time of grant will not be subject to federal income taxes until the lapse or release of the restrictions or sale of the shares, unless the recipient files a specific election under the Code to be taxed at the time of grant. The recipient’s income and the Company’s deduction will be equal to the excess of the then fair market value (or sale price) of the shares less any purchase price. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse or are released will result in a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the date the restrictions lapse or are released). Dividends paid in cash and received by a participant prior to the time the restrictions lapse or are released will constitute ordinary income to the participant in the year paid and the Company will generally be
2023 Proxy Statement 23

entitled to a corresponding deduction for such dividends. Any dividends paid in stock may be treated as an award of additional restricted stock subject to the tax treatment described herein.

Restricted Stock Units
No taxable income is realized by a participant upon the grant of restricted stock unit (RSU) awards. Upon distribution of the shares subject to the award or payment of cash, the participant would recognize ordinary income based upon the fair market value of the shares at the time the stock is delivered or in the amount of cash received by the participant. The Company will be entitled to a deduction at the time and in the amount that the participant recognized ordinary income. If the RSUs are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

Performance Stock Units
Participants are not taxed upon the grant of performance stock unit (PSU) awards. Upon receipt of the underlying shares or cash, a participant will recognize ordinary income on the amount of cash received and/or the current fair market value of stock received, and the Company will be entitled to a corresponding deduction. Upon the participant’s subsequent disposition of any shares received, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

Tax Deductibility Limitations
The Plan is intended to enable the Company to provide certain forms of compensation to executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Code. The Code limits the allowable tax deduction that may be taken by the Company for compensation paid to its Chief Executive Officer and certain other highly compensated executive officers of a publicly traded company. The compensation limit is currently set at $1,000,000 per executive per year.

Adjustment for Certain Corporate Transactions
General Anti-Dilution Adjustments
The Plan provides for the adjustment of the terms of outstanding awards in order to preserve the proportionate interest of the holders in those awards if the number of outstanding shares of the Company’s common stock has increased or decreased or other changes in the Company’s stock occur due to the result of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distributions payable in capital stock, or other similar adjustments in the Company’s common stock. If the Company is the surviving entity in any reorganization, merger, or similar transaction with one or more entities that does not result in a change of control (as defined in the Plan), any options, SARs, restricted stock, or restricted stock units will pertain to and apply to the securities to which a holder of the number of shares of common stock subject to those awards would have been entitled immediately after the transaction, with any corresponding proportionate adjustment to the per share option price or SAR price. In addition, as a result of any such transaction, performance-based awards will be adjusted to apply to the securities that a holder of the number of shares of stock subject to such performance-based awards would have been entitled to receive immediately after the transaction. The Plan also provides for the adjustment of the share limits in the Plan under these circumstances.

Adjustments for Change in Control Transactions in Which Awards Are Assumed or the Company is the Surviving Entity
Except as otherwise provided in an award agreement, in the event of a change in control in which the Company is the surviving entity or under which outstanding awards are assumed or continued, the Plan provides for a corresponding adjustment to the outstanding awards to preserve the intrinsic value of those awards by the Company or its successor; provided those outstanding awards would be subject to accelerated vesting if, within a two-year period following a change in control, the participant’s employment is terminated without cause, the participant terminates for good reason, or the participant’s employment terminates under circumstances that entitle the participant to accelerated exercisability under any individual employment agreement with the participant.
24 MillerKnoll, Inc.

Adjustments for Change in Control Transactions in Which Awards Are Not Assumed
Except as otherwise provided in an award agreement, upon a change in control of the Company in which the outstanding awards are not assumed or continued, awards other than performance-based awards will be deemed to be immediately vested, or the Committee, at its election, may cancel those awards and pay the value of those awards to participants. With respect to performance-based awards under any such transaction, if less than half the performance period has lapsed, those awards will be converted into shares or similar securities assuming target performance has been achieved. If at least half of the performance period has lapsed, those performance-based awards will be converted into shares or similar securities based upon actual performance to date.

Required Vote for Approval
At least a majority of the total votes cast on the proposed Plan at the Annual Meeting, by person or by proxy, is required to approve the proposed Plan. Broker non-votes and abstentions will not be treated as votes cast on the proposal. Unless otherwise directed by marking the accompanying proxy, the proxy holders named therein will vote for the approval of the proposed Plan.

The Board of Directors recommends a vote FOR the approval of the MillerKnoll, Inc. 2023 Long-Term Incentive Plan.

2023 Proxy Statement 25

PROPOSAL 6 - APPROVE THE AMENDED AND RESTATED MILLERKNOLL, INC. EMPLOYEE STOCK PURCHASE PLAN
The Board has adopted, subject to shareholder approval, the Amended and Restated MillerKnoll, Inc. Employee Stock Purchase Plan (the “ESPP”). The ESPP is an amendment and restatement of our existing MillerKnoll, Inc. Employee Stock Purchase Plan. Shareholders are being asked to approve the ESPP at the Annual Meeting. The material terms of the ESPP are summarized below, and a copy of the ESPP is attached as Appendix C to this Proxy Statement. The following summary is subject in its entirety to the specific provisions contained in the complete text of the ESPP set forth in Appendix C to this Proxy Statement.

Overview of the ESPP
The ESPP provides qualified employees the opportunity to purchase shares of the Company’s common stock at a discount from market price. The Board of Directors believes this opportunity is important to attract and retain qualified employees who are essential to the success of the Company and that stock ownership is important to providing such persons with incentive to perform in the best interests of the Company.

Administration
The ESPP is administered by the Compensation Committee (the “Committee”).

Eligibility
All active employees of the Company and its participating subsidiaries, except certain part-time and seasonal employees, are eligible to participate in the ESPP. As of August 18, 2023, there were approximately 8,200 employees (including employees of participating Company subsidiaries) eligible to participate in the ESPP. No employee is entitled to purchase shares of common stock under the ESPP if he or she is or would be, after the purchase, the holder of five percent (5%) or more of the total voting power of the Company.

Shares Authorized for Issuance
As of August 18, 2023, there were 246,338 shares of common stock remaining available for issuance pursuant to the existing MillerKnoll, Inc. Employee Stock Purchase Plan. The ESPP being proposed for shareholder approval will authorize the Company to issue a maximum of 5,500,000 shares of the Company’s common stock pursuant to the ESPP, which includes the remaining share reserve under the existing MillerKnoll, Inc. Employee Stock Purchase Plan. No additional shares would be issuable pursuant to that existing plan, which is being restated by the ESPP proposed for shareholder approval.

Description of the ESPP
The ESPP provides an opportunity for eligible employees to purchase shares of the Company’s common stock at a price equal to eighty-five percent (85%) of the fair market value of the shares as of the last business day of each Option Period. Unless the Board determines otherwise, an “Option Period” begins on the first day of each calendar quarter and ends on the last day of the calendar quarter. The fair market value of the shares for purposes of the ESPP is deemed to be the closing price on the stock exchange on which the Company’s common stock is listed (currently, the Nasdaq Global Select Market) on the applicable purchase date, or if no sale of shares occurred on that date, on the next preceding day on which there was a sale of the Company’s common stock on the stock exchange.

Eligible employees who have elected to participate may contribute to the ESPP through equal weekly payroll deductions. However, the fair market value of aggregate purchases in any fiscal year for any employee may not exceed $25,000. Purchases of shares are made as of the last business day of each fiscal quarter with funds contributed by participating employees during this quarter. A participant may terminate his or her participation at any time by providing written notice to the Company at least 10 days prior to the last date in any Option Period.

Rights under the ESPP are not transferable. Any termination of employment, including death and retirement, terminates participation. The ESPP may be terminated at any time by the Board of Directors. The Board of Directors may amend the ESPP at any time, except that it cannot be amended without shareholder approval if the amendment would: (a) increase
26 MillerKnoll, Inc.

the maximum number of shares that may be issued under the ESPP, (b) decrease the purchase price per share subject to the ESPP, (c) withdraw the administration of the ESPP from the Compensation Committee, (d) change the class of employees eligible to participate under the ESPP, or (e) render options granted under the ESPP unqualified for special tax treatment under the Code.

Summary of Federal Income Tax Consequences
The ESPP is intended to be a qualified “Employee Stock Purchase Plan,” as defined in Section 423 of the Code. The following paragraph summarizes the consequences of the acquisition and disposition of shares of the Company's common stock for federal income tax purposes, based on management’s understanding of existing federal income tax laws. This summary is necessarily general in nature and does not purport to be complete. Also, state and local income tax consequences are not discussed and may vary from locality to locality. The exact federal income tax treatment of transactions under the ESPP will vary depending upon the specific facts and circumstances involved, and participants are advised to consult their personal tax advisors with regard to all consequences arising from participation in the ESPP.

Funds contributed by employees through payroll deductions are a part of current compensation taxable as ordinary income, although not actually received by employees. As of the purchase date, on the last business day of each fiscal quarter, a participating employee will be considered to have been granted an option to purchase shares and to have simultaneously exercised that option with respect to the shares purchased on that date. If the employee does not dispose of such shares for a period of two (2) years after the date of the grant of the option (the “Holding Period”), upon subsequent disposition of the shares or upon death, the employee will realize compensation, taxable as ordinary income, equal to the lesser of: (a) the amount by which the fair market value of the shares at the time of disposition or death exceeds the option exercise price, or (b) the amount by which the fair market value of the shares at the time the option was granted exceeded the option exercise price. If (b) is the lesser amount, the difference between the fair market value of the shares at the time of disposition or death and the fair market value of the shares at the time of the option was granted will be taxed as a capital gain. In the event the Holding Period requirement described above is not met, the amount to be treated as compensation on disposition of the shares by the employee is the difference between the option exercise price and the fair market value of the shares at the time the option is exercised. In the event the Holding Period requirement is not met, the Company will be entitled to a deduction for federal income tax purposes equal to the amount recognized as compensation by the employee. In all other events, the Company will not be entitled to any deduction for federal income tax purposes with respect to shares given to an employee pursuant to exercise of an option granted under the ESPP.

Required Vote for Approval
At least a majority of the total votes cast on the proposed ESPP at the Annual Meeting, by person or by proxy, is required to approve the proposed ESPP. Broker non-votes and abstentions will not be treated as votes cast on the proposal. Unless otherwise directed by marking the accompanying proxy, the proxy holders named therein will vote for the approval of the proposed ESPP.

The Board of Directors recommends a vote FOR the approval of the Amended and Restated MillerKnoll, Inc. Employee Stock Purchase Plan.

2023 Proxy Statement 27

SHARE OWNERSHIP
Voting Securities
On August 18, 2023, we had 74,843,963 shares of common stock issued and outstanding, par value $0.20 per share. Shareholders are entitled to one vote for each share of common stock registered in their names at the close of business on August 18, 2023, the Record Date fixed by our Board of Directors for the Annual Meeting. Votes cast at the meeting and submitted by proxy will be tabulated by Broadridge Financial Solutions, Inc.

Principal Shareholders
As of August 18, 2023, no person was known by management to be the beneficial owner of more than 5% of our common stock, except as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
BlackRock, Inc.(1)	12,110,600	16.18%
50 Hudson Yards
New York, NY 10001
The Vanguard Group, Inc.(2)	8,923,742	11.92%
100 Vanguard Boulevard
Malvern, PA 19355
Scharf Investments, LLC(3)	4,835,179	6.46%
16450 Los Gatos Blvd, Suite 207
Los Gatos, CA 95032
Fuller & Thaler Asset Management, Inc.(4)	4,700,368	6.28%
411 Borel Avenue, Suite 300
San Mateo, CA 94402
(1)Information is based solely upon Schedule 13F filed with the SEC on August 11, 2023, by BlackRock, Inc. The filing indicates that as of June 30, 2023, BlackRock, Inc. had sole voting power for 11,918,391 shares and sole dispositive power for 12,110,600 shares.
(2)Information is based solely upon Schedule 13F filed with the SEC on August 14, 2023, by The Vanguard Group, Inc. The filing indicates that as of June 30, 2023, The Vanguard Group, Inc. had shared voting power for 99,904 shares, shared dispositive power for 175,816 shares, and sole dispositive power for 8,747,926 shares.
(3)Information is based solely upon Schedule 13F filed with the SEC on July 24, 2023, by Scharf Investments, LLC. The filing indicates that as of June 30, 2023, Scharf Investments, LLC had sole voting power for 2,124,774 shares, shared voting power of 41,417 shares, and sole dispositive power for 4,835,179 shares.
(4)Information is based solely upon Schedule 13F filed with the SEC on August 14, 2023, by Fuller & Thaler Asset Management, Inc. The filing indicates that as of June 30, 2023, Fuller & Thaler Asset Management, Inc. had sole voting power for 4,611,881 shares and sole dispositive power for 4,700,368 shares.

28 MillerKnoll, Inc.

DIRECTOR AND EXECUTIVE OFFICER INFORMATION
The following tables set forth the beneficial ownership of common stock as of the Record Date, August 18, 2023, for each of the Company’s directors and each NEO of the Company, and by all directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon vesting or exercise of equity award within 60 days of the Record Date. Except as described in the notes to the tables presented below, the following persons have sole voting and dispositive power as to all their respective shares. Percentage ownership calculations are based on 74,843,963 shares of common stock outstanding at the close of business on August 18, 2023.

Directors

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class
David A. Brandon	25,771	*
Douglas D. French	21,340	*
John R. Hoke III	42,967	*
Lisa A. Kro	38,856	*
Heidi J. Manheimer	28,843	*
Candace S. Matthews	13,220	*
Andi R. Owen	See Table Below
Michael C. Smith	19,584	*
Michael R. Smith	13,389	*
Michael A. Volkema	220,313	*
*    Less than 1% of the outstanding common stock.
(1)Includes the following number of deferred stock units: 8,962 units for Mr. Brandon; 8,413 units for Mr. French; 12,104 units for Mr. Michael R. Smith; and 12,804 units for Mr. Volkema.

Executive Officers

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Andi R. Owen	757,986	1.01%
Jeffrey M. Stutz	265,690	*
Christopher M. Baldwin	39,798	*
John P. Michael	41,082	*
Debbie F. Propst	104,346	*
All directors and executive officers as a group (17 persons)(2)	2,011,310	2.69%
*    Less than 1% of the outstanding common stock.
(1)Includes the following number of shares with respect to which the NEOs have the right to acquire beneficial ownership under stock options exercisable within 60 days of the Record Date: 617,860 shares for Ms. Owen; 202,281 shares for Mr. Stutz; 12,712 shares for Mr. Baldwin; 31,975 shares for Mr. Michael; and 92,251 shares for Ms. Propst. Includes the following number of deferred stock units: 4,289 units for Mr. Stutz.
(2)Includes 1,248,037 shares with respect to which executive officers have the right to acquire beneficial ownership under options exercisable within 60 days; no directors have any options outstanding; this includes 4,289 deferred stock units.
2023 Proxy Statement 29

COMPENSATION DISCUSSION AND ANALYSIS
This section describes the material elements of our executive compensation program. It also provides an overview of the specific decisions the Compensation Committee (the “Committee”) made for our NEOs during fiscal 2023, including the key factors that the Committee considered in determining the compensation arrangements.

Executive Officers Covered by this CD&A
We are required to provide information regarding our compensation policies and decisions related to our President and Chief Executive Officer, our Chief Financial Officer, and the three other most-highly-compensated executive officers serving as executive officers at the end of the fiscal year. The NEOs for fiscal 2023 and their titles are listed in the following table:

Name	Title
Andi R. Owen	President and Chief Executive Officer (CEO)
Jeffrey M. Stutz	Chief Financial Officer (CFO)
Christopher M. Baldwin	Group President, MillerKnoll
John P. Michael	President, Americas Contract
Debbie F. Propst	President, Global Retail

Executive Summary
MillerKnoll is a global leader of design. Our collective of dynamic brands have led conversations on design for over 100 years, and we continue to drive our industry forward with visionary thinking and a purposeful approach. From the spaces we make that help us live and work better, to how we manufacture our products, to the ways we solve challenges facing our customers and global community, design is our tool for creating positive impact. Our optimism leads us as we redefine modern for the 21st century, and design a future that is more sustainable, caring, and beautiful for all people and our planet.

Over the past year, we have navigated a challenging macroeconomic environment. Despite these challenges, our teams around the globe have remained united and focused on the outcomes we can control. We are committed to the continued diversification of our business, expanding our scale and reach internationally, and investing in our industry-leading position in resilient markets such as healthcare and the public sector. We are leveraging technology to enhance the overall customer experience, streamline processes, and provide innovative solutions. Additionally, we are intensifying our collaboration with our dealers, ensuring seamless communication and efficient operations. Finally, we are building on our strategic partnerships with the architecture and design community, fostering inroads and collaborations that enable us to stay at the forefront of industry trends and deliver exceptional products and services.

During fiscal 2023 we made significant strategic and financial progress that builds upon an already strong Company foundation and that we anticipate will help further drive shareholder value creation in the coming years.

Our strategy is designed to harness the full potential of MillerKnoll while driving growth across all business segments, geographies, and customer groups and creating value for all our stakeholders. We intend to capitalize on global trends including hybrid and flexible work, consumers’ focus on investing in their homes, a focus on health and well-being, and an expectation of corporate social responsibility. Our strategy includes five key focus areas:

•Bring MillerKnoll to life
•Build a customer-centric, digitally enabled business model
•Accelerate profitable growth
•Attract, develop, and retain world-class talent
•Reinforce our commitment to our people, our planet, and our communities

30 MillerKnoll, Inc.

Fiscal Year 2023 Strategic Highlights
•We continue to make good progress on the integration of Knoll and capturing cost synergies. We achieved total annualized run-rate savings of $131 million by the end of the fourth quarter of fiscal 2023. This has us on track to deliver our goal of achieving annualized cost synergies of $145 million within three years of the Knoll acquisition.
•Through the integration of our combined global operations portfolio, we established centers of excellence and created dedicated teams to deploy the MillerKnoll Performance System to leverage opportunities where we can better scale capabilities and unlock value.
•As part of our promise to create commercial opportunities, we have continued our efforts to sell the entire MillerKnoll collective of brands across our distribution network and channels. Since the Knoll integration began, we successfully activated our MillerKnoll Dealer Network both in North America and globally. Looking forward, we intend to further build the scale and reach of our global network.
•We held our second Design Days as MillerKnoll in Chicago bringing together MillerKnoll’s collective of brands with over 70,000 combined square feet of showroom and retail space. During Design Days MillerKnoll hosted engaging events and exhibits, shared insights, as well as collaborated with the design community and clients to solve relevant questions around the future of work and home.
•Our commitment to our people, our planet, and our communities is central to everything we do. We are dedicated to making a tangible, positive impact on the world around us. Our 2030 sustainability goals are targeted at reducing our carbon footprint, designing out waste, and sourcing more sustainable materials. During fiscal year 2023 we made progress towards these goals, including the reintroduction of the Eames molded shell chair, now made with 100% post-industrial recycled plastic.
•We reached an important milestone in our integration process on January 1, 2023, when we completed the implementation of a new global HR information system across MillerKnoll.

Key Governance and Compensation Best Practices
The Committee believes the following strong corporate governance and compensation best practices are essential to reinforcing our strategy, culture, values, and executive compensation program:

What We Do		What We Don't Do
✓	Link pay to performance	✗	No gross-ups for excise taxes
✓	Balance long-term and short-term incentives	✗	No repricing of options
✓	Benchmark compensation against an appropriate peer group	✗	No guaranteed incentive compensation
✓	Maintain clawback policies for executive officers	✗	No dividends or dividend equivalents paid on unvested equity
✓	Conduct an annual risk assessment	✗	No hedging or pledging of Company securities is permitted
✓	Maintain stock ownership requirements	✗	No excessive perquisites or other benefits
✓	Engage an independent compensation consultant	✗	No “single-trigger” change-in-control severance or vesting of equity awards
✓	Hold executive sessions at each committee meeting

Compensation Philosophy and Executive Compensation Program Overview
Compensation Philosophy
Our compensation philosophy, as approved by the Committee, is to reward our executives for meeting financial and operational goals that ultimately lead to creating shareholder value. We have designed our compensation program to provide executive officers with target compensation levels that generally reflect median market compensation rates for their position based upon data that our independent compensation consultant provides (as further described in the section titled Role of Market Data and Compensation Peer Group). Consistent with this philosophy, below are the key objectives of our executive compensation program:

•Align the interests of executive officers with the long-term interests of shareholders
•Link a material portion of executive officers’ total annual compensation directly to operating performance
•Attract, motivate, and retain executive officers of outstanding ability
•Reinforce our values, build community, and focus employees on achieving key strategies
2023 Proxy Statement 31

Executive Compensation Program Overview
Our executive compensation program is comprised of five primary components. The following table provides an overview of each element of our fiscal 2023 compensation program for our NEOs:

Element	Description	Metrics / Vehicles for Fiscal 2023
Base Salary	Fixed element of cash compensation determined by the external market data, positions at a similar level within the Company, and incumbent experience, performance, and scope of responsibilities	—
Annual Incentives
Variable element of cash compensation. NEOs, consistent with other salaried employees, have the opportunity to earn an annual incentive payout pursuant to the Annual Executive Incentive Cash Bonus Plan (AIP) based upon performance against predetermined goals during the fiscal year

Operating Earnings, As Adjusted(1)
Long-Term Incentives (LTI)
Equity-based component of compensation that is denominated in performance stock units (PSUs), stock options, and restricted stock units (RSUs). Long-term incentives encourage long-term strategic thinking and decision-making while also promoting ownership in the Company and alignment with shareholders’ interests.
PSUs (50% weighting) •45% Revenue •45% AOI •10% Corporate scorecard Stock options (25% weighting) RSUs (25% weighting)
Benefits	We maintain retirement plans along with health insurance plans which are available to full-time and most part-time employees.	—
Other Executive Plans and Perquisites	NEOs and other eligible employees may participate in our deferred compensation plan and our executive long-term disability plan and are allowed to obtain a comprehensive physical at our cost. Additionally, Ms. Owen is provided 35 hours of personal aircraft usage, and during fiscal 2023, was provided certain personal security services.	—
(1)For fiscal 2023, the Committee approved adjustments to Operating Earnings for restructuring amortization.

Role of Market Data and Compensation Peer Group
Role of Market Data
The Compensation Committee, with assistance from its independent compensation consultant Pay Governance LLC, annually reviews competitive market data to assist with evaluating our executive compensation program and individual NEO compensation levels.

Pay Governance utilized compensation peer group data (the following section Compensation Peer Group provides additional information), along with compensation data from the following survey sources, when analyzing the market competitiveness of our executive pay levels: Willis Towers Watson Executive Compensation Database and Aon Radford Network Executive Compensation Database (we refer to the compensation peer group data and the survey data collectively as “market data”). The market data are size-adjusted to reflect companies or operations with revenues similar to the related MillerKnoll scope of operations. Pay Governance compared pay elements on an individual basis and in total salary, target total cash, and target total direct compensation of each executive officer to the market data for a comparable benchmark position.

Compensation Peer Group
The Committee reviews the composition of the compensation peer group on an annual basis and approves adjustments to ensure the group remains appropriate. The criteria used to develop the compensation peer group is a combination of quantitative and qualitative factors:
32 MillerKnoll, Inc.

Factor Type	Description
Quantitative	•Company type (publicly traded) •Geographic locations (U.S.-based) •Industry •Financials
Qualitative	•Business dynamics •Key business and/or talent competitor to MillerKnoll •Inclusion in external peer group(s) •Recent financial performance •Geographic revenue mix

The compensation peer group used for fiscal 2023 as approved by the Committee, which is the same group used in fiscal 2022, is set forth below:

American Woodmark Corporation	La-Z-Boy Incorporated	Steelcase, Inc.
Bed Bath & Beyond Inc.	Leggett & Platt, Incorporated	Tempur Sealy International, Inc.
Floor & Decor Holdings, Inc.	Masonite International Corporation	UFP Industries, Inc.
Fortune Brands Home & Security, Inc.	RH	Wayfair, Inc.
HNI Corporation	Sleep Number Corporation	Williams-Sonoma, Inc.
JELD-WEN Holding, Inc.

Roles and Responsibilities in Setting Executive Officer Compensation
Compensation Committee
The Committee consists of four directors, each qualifying as independent under Nasdaq’s listing requirements. The Board has determined that each member of the Committee also meets the definition of independence under our corporate governance guidelines and qualifies as a non-employee director for purposes of Rule 16b-3 under the Exchange Act.

The responsibilities of the Committee are listed below:

•Review and recommend the compensation of the Company’s CEO to the Board.
•Review and approve the compensation of the Company’s executive officers (except for the CEO).
•Act as the administrative committee for the Company’s annual cash incentive and equity-based compensation plans and such other plans as may be designated by the Board.
•Perform the other duties and responsibilities set forth in its charter or as delegated to it by the Board.

Compensation Consultant
The Committee selects and retains the services of its own independent compensation consultant and annually reviews the performance of the consultant. As part of the review process, the Compensation Committee considers the independence of the consultant in accordance with SEC and Nasdaq rules.

During fiscal 2023,in addition to the services it provided to the Compensation Committee, Pay Governance LLC provided certain advisory services to the Governance and Corporate Responsibility Committee with respect to the compensation of the Company's independent directors. The amount paid by the Company to Pay Governance LLC for services it provided the Governance and Corporate Responsibility Committee in fiscal 2023 did not exceed $120,000. The decision to engage Pay Governance for these other services was recommended by management and approved by the Board. Except for the services provided to these two Board committees, Pay Governance provided no other services to MillerKnoll, Inc., and it worked with Company management, as directed by the Compensation Committee, only on matters for which the Compensation Committee is responsible.

At the Committee’s request, Pay Governance regularly attends Committee meetings. Pay Governance also communicates with the Committee or the Chair of the Committee outside committee meetings regarding matters related to the Committee’s responsibilities.
2023 Proxy Statement 33

Chief Executive Officer
At the Committee’s request, Ms. Owen works with other executives to recommend performance goals for the AIP and the PSU component of the Long-Term Incentive program; these goals are reviewed and approved by the Committee. Additionally, Ms. Owen reviews the performance of her direct reports (including the NEOs other than herself) and makes recommendations to the Committee with respect to their compensation.

Fiscal 2023 Compensation Program
Consistent with our compensation philosophy, the Committee or, in the case of the CEO, the Board approved the following compensation actions for the NEOs.

Base Salaries
Base salary is a customary, fixed element of compensation intended to attract and retain executives. When setting the annual base salaries of our NEOs, the Committee considers market data provided by its independent compensation consultant, internal pay equity, and MillerKnoll’s financial performance and size relative to peer companies. Base salaries for each NEO are set forth below:

Name	Base Salary 2023 ($)(1)
Andi R. Owen	1,100,000
Jeffrey M. Stutz	580,000
Christopher M. Baldwin	580,000
John P. Michael	580,000
Debbie F. Propst	580,000
(1)    Reflects annualized salary.

Annual Incentive Plan
The AIP is our annual cash incentive program that covers all non-sales incented employees. For fiscal year 2023, operating earnings, as adjusted (“Operating Earnings, As Adjusted”) served as the sole performance metric in the AIP.

(Dollars in millions)	Operating Earnings, As Adjusted Goals ($)			Payout as a % of Target			Actual
Period	Threshold	Target	Maximum	Threshold	Target	Maximum	Operating Earnings, As Adjusted ($)(1)		Payout(2)
Fiscal 2023	262.8	375.4	431.7	25%	100%	200%	245.3	(2)	0%
(1)For fiscal 2023, the Committee approved adjustments to Operating Earnings for restructuring amortization.
(2)Expressed as a percentage of target.

The fiscal 2023 AIP payouts for each of the NEOs is set forth below:

	Target 2023 AIP		Payout as a % of Target	Actual 2023 AIP Payout ($)
Name	% of Salary	Value ($)
Andi R. Owen	125%	1,375,000	—%	0
Jeffrey M. Stutz	70%	406,000	—%	0
Christopher M. Baldwin	70%	406,000	—%	0
John P. Michael	70%	406,000	—%	0
Debbie F. Propst	70%	406,000	—%	0

34 MillerKnoll, Inc.

Long-Term Incentives
For each executive officer, the Committee approves a target LTI award value and determines the mix of LTI vehicles to deliver that award. We convert that value for each NEO into grants with award types weighted as shown below.

	Weighting for Fiscal 2023
Award Types	CEO	Other NEOs
PSUs	42%	50%
Stock Options	17%	25%
Premium Stock Options	21%	—%
RSUs	20%	25%

The table below set forth the target value of the LTI grants that the Committee approved for fiscal 2023, with the exception of the LTI grants to the CEO which were approved by the Board.

	Target 2023 LTI		PSUs (#)	Stock Options (#)(1)	RSUs (#)
Name	% of Salary	Value ($)
Andi R. Owen	—	—	80,000	300,000	40,000
Jeffrey M. Stutz	175%	1,015,000	17,844	27,248	9,264
Christopher M. Baldwin	175%	1,015,000	17,844	27,248	9,264
John P. Michael	175%	1,015,000	17,844	27,248	9,264
Debbie F. Propst	175%	1,015,000	17,844	27,248	9,264
(1)Ms. Owen received 200,000 premium options and 100,000 of at-the-money options; the other NEO’s options were granted at-the-money. Additional details are disclosed in the Grants of Plan-Based Awards table.
The PSU payout opportunity for those granted in fiscal year 2023 is based on two financial metrics and a non-financial strategic scorecard. The performance for each metric is measured over three one-year periods, all of which vest on August 1st following the completion of the three-year period and are subject to modification based on our relative total shareholder return (rTSR) performance. The rTSR modifier provides for a 25% increase to the earned PSUs if our relative TSR performance is at or above the 75th percentile of our TSR peer group (subject to an overall maximum award equal to 200% of target) or a 25% decrease to the PSUs earned if our relative TSR performance is below the 25th percentile of our TSR peer group. Metric weightings are as shown in the chart below:

Fiscal 2023 - PSU Metric Weightings
5%
5%
45%
45%
Revenue
Operating Earnings, As Adjusted
Employee Engagement
Diversity, Equity, and Inclusion

2023 Proxy Statement 35

The TSR peer group focuses on key competitors, companies in appropriately adjacent industries, companies with similar business drivers, and other companies with similar business cycles to the Company. The TSR peer group for the fiscal 2023 PSU award is as follows:

American Woodmark Corporation	Kimball International, Inc.(1)	Sleep Number Corporation
Ethan Allen Interiors Inc.	La-Z-Boy, Inc.	Steelcase, Inc.
HNI Corporation	Leggett & Platt, Inc.	Tempur Sealy International, Inc.
Interface, Inc.	Masonite International Corporation	UFP Industries, Inc.
JELD-WEN Holding, Inc.	RH	Williams-Sonoma, Inc.
(1)Kimball International, Inc. was removed due to being acquired by HNI Corporation before the end of the Company's fiscal year.

RSUs represent the right to receive shares of MillerKnoll common stock with each unit representing the equivalent of one share of common stock as of the date of grant. These awards vest ratably 25%, 25%, and 50% over a three-year period on August 1st of each year, following the first anniversary of the grant date. RSUs, including accrued dividends in the form of additional RSUs on those units, convert into shares upon vesting.

Stock options provide the opportunity to recognize value only if the share price appreciates above the strike price set on the date of grant. Our stock options vest ratably over three years in substantially equal annual tranches, creating a multi-year alignment between option recipients and shareholders and motivating participants to implement and achieve financial and operational goals that will lead to a growth in share price over a long period of time.

Fiscal 2023 Premium-Priced Option Award
In July 2022, the Committee granted Ms. Owen 200,000 premium-priced options as part of her fiscal 2023 annual equity award. The exercise price included a 44% premium on the closing price on the date of grant. The award vests ratably over three years. For additional information, see the Grants of Plan-Based Awards table.

PSUs Earned for Fiscal 2021 to Fiscal 2023 Performance Cycle
TSR performance for the PSUs granted in fiscal 2021 and earned for the fiscal 2021 to fiscal 2023 performance cycle ranked at the 13th percentile of the TSR peer group, resulting in a 75% multiplier applied to the target award opportunity. For additional details, see the Grants of Plan-Based Awards table.

36 MillerKnoll, Inc.

Compensation Program Changes for Fiscal 2024
For fiscal 2024, the Committee approved the compensation program changes presented in the table below. Also, for fiscal 2024, the Committee approved an option for NEOs and senior leadership to irrevocably elect by August 15, 2023, to receive their fiscal 2024 annual incentive bonus in the form of RSUs under the LTIP, instead of a cash bonus, under the AIP. This will enable the Company to conserve cash and provide additional incentive to achieve desired performance. Both forms of payment are subject to the predetermined performance goals, which are the same as those applicable under the AIP for fiscal 2024. In the event a payout occurs, employees electing to receive their annual incentive bonus in RSUs will be granted an award in August 2024, in an amount equivalent to 200% of what they would have received in a cash bonus under the AIP. The RSUs will cliff vest in August 2025. The Company, however, reserves the right to pay any or all of the fiscal 2024 annual incentive bonus in cash even if an employee has agreed to receive payout in the form of RSUs. This will also be subject to shareholder approval of Proposal 5 - Approve the MillerKnoll, Inc. 2023 Long-Term Incentive Plan.

Program	Change	Rationale
AIP	•Replaced Operating Earnings, As Adjusted, with EBITDA, As Adjusted(1)	•The Committee and management believe EBITDA(1) more closely aligns with the financial performance goals the Company has set for fiscal 2024.
LTIP
•Changed mix of form of awards to:(2)
•50% premium-priced stock options
•25% RSUs
•25% PSUs(3)
•For PSU awards granted in fiscal 2024:
•Performance metric weighted 100% EBITDA, As Adjusted(1)
•TSR modifier requires performance at the 55th percentile of the TSR peer group to receive a target payout

•The Committee and management determined to increase the emphasis on long-term financial performance.
•MillerKnoll will continue to emphasize the importance of, and our commitment to, Environmental, Social, and Governance (ESG) and Diversity, Equity, Inclusion, and Belonging (DEIB) initiatives as part of our mission and operations.
•Premium-priced stock options were added to the grant mix to create additional emphasis on growing our share price.

(1)EBITDA, As Adjusted is the Company’s net income or loss before interest, taxes, depreciation, and amortization, excluding earnings attributable to noncontrolling interests and plus or minus any adjustments approved by the Committee.
(2)Mix of awards allocated to CEO: 50% PSUs; 25% RSUs; and 25% premium stock options.
(3)The FY24 PSU award is subject to shareholder approval of Proposal 5 - Approve the MillerKnoll, Inc. 2023 Long-Term Incentive Plan.

Retirement Plans and Health Benefits
Retirement Plans
We maintain broad-based retirement plans, available for employees in the United States, with one plan covering the majority of our employees. Our retirement plans are designed to provide an appropriate level of replacement income upon retirement. The benefits available to NEOs are the same as those available to other non-executive employees in their respective geographic region, subject to limitations provided by law or regulation. The primary retirement plan, covering most U.S.-based employees, including the NEOs is:

•The MillerKnoll, Inc. Retirement Plan (the “Retirement Plan”) consists of two parts. First, we make a core contribution to an employee’s 401(k) account equal to 4% of base salary, on a quarterly basis. The amount of salary included in the calculation is limited to the maximum salary level permitted by the IRS. Second, the 401(k) portion of the plan permits employees to make salary deferrals into the plan up to the maximum amount permitted by law. We also fully match employee contributions up to 4% of the employee’s compensation contribution.
•Effective January 1, 2023, the Company has paused the core contribution to the Retirement Plan.

2023 Proxy Statement 37

Health Plans
We maintain a broad base of health insurance plans available to all full-time and qualified part-time employees. The NEOs participate in such health insurance plans on the same terms as all other employees within their respective geographic region or business unit.

Other Executive Plans and Perquisites
Deferred Compensation Plan
The MillerKnoll, Inc. Executive Equalization Retirement Plan was approved by the Committee and the Board in 2007. The plan is a supplemental deferred compensation plan and became available for salary deferrals beginning in January 2008. The plan is available to highly compensated United States employees who are selected for participation by the Committee. All NEOs are currently able to participate. The plan allows participants to defer up to 50% of their base salary and 100% of their annual incentive compensation. Company contributions to the plan mirror the amounts we would have contributed to the MillerKnoll, Inc. Retirement Plan had the employee’s compensation not been above the statutory ceiling (currently $330,000). Investment options under this plan are similar to those available under the Retirement Plan. Company contributions in fiscal 2023 appear in the Summary Compensation Table section within the “All Other Compensation.” Effective January 1, 2023, the Company has paused the core contribution to this plan.

Executive Long-Term Disability Plan
This plan covers 60% of the rolling two-year average of compensation for a qualified disability. Executives, including our NEOs, are eligible to participate after they have received two annual executive incentive payments. This benefit continues as long as the executive remains disabled until age 65. The monthly benefit is capped at $10,000.

Perquisites
In fiscal 2023, we provided executives, including our NEOs, with the opportunity to obtain a comprehensive physical at our cost. In addition, we provide aircraft usage for the CEO for up to 35 hours per fiscal year for her personal use and, during fiscal 2023, certain personal security services.

Stock Ownership Guidelines and Stock Retention Requirements
Stock Ownership Guidelines
The Committee believes that significant stock ownership by executives is of critical importance to our ongoing success as it helps link the interests of executives and shareholders. As such, we have established stock ownership guidelines, which apply to the NEOs and executive officers. All NEOs are currently in compliance with their applicable stock ownership guideline. The stock ownership guidelines require these individuals to own shares of our common stock equal to a specified multiple of their annual base salary. The applicable levels are as follows:

President and Chief Executive Officer	6x base salary
Executive officers with LTIP target equal to or greater than 100% of salary	4x base salary
Certain other direct reports to the CEO	3x base salary
Stock Retention Requirements
Until the ownership guidelines are met, covered executives must retain a certain amount in company stock, equal to 40% of the pretax value of vested and or settled shares. Compliance with the requirements is determined each time an executive officer disposes of company stock.

Incentive Clawback
The Company has in place two incentive compensation recovery policies. One policy, adopted for purposes of compliance with Section 10D of the Exchange Act and the Nasdaq listing standards, provides for the mandatory recovery of both cash- and equity-based compensation paid on the basis of the achievement of financial performance measures in the event of an accounting restatement. The other policy provides for the recovery, without duplication, of any or all such incentive compensation, if an executive officer has engaged in improper conduct, as defined in that policy, irrespective of
38 MillerKnoll, Inc.

any accounting restatement. With respect to the latter policy, the Board may, in its sole discretion, after evaluating the associated costs and benefits, and any other factors it deems relevant, seek to recover all or any portion of the recoverable incentive paid to any executive officer who engaged in improper conduct during the applicable period.

Anti-Hedging and Anti-Pledging Policy
The Committee and the Board of Directors have adopted a policy prohibiting the Board of Directors and executive officers from hedging the economic risk of their ownership of our stock, including options or other derivatives related to our stock, and are prohibited from pledging MillerKnoll stock.

Severance Policy and Change in Control Agreements
Severance Policy
The NEOs are generally “at will” employees. This means that they can be discharged at any time and for no reason. We have established a severance policy that applies if an executive, including our NEOs, is terminated for reasons other than malfeasance or voluntary separation. For each NEO, severance would be equal to 18 months of base salary subject to the employee not competing with us during that period. The Committee’s determination as to the amount of severance payments for these NEOs is the result of benchmarking our practices to the market data. In addition, we maintain the health insurance on such employee during the salary continuation period. In exchange for such payments, the employee provides the Company with a mutual release of all claims and agrees not to work for a competitor or solicit our employees during the salary continuation period.

Change in Control Agreements
Each NEO is party to a Management Continuity Agreement, referred to as a Change in Control (CIC) Agreement, with us that provides for severance benefits in the event of both a change in control and the NEO’s termination of employment (“double-trigger”). The Committee believes the use of CIC agreements is appropriate as they help ensure both a continuity of management during a possible CIC transaction and help ensure that management remains focused on completing a transaction that is likely to maximize shareholder value. Potential payments under the change in control agreements are included in the tally sheets that the Committee reviews annually.

The narrative and table footnotes in the Potential Payments Upon Termination, Death, Disability, Retirement, or Change in Control section describe the change in control payments in greater detail.

Deductibility of Compensation
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to individuals who are covered executives. All of our NEOs are covered executives for this purpose. As a result, the compensation paid to each of our NEOs for fiscal 2023 in excess of $1 million will not be deductible under Section 162(m).
2023 Proxy Statement 39

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed with management the Compensation Discussion and Analysis, which appears in this proxy statement as required by Item 402(b) of Regulation S-K.
Based upon such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.
Compensation Committee of the Board of Directors
David A. Brandon, Chair
Douglas D. French
Heidi J. Manheimer
Michael C. Smith

40 MillerKnoll, Inc.

COMPENSATION TABLES
Summary Compensation Table
The summary compensation table below shows the compensation for the NEOs for the fiscal years ended June 3, 2023 (2023), May 28, 2022 (2022), and May 29, 2021 (2021). Additional details regarding the Company’s executive compensation program are found in the CD&A.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Andi R. Owen	2023	1,100,000	—	2,203,328	2,091,000	—	441,239	5,835,567
President and CEO	2022	1,084,231	—	1,405,550	866,971	1,292,452	335,634	4,984,838
	2021	976,923	—	1,857,025	2,309,253	1,123,462	121,690	6,388,353
Jeffrey M. Stutz	2023	577,615	—	519,100	256,949	—	72,129	1,425,793
CFO	2022	553,062	—	384,142	239,338	369,000	54,132	1,599,674
	2021	504,092	—	435,575	599,641	327,660	34,900	1,901,868
Christopher M. Baldwin(3)	2023	577,661	700,000	456,101	256,949	—	107,170	2,097,881
Group President, MillerKnoll	2022	561,000	1,200,000	123,688	75,522	199,371	—	2,159,581
John P. Michael(4)	2023	571,654	—	510,653	256,949	—	66,184	1,405,440
President, Americas Contract	2022	492,654	—	350,006	217,970	330,650	39,575	1,430,855
Debbie F. Propst	2023	577,615	—	519,100	256,949	435,000	70,118	1,858,782
President, Global Retail	2022	550,538	—	384,142	239,338	367,764	24,342	1,566,124
	2021	488,462	—	422,060	418,654	317,500	63,008	1,709,684
(1)Amounts presented are the aggregate grant date fair value of the awards with an accounting grant date established in each of the respective years as computed in accordance with FASB ASC Topic 718. Assumptions used to calculate these amounts are set forth in Note 10 of the Company’s Consolidated Financial Statements for the fiscal year ended June 3, 2023, included in our Annual Report on Form 10-K.
(2)Components of the amounts presented in the Stock Awards column are comprised of both RSUs and PSUs as itemized in table below. Consistent with the requirements of FASB ASC Topic 718, the value of the PSUs displayed in the table below are at their target and highest levels of performance for the third tranche of the awards granted on July 13, 2021, and the first tranche of the awards granted on July 12, 2022, for which the accounting grant date value was originally established on July 12, 2022. For additional details, see the Grants of Plan-Based Awards table. The remaining tranches of these awards will be linked to performance goals for subsequent fiscal years and will be reported in the Summary Compensation Table for those fiscal years in which the accounting grant date values are established.

	Components of Stock Awards		Additional Information
	Value of RSUs ($)	Value of PSUs at Target Attainment ($)	Value of PSUs at Maximum Attainment ($)
Andi R. Owen	1,110,000	1,093,328	2,186,656
Jeffrey M. Stutz	257,076	262,024	524,048
Christopher M. Baldwin	257,076	199,025	398,050
John P. Michael	257,076	253,577	507,154
Debbie F. Propst	257,076	262,024	524,048
(3)Mr. Baldwin’s employment with the Company commenced on July 19, 2021, and he became a NEO in fiscal 2022. The remaining balance of his Cash Retention Award was or will be paid in installments of $700,000 each, on August 19, 2022 (fiscal 2023), and August 22, 2023 (fiscal 2024), respectively.
(4)Mr. Michael’s employment with the Company commenced on June 5, 2017, and he became a NEO in fiscal 2022.
(5)Ms. Propst's fiscal 2023 bonus represents a special AIP cash bonus award intended to serve as a retention incentive given the critical nature of her leadership of the Global Retail business and subject to performance over fiscal 2023. The bonus earned by Ms. Propst based on fiscal 2023 performance was paid in July 2023. A portion of the bonus was deferred under the MillerKnoll Executive Equalization Retirement Plan; the amount of that deferral will be shown in next year’s Nonqualified Deferred Compensation table.

Footnotes continued on next page
2023 Proxy Statement 41

(6)The amounts for fiscal 2023 for all other compensation are described in the table below.

	Company Contributions to 401(k) Plan and Deferred Compensation Plan ($)(a)	Personal Use of Company Property ($)(b)	Personal Security ($)(c)	Comprehensive Executive Physical Health Exam ($)	Other Taxable Income ($)	Total Other Compensation ($)
Andi R. Owen	185,965	189,582	61,892	3,800	—	441,239
Jeffrey M. Stutz	68,329	—	—	3,800	—	72,129
Christopher M. Baldwin	107,170	—	—	—	—	107,170
John P. Michael	66,184	—	—	—	—	66,184
Debbie F. Propst	70,118	—	—	—	—	70,118
(a)Amounts represent the Company’s contributions to the Retirement Plan and the MillerKnoll, Inc. Executive Equalization Retirement Plan.
(b)Ms. Owen’s amount represents personal use of the fractional aircraft interest owned by the Company. This dollar amount was the incremental cost to the Company of Ms. Owen’s personal use, which is the actual invoiced cost of the trips, including any miscellaneous costs invoiced by the fractional provider.
(c)Reflects personal security the Company required and paid for on behalf of Ms. Owen.
42 MillerKnoll, Inc.

Grants of Plan-Based Awards
The Grants of Plan-Based Awards table below contains information on both non-equity and equity incentive plan-based awards granted by the Company to the NEOs during fiscal 2023 under the LTIP and the possible payouts to the NEOs under the AIP for fiscal 2023. These amounts are not realized income. For additional details of grants under the LTIP, as well as the performance criteria under the AIP, refer to the Fiscal 2023 Compensation Program section in the CD&A.

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
Name	Award Type(1)	Grant Date		Threshold (#)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andi R.	CB			343,750	1,375,000	2,750,000
Owen	PSU	07/12/22	(8)				—	38,725	77,450				1,093,328
	RSU	07/12/22								40,000			1,110,000
	Option	07/12/22									100,000	27.75	943,000
	Option	07/12/22									200,000	40.00	1,148,000
Jeffrey M.	CB			101,500	406,000	812,000
Stutz	PSU	07/12/22	(8)				—	9,291	18,582				262,024
	RSU	07/12/22								9,264			257,076
	Option	07/12/22									27,248	27.75	256,949
Christopher	CB			101,500	406,000	812,000
M. Baldwin	PSU	07/12/22	(8)				—	7,024	14,048				199,025
	RSU	07/12/22								9,264			257,076
	Option	07/12/22									27,248	27.75	256,949
John P.	CB			101,500	406,000	812,000
Michael	PSU	07/12/22	(8)				—	8,987	17,974				253,577
	RSU	07/12/22								9,264			257,076
	Option	07/12/22									27,248	27.75	256,949
Debbie F.	CB			101,500	406,000	812,000
Propst	CB		(9)		435,000
	CB		(10)		435,000
	PSU	07/12/22	(8)				—	9,291	18,582				262,024
	RSU	07/12/22								9,264			257,076
	Option	07/12/22									27,248	27.75	256,949
(1)“CB” refers to the AIP cash bonus awards made pursuant to the Executive Incentive Cash Bonus Plan; “PSU,” “RSU,” and “Option” refer to performance-based restricted stock units, time-based restricted stock units, and stock options, respectively, issued under the LTIP.
(2)Under the AIP, executives can earn incentive compensation based on the achievement of certain company performance goals. The actual Cash Bonus amount paid with respect to any year may range from zero to two times the target based upon the relative achievement of the performance goal. For fiscal 2023, the goal was based upon the achievement of Operating Earnings, As Adjusted.
(3)Represent the range of possible shares to be issued under PSU awards granted in fiscal 2023. Overall attainment is capped at 200% of target and can be as low as zero, subject to a modifying metric of relative TSR. For additional information, see the Fiscal 2023 Compensation Program - Long-Term Incentives section.
(4)The RSUs represent the right to receive shares of the Company’s common stock; these awards vest ratably 25%, 25%, and 50% over a three-year period on August 1st of each year, following the first anniversary of the grant date.
(5)Each option has a term of ten years and vests in substantially 3 equal annual installments commencing on the first anniversary of the grant date.
(6)Stock options are awarded at an option price not less than the market value of the Company’s common stock on the date of grant.
(7)Aggregate grant date values are computed in accordance with FASB ASC Topic 718. For PSUs, the grant date fair value was determined based upon the vesting at 100% of the target units awarded.
(8)The amounts presented reflect the third one-year performance period of the PSUs with AOI, Revenue, and non-financial performance goals granted on July 13, 2021, for which the accounting grant date fair value was originally established on July 12, 2022, plus the first one-year performance period of the PSUs with AOI, Revenue and non-financial performance goals granted on July 12, 2022, for which the accounting grant date fair value was established on July 12, 2022. The PSUs earned from these awards are expected to vest on August 1, 2024, and August 1, 2025, respectively.
(9)Represents a special AIP cash bonus award intended to serve as a retention incentive given the critical nature of Ms. Propst’s leadership of the Global Retail business. The bonus earned by Ms. Propst's based on fiscal 2023 performance was paid in July 2023 and is included in her 2023 compensation reported in the Summary Compensation Table.
(10)Represents a special AIP cash bonus award intended to serve as a retention incentive given the critical nature of Ms. Propst’s leadership in the Global Retail business and subject to fiscal 2024 performance and payable in July 2024.
2023 Proxy Statement 43

Outstanding Equity Awards at Fiscal Year-End
The following table shows the outstanding option and stock awards held by our NEOs as of June 3, 2023. It includes both exercisable and unexercisable options, and shares and units that have not vested.

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Andi R. Owen	08/22/18		77,447	—	38.15	08/22/28
	07/14/20		82,824	41,423	21.38	07/14/30	19,106	272,069
	07/14/20		183,935	91,995	23.52	07/14/30
	01/14/21	(5)							22,172	315,729
	07/13/21	(6)	20,123	40,251	45.75	07/13/31	15,132	215,480	6,162	87,747
	01/05/22	(6)							7,394	105,291
	07/12/22		—	100,000	27.75	07/12/32	41,634	592,868	38,725	551,444
	07/12/22	(7)	—	200,000	40.00	07/12/32
Jeffrey M. Stutz	07/19/16		37,441	—	31.86	07/19/26
	07/18/17		22,953	—	33.75	07/18/27
	07/16/18		17,512	—	38.30	07/16/28
	07/14/20		19,427	9,715	21.38	07/14/30	4,481	63,809
	07/14/20		50,022	25,018	23.52	07/14/30
	01/14/21	(5)							5,201	74,062
	07/13/21	(6)	5,556	11,111	45.75	07/13/31	4,176	59,466	1,700	24,208
	01/05/22	(6)							2,040	29,050
	07/12/22	(7)	—	27,248	27.75	07/12/32	9,643	137,316	9,291	132,304
Christopher M.	07/19/21	(8)					11,459	163,176
Baldwin	07/19/21	(8)					11,459	163,176
	07/20/21	(6)	1,815	3,630	44.20	07/20/31	1,364	19,423	567	8,074
	01/05/22								680	9,683
	07/12/22	(7)	—	27,248	27.75	07/12/32	9,643	137,316	7,024	100,022
John P. Michael	07/14/20		1,850	924	21.38	07/14/30	1,280	18,227
	07/14/20		6,666	3,334	23.52	07/14/30
	01/14/21	(5)					793	11,292	4,031	57,401
	07/13/21	(6)	5,060	10,119	45.75	07/13/31	3,804	54,169	1,550	22,072
	01/05/22	(6)							1,860	26,486
	07/12/22	(7)	—	27,248	27.75	07/12/32	9,643	137,316	8,987	127,975
Debbie F. Propst	07/14/20		18,824	9,414	21.38	07/14/30	4,342	61,830
	07/14/20		29,211	14,609	23.52	07/14/30
	01/14/21	(5)							5,039	71,755
	07/13/21	(6)	5,556	11,111	45.75	07/13/31	4,176	59,466	1,700	24,208
	01/05/22	(6)							2,040	29,050
	07/12/22	(7)	—	27,248	27.75	07/12/32	9,643	137,316	9,291	132,304
(1)Options vest ratably in substantially three equal annual installments commencing on the first anniversary of the grant date.
(2)RSU awards vest ratably 25%, 25%, and 50% over a three-year period on August 1st of each year, following the first anniversary of the grant date; amounts shown reflect additional units credited due to dividend reinvestment.
(3)Assumes a stock price of $14.24 per share, which was the closing price of a share of the Company’s common stock on the last trading day of fiscal 2023.
(4)PSUs vest depending upon the attainment level of certain predetermined performance goals.
(5)PSUs granted in January 2021 cliff vest on August 1, 2023, and are reported at a 75% achievement level at June 3, 2023, the end of the measurement period.
Footnotes continued on next page
44 MillerKnoll, Inc.

(6)For PSUs granted in July 2021, the units reflected are only for tranches for which performance goals have been established on the accounting grant dates indicated; each performance goal’s PSUs are calculated individually at the next highest level of attainment and then reported in aggregate.
(7)For PSUs granted in July 2021 and July 2022, the units reflected are only for tranches for which performance goals have been established on the accounting grant dates indicated; each performance goal’s PSUs are calculated individually at the next highest level of attainment and then reported in aggregate.
(8)Mr. Baldwin’s outstanding RSU grant of 11,459 units and Restricted Stock Award (RSA) grant of 11,459 shares were granted on February 16, 2021, prior to the acquisition of Knoll, Inc. on July 19, 2021. Each of these awards was rolled over as part of the merger consideration and cliff vest after three years from the original grant date with accrued dividends paid out in cash.

Option Exercises and Stock Vested
The table below provides information on the number and value of options exercised in fiscal 2023 and the vesting of restricted stock on an aggregate basis:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1)(2) ($)
Andi R. Owen	—	—	30,209	871,731
Jeffrey M. Stutz	—	—	7,287	210,640
Christopher M. Baldwin	—	—	8,914	227,908
John P. Michael	—	—	3,375	96,511
Debbie F. Propst	—	—	7,320	211,313
(1)Value based on the closing market price of the Company’s common stock on the vesting date.
(2)Value realized includes dividend reinvestment shares vested with underlying RSU shares. Mr. Baldwin's value realized includes dividend equivalents paid out as cash upon the vesting of RSA and RSUs granted prior to the Knoll acquisition on July 19, 2021.

Nonqualified Deferred Compensation
The MillerKnoll, Inc. Executive Equalization Retirement Plan allows all United States employees who have compensation above the statutory ceiling to defer income in the same proportion as if the statutory ceiling did not exist. We make contributions to the Plan such that Company contributions mirror the amounts we would have contributed to the Company’s tax-qualified 401(k) plan had the employee’s compensation not been above the statutory ceiling. Distributions from the Plan are paid out in cash based on the deferral election specified by the participant. We do not guarantee a rate of return under the Plan. Instead, participants make investment elections for their deferrals and company contributions. Investment options are the same as those available under our 401(k) plan.

The Nonqualified Deferred Compensation table below provides certain information relating to our compensation plan that provides for the deferral of compensation on a basis that is not tax-qualified:

Name	Aggregate Balance at May 28, 2022 ($)	Executive Officer Contributions in Fiscal 2023 ($)(1)	Registrant Contributions in Fiscal 2023 ($)(2)	Aggregate Earnings in Fiscal 2023 ($)(3)	Aggregate Withdrawals/ Distributions in Fiscal 2023 ($)	Aggregate Balance at June 3, 2023 ($)
Andi R. Owen	685,047	97,390	—	14,925	—	797,362
Jeffrey M. Stutz	750,480	88,522	—	11,645	—	850,647
Christopher M. Baldwin	27,801	59,081	—	4,499	—	91,381
John P. Michael	211,993	98,147	—	10,267	—	320,407
Debbie F. Propst	26,263	29,008	—	3,296	—	58,567
(1)Amounts in this column represent the deferrals of base salary earned in fiscal 2023 included in the Summary Compensation Table under Salary, plus deferral of amounts earned in fiscal 2022 and paid in fiscal 2023 under the AIP included in the fiscal 2022 Summary Compensation Table under Non-Equity Incentive Plan Compensation.
(2)Amounts in this column represent the Company’s contribution and are included in the “All Other Compensation” column of the Summary Compensation Table.
(3)Amounts reflect increases (decreases) in value of the employee’s account during the year, based upon deemed investment of deferred amounts.

2023 Proxy Statement 45

Potential Payments Upon Termination, Death, Disability, Retirement, or Change in Control
The following table quantifies the estimated payments that would be made to each NEO in the event of his or her termination by the Company without cause, in the event of his or her termination under circumstances that would trigger payments under change in control agreements, and upon the his or her death, disability, or retirement, in each case assuming that the change in control, termination and/or other event occurred on June 3, 2023.

Name	Benefit	Death ($)	Disability ($)	Retirement ($)(1)	Without Cause ($)	Change in Control ($)
Andi R. Owen	Cash Severance(2)	—	—	—	1,650,000	7,425,000
	Unvested Restricted Stock Units(3)	1,068,676	1,068,676	—	547,306	1,068,676
	Unvested Performance Stock Units(4)	696,756	300,507	—	696,756	1,211,984
	Unvested Stock Options(5)	—	—	—	—	—
	Health and Welfare(6)(7)	—	—	—	58,826	58,826
	Total	1,765,432	1,369,183	—	2,952,888	9,764,486
Jeffrey M. Stutz	Cash Severance(2)	—	—	—	870,000	1,972,000
	Unvested Restricted Stock Units(3)	257,757	257,757	—	133,283	257,757
	Unvested Performance Stock Units(4)	160,890	70,486	—	160,890	289,475
	Unvested Stock Options(5)	—	—	—	—	—
	Health and Welfare(6)(7)	—	—	—	32,402	32,402
	Total	418,647	328,243	—	1,196,575	2,551,634
Christopher M. Baldwin	Cash Severance(2)	—	—	—	870,000	1,972,000
	Unvested Restricted Stock Units(3)	481,389	481,389	—	248,910	481,389
	Unvested Performance Stock Units(4)	71,813	—	—	71,813	161,591
	Unvested Stock Options(5)	—	—	—	—	—
	Health and Welfare(6)(7)	—	—	—	52,688	52,688
	Total	553,202	481,389	—	1,243,411	2,667,668
John P. Michael	Cash Severance(2)	—	—	—	870,000	1,972,000
	Unvested Restricted Stock Units(3)	218,599	218,599	209,669	96,187	218,599
	Unvested Performance Stock Units(4)	148,558	54,638	243,174	148,558	265,620
	Unvested Stock Options(5)	—	—	—	—	—
	Health and Welfare(6)(7)	—	—	—	60,149	60,149
	Total	367,157	273,237	452,843	1,174,894	2,516,368
Debbie F. Propst	Cash Severance(2)	—	—	—	870,000	1,972,000
	Unvested Restricted Stock Units(3)	255,796	255,796	—	131,431	255,796
	Unvested Performance Stock Units(4)	167,023	68,301	—	167,023	287,179
	Unvested Stock Options(5)	—	—	—	—	—
	Health and Welfare(6)(7)	—	—	—	56,261	56,261
	Total	422,819	324,097	—	1,224,715	2,571,236
(1)Mr. Michael is the only NEO who is retirement eligible.
(2)“Without Cause” amount equals 18 months of base salary. See narrative following this table for “CIC” amount.
(3)Accelerated vesting and no proration for time worked for “Death,” “Disability,” “Retirement,” (awards are prorated if retirement occurs within the first 12 months of grant date) and “CIC.” Accelerated vesting and proration for time worked for “Without Cause.”
(4)For “Death,” accelerated vesting and proration based on time worked. For “Disability,” accelerated vesting and proration based on time worked only for awards granted in fiscal 2021. For “Retirement,” accelerated vesting and proration based on time worked only for awards granted in fiscal 2021 and accelerated vesting and no proration for awards granted prior to fiscal 2021. For “Without Cause,” accelerated vesting and proration based on time worked only for awards granted in fiscal 2021. For “CIC,” accelerated vesting and no proration for time worked. All scenarios use actual performance and are based on the following as of our fiscal year ended June 3, 2023: The PSUs granted in fiscal 2021 subject to a rTSR modifier equal 75% of target, PSUs granted in fiscal 2022 equal 55% of target, and PSUs granted in fiscal 2023 equal 53% of target.
(5)Forfeited under “Death,” “Disability,” and “Without Cause.” Continued vesting under “Retirement.” Accelerated vesting under “CIC.” There is no accelerated vesting of stock options or PSUs under a “Retirement” scenario. Awards, in full or prorated, continue to vest.
(6)For Health and Welfare Benefits, “Without Cause” amount equals 18 months of benefits continuation and “CIC” amount equals 36 months (CEO) or 24 months (other NEOs) benefits continuation.
(7)Other benefits reflect outplacement ($25,000).

46 MillerKnoll, Inc.

Potential Payments Upon Termination without Change in Control
•18 months base salary continuation for NEOs if they are terminated for reasons other than cause.
•Maintain health insurance during salary continuation period.
•Employee provides the Company with a release of all claims and agrees not to work for a competitor or solicit employees during the salary continuation period.

Potential Payments Upon Termination in Connection with Change in Control
In fiscal 2023, each NEO was party to a CIC Agreement with the Company that contains “double-trigger” change in control provisions. These provisions state that there must be both a change in control and the employee must incur an actual or constructive termination of employment by us to be entitled to a payment.

A change in control (as defined more specifically in the CIC Agreements) occurs:
•If a third party becomes the owner of 35% or more of the Company’s stock;
•If a majority of the Board of Directors is composed of persons who are not recommended by the existing Board; or
•Under certain transactions involving a merger or reorganization, a sale of all or substantially all of the Company’s assets, or a liquidation in which the Company does not maintain certain control thresholds.

An executive is entitled to a payment under the CIC Agreement if, within two years after a change in control, the Company terminates the employment of the executive without cause or the executive terminates their employment for good reason, which is defined as the occurrence of any one or more of the following without the executive’s express written consent:

•The executive is assigned duties at any time during the six months prior to the change in control that are materially different from or inconsistent with the duties, responsibilities, and status of the executive’s position or which result in a significant reduction in the executive’s authority and responsibility as an executive within the Company or a subsidiary.
•A reduction in the executive’s base salary, target value of the annual incentive, or target value of the LTIP awards.
•The Company requires the executive to be based at a location over 50 miles from the facility that is the executive’s principal business office at the time of the change in control.
•A reduction of 5% or more in the aggregate benefits provided to the executive and his or her dependents under the Company’s employee benefit plans.
•The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the CIC Agreement.

If both triggering events occur, then the NEO is entitled to a change in control payment that consists of:

•A lump sum cash amount equal to the executive’s annual base salary, multiplied by two (or three, in the case of the CEO).
•A lump sum cash amount equal to two (or three, in the case of the CEO) times the greater of (1) the executive’s average bonus over the previous three years or (2) the executive’s target bonus for the fiscal year in which the change in control occurs, plus a prorated amount of the executive’s target bonus for the fiscal year in which the termination date occurs.
•Healthcare coverage, and life and disability insurance for the 24 (or 36, in the case of the CEO) consecutive month period beginning immediately after the termination date.
•Outplacement services up to a maximum of $25,000.
•All outstanding awards held by the executive under the Company’s LTIP shall vest in full as of the termination date. Specific treatment of each award type is summarized in the Vesting of Long-Term Incentive Awards section below.

The Company has no obligation to make a “gross-up” payment to the executive officer if the amount of the payments under the change in control agreements is subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986.

2023 Proxy Statement 47

To receive the payments, the NEO is obligated to comply with certain restrictive covenants under the agreement, which include committing the executive to refrain from competing with the Company for a period equal to the number of years of compensation received under the agreement.

Accelerated Vesting Upon Death, Disability, Retirement, or Change in Control
The MillerKnoll, Inc. Executive Equalization Retirement Plan, as described in the Nonqualified Deferred Compensation section, contains provisions that permit accelerated vesting upon death, disability, or change in control. In the event of a change in control, the Executive Equalization Retirement Plan provides for the acceleration of payment even if the NEO has not been terminated. The definition of change in control for this plan is the definition contained in Treasury Regulations for Section 409A of the Internal Revenue Code.

Vesting of Long-Term Incentive Awards
The vesting of LTIP awards upon a Change in Control (with a qualifying termination), Death, Disability, Retirement, and Termination without Cause unrelated to a change in control are as outlined in the table below:

Long-Term Incentive Vehicle	CIC with a Qualifying Termination	Termination Upon Death and Disability	Qualified Retirement	Termination without Cause Unrelated to CIC
Stock Options	Unvested stock options vest in full.	Unvested stock options are forfeited. Exercise period for vested options will be five years from the date of the event or the remaining life of the option if less. If the executive dies while on disability, the exercise period is the longer of the five-year exercise period or one year after the date of death, not to exceed the remaining life of the option.
Unvested stock options continue to vest. If an executive retires in the first year after the award date, unvested stock options will be prorated as defined by the award agreement.

Exercise period for vested options will be five years from the date of retirement.
Unvested stock options are forfeited. Vested options must be exercised within three months following termination or they are forfeited.
RSUs	Unvested RSUs vest in full.	Unvested RSUs vest in full.	Unvested RSUs vest in full. If an executive retires in the first year, unvested RSUs will be prorated as defined by the award agreement.	Unvested RSUs are forfeited.
PSUs	Unvested PSUs earned are based on actual performance through the CIC date.	Vesting is not accelerated. Target PSUs are prorated for time worked during the performance period with continued vesting. PSUs earned are based on actual performance over the performance period.	Vesting is not accelerated. If an executive retires in the first year, the target PSUs will be prorated as defined by the award agreement.	Vesting is not accelerated. Target PSUs are prorated for time worked during the performance period with continued vesting. PSUs earned are based on actual performance over the performance period.

48 MillerKnoll, Inc.

CEO PAY RATIO
Pursuant to the SEC’s guidance under Item 402(u) of Regulation S-K, we are required to disclose the annual total compensation for both our CEO and median employee and the ratio of those two amounts. The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices.

Because there has been a substantial increase in our employee population following the acquisition of Knoll on July 19, 2021, we recalculated the median employee. The ratio presented below for fiscal 2023 is a reasonable estimate calculated in a manner consistent with Item 402(u):

•The annual total compensation of our CEO was $5,835,567.
•The annual total compensation of our identified median employee was $59,570.
•The ratio of the annual total compensation of our CEO to that of our identified median employee was 98 to 1.

The methodology we used to identify our median employee for this pay ratio analysis is summarized in the following table:

Item	Description
Determination Date	May 31, 2023
Employee Population(1)	Total employee population, excluding the CEO, as of the determination date was 10,618.
Consistently Applied Compensation Measure (CACM)
Gross wages, measured over 12 months ending on the determination date. For new hires, we annualized gross wages for any employees hired during the 12-month period ending on May 31, 2023. For non-U.S. employees, values were converted into USD using the exchange rates in effect on the determination date.

(1)As permitted by SEC rules, we did not include approximately 505 employees who are located in Austria (1), Belgium (10), Czechia (1), Denmark (365), Finland (1), France (43), Hungary (1), Ireland (2), Netherlands (18), Norway (22), Poland (4), Romania (1), Singapore (13), Spain (6), Sweden (8), Switzerland (7), and Turkey (2) and in aggregate represents less than 5 percent of our employee population as of the determination date.

2023 Proxy Statement 49

PAY VERSUS PERFORMANCE
As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive Compensation Actually Paid (CAP), as defined in Item 402(v), and the financial performance of the Company. This disclosure is intended to comply with the aforementioned SEC rule and does not necessarily reflect how the Company links pay to performance. For additional information on the Company’s compensation philosophy and practices, refer to the CD&A section.

Pay Versus Performance Table
The following table sets forth compensation information for our CEO and the average compensation of our other NEOs (the “Other NEOs”), along with our TSR, our peer group TSR, net income, and Operating Earnings, As Adjusted by the Compensation Committee, for our fiscal years ended June 3, 2023 (2023), May 28, 2022 (2022), and May 29, 2021 (2021):

					Value of Initial Fixed $100 Investment Based On:
Fiscal Year	Summary Compensation Table Total for CEO ($)(1)	Compensation Actually Paid to CEO ($)(2)	Average Summary Compensation Table Total for Other NEOs ($)(1)	Average Compensation Actually Paid to Other NEOs ($)(2)	Company TSR ($)	Peer Group TSR ($)(3)	Net Income (in millions) ($)(4)	Operating Earnings, As Adjusted (in millions) ($)(5)
2023	5,835,567	(336,686)	1,696,974	577,205	66.45	131.62	42.1	245.3
2022	4,984,838	(1,966,393)	1,689,059	1,144,496	137.73	138.45	(27.1)	192.5
2021	6,388,353	16,841,666	1,747,008	3,875,768	210.48	199.04	174.6	245.5
(1) The total compensation reported in the above table is for the following NEOs:

Fiscal Year	CEO	Other NEOs
2023	Andi R. Owen	Jeffrey M. Stutz, Christopher M. Baldwin, John P. Michael, Debbie F. Propst
2022	Andi R. Owen	Jeffrey M. Stutz, Christopher M. Baldwin, John P. Michael, Debbie F. Propst
2021	Andi R. Owen	Jeffrey M. Stutz, Megan Lyon, Debbie F. Propst, B. Ben Watson
(2)Amounts reported are based on total compensation reported in the Summary Compensation Table for our CEO and on average for our Other NEOs for the indicated covered fiscal years and adjusted as shown in the table below. The fair value of equity awards was computed in accordance with the Company's methodology used for financial reporting purposes.

Fiscal Year	NEO Type	Summary Compensation Table Total ($)	Reported Summary Compensation Table Value of Equity Awards ($)(a)	Equity Award Adjustments ($)(b)	Compensation Actually Paid ($)
2023	CEO	5,835,567	4,294,328	(1,877,925)	(336,686)
	Other NEOs	1,696,974	758,188	(361,581)	577,205
2022	CEO	4,984,838	2,272,521	(4,678,710)	(1,966,393)
	Other NEOs	1,689,059	503,537	(41,026)	1,144,496
2021	CEO	6,388,353	4,166,278	14,619,591	16,841,666
	Other NEOs	1,747,008	904,311	3,033,071	3,875,768
(a)Represents the total of the amounts reported in the Stock Awards and Option Awards columns in the Summary Compensation Table for the applicable year.

Footnotes continued on next page

50 MillerKnoll, Inc.

(b)The following table details the amounts deducted or added in calculating the equity award adjustments for our CEO, as well as the average for our other NEOs, as computed in accordance with Item 402(v). The valuation assumptions used to calculate equity award fair values did not materially differ from those disclosed at the time of grant.

Fiscal Year	NEO Type	Year End Fair Value of Outstanding and Unvested Equity Awards ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value at Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2023	CEO	1,139,605	(2,495,253)	—	(547,281)	—	25,004	(1,877,925)
	Other NEOs	202,126	(490,073)	—	(84,229)	—	10,595	(361,581)
2022	CEO	1,291,231	(5,265,971)	—	(726,187)	—	22,217	(4,678,710)
	Other NEOs	535,890	(663,576)	143,163	(69,635)	—	13,132	(41,026)
2021	CEO	13,255,049	1,292,410	—	9,919	—	62,213	14,619,591
	Other NEOs	2,833,444	187,112	—	1,017	—	11,498	3,033,071
(3)Represented for each of the indicated fiscal years is the cumulative weighted TSR of our custom TSR peer group. The peer group for purposes of this table for each of 2023, 2022, and 2021 is the same as our peer group as set in the Fiscal 2023 Compensation Program - Long-Term Incentives section of the CD&A except for 2021, which also included Wayfair, Floor & Decor Holdings, and Knoll. In 2022, Wayfair and Floor & Decor Holdings were removed as they no longer met the minimum criteria described in the aforementioned section. Knoll was acquired by MillerKnoll (F.K.A. Herman Miller) in July 2021. Also, Kimball International, Inc. was not included in 2023 as the company was acquired before the end of the fiscal year.
(4)Net income (loss) used within this table refers to “Net earnings (loss) attributable to MillerKnoll, Inc.” as presented in our Annual Report on Form 10-K Consolidated Statements of Comprehensive Income.
(5)In accordance with Item 402(v) of Regulation S-K, we determined Operating Earnings, As Adjusted by the Compensation Committee, to be our Company Selected Measure (CSM) that is the most important financial performance measure for fiscal 2023 and the prior two years, not otherwise disclosed in this table, used to link Compensation Actually Paid (CAP) to our NEOs because it is the performance measure applied to both our AIP and LTI. For fiscal 2023, the Committee approved adjustments to Operating Earnings for restructuring amortization. For fiscal 2022, the Committee approved adjustments to operating earnings for (1) restructuring amortization, (2) acquisition-related costs, (3) removal of Knoll results from H1 performance tranche. For fiscal 2021, the Committee approved adjustments to operating earnings for restructuring amortization.

Relationships Between Compensation Actually Paid and Performance
The first three graphs below provide comparisons of CAP for our CEO and Other NEOs as compared to (1) our cumulative TSR, (2) Net Income, and (3) Operating Earnings, As Adjusted, each as shown in the Pay Versus Performance Table. The last graph below provides a comparison of our cumulative TSR and our peer group’s cumulative TSR.

2023 Proxy Statement 51

52 MillerKnoll, Inc.

Most Important Financial Performance Measures
Based on performance measures applied to our AIP and LTIP as discussed in the Fiscal 2023 Compensation Program section of the CD&A, the following are the most important performance measures used by the Company to link our NEOs CAP to the Company’s performance. The performance measure with an asterisk (*) is subject to adjustments as approved by the Committee each year.

Tabular List of Financial Performance Measures
Operating Earnings, As Adjusted*
Revenue
Relative Total Shareholder Return (rTSR)

2023 Proxy Statement 53

EQUITY COMPENSATION PLAN INFORMATION
The table below presents information as of June 3, 2023, for the MillerKnoll, Inc. 2020 Long-Term Incentive Plan (the “LTI Plan”), the Knoll, Inc. 2021 Stock Incentive Plan, as amended (the “Knoll Plan”), and the MillerKnoll, Inc. Employee Stock Purchase Plan (the “ESPP”), which were approved by our shareholders. For a description of the awards issued under these plans, see Note 10 - Stock-Based Compensation of our Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2023. We do not have any equity compensation plans that have not been approved by our shareholders.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercise price of outstanding options, warrants, and rights ($)(1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
Equity compensation plans approved by security holders	3,567,095	28.33	4,104,962
(1)The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSAs, RSUs, and PSUs, which have no exercise price.
(2)As of June 3, 2023, 3,327,940 shares, 530,684 shares, and 246,338 shares remain available for future issuance under the LTI Plan, the Knoll Plan, and the ESPP, respectively.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers, and holders who beneficially own greater than 10% of our common stock, to file certain reports of securities ownership and changes in such ownership with the SEC. Specific due dates for these reports have been established by the SEC, and the Company is required to report any known failure to file by these dates in this Proxy Statement.

To the Company’s knowledge, based solely on a review of the copies of the reports filed with the SEC and on written representations from certain reporting persons that no other reports were required, we believe all filings required by our officers, directors, and persons who own more than 10% of our outstanding common stock were timely filed for the fiscal year ended June 3, 2023, except for the following: one Form 4/A for Andi R. Owen filed on August 24, 2022, to correct a clerical error on the number of options and restricted stock units granted to her as reported on the Form 4 filed on July 14, 2022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The Board of Directors has adopted a written policy on related party transactions. Under that policy, with certain limited exceptions, all proposed transactions between the Company and any directors or officers or their respective affiliates are required to be reported to the Governance and Corporate Responsibility Committee.

The policy provides that certain categories of related party transactions are pre-approved, including (1) certain small transactions where the related party is not an executive officer of the other party, (2) employee compensation reported in the Company’s proxy statement or that would be reported if the employee was a named executive officer, (3) director compensation reported in the Company’s proxy statement, (4) transactions based on ownership of the Company’s common stock that are pro rata with all other shareholders, (5) transactions determined by competitive bids, and (6) transactions with terms fixed in conformity with law or governmental authority. The Governance and Corporate Responsibility Committee reviews all other proposed related party transactions. In determining whether to approve or ratify a transaction under the policy, the Governance and Corporate Responsibility Committee will take into account, among other factors it deems appropriate, (1) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and (2) the extent of the interest in the transaction. If the transaction involves a director or a nominee for director, the Committee also considers whether the transaction will impact such individual’s status as an independent director pursuant to applicable SEC and/or Nasdaq rules.
54 MillerKnoll, Inc.

SHAREHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING
A shareholder wishing to submit proposals on matters appropriate for shareholder action to be presented at our 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”) and to be included in our proxy materials for that meeting may do so in accordance with Rule 14a-8 promulgated under the Exchange Act; whereby (1) all applicable requirements of Rule 14a-8 must be satisfied, (2) the notice must include various stock ownership and related information detailed in our Bylaws, and (3) such proposals must be received by us in writing by our Corporate Secretary of the Company, MillerKnoll, Inc., 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302 not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s Annual Meeting. However, if the date of the 2024 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder must be received not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the date of the 2024 Annual Meeting or, if the first public announcement of the date of the 2024 Annual Meeting is less than 100 days prior to the date of such meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. With respect to proposal to be considered at a special meeting of shareholders, written notice must be provided not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

Our Bylaws, which are available on our website at www.millerknoll.com/investor-relations/corporate-governance/bylaws, contain certain procedural requirements that shareholders must follow to bring an item of business before the 2024 Annual Meeting. These procedures require that notice of an intention to bring an item of business before our 2024 Annual Meeting must be received in writing by our Corporate Secretary of the Company, MillerKnoll, Inc., 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302 no earlier than June 18, 2024, and no later than July 18, 2024. The notice must contain certain information about the shareholder making the proposal, including a representation that the shareholder intends to appear in person or by proxy at the 2024 Annual Meeting to bring the item of business before the meeting, and about the shareholder’s proposal, including the text of the proposal. Please refer to our Bylaws for additional details regarding the requirements to be met.

We did not receive any shareholder proposals to be presented at the 2023 Annual Meeting of Shareholders.

2023 Proxy Statement 55

OTHER MATTERS
The cost of the solicitation of proxies will be borne by us. In addition to the use of mail, proxies may be solicited personally or by telephone or electronic means by a few of our regular employees. We may reimburse brokers and other people holding stock in their names or in the names of nominees for their expenses in sending proxy materials to the principals and obtaining their proxies.

Our mailing for the fiscal year ended June 3, 2023, includes the Notice of Internet Availability of Proxy Materials. Copies of the Notice of 2023 Annual Meeting of Shareholders and Proxy Statement and the 2023 Annual Report on Form 10-K, both filed with the SEC, are available, without charge, upon written request to either the Corporate Secretary of the Company, MillerKnoll, Inc., 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302; or via email to MillerKnoll Investor Relations at investor@millerknoll.com.

Shareholders are encouraged to vote promptly in advance of the Annual Meeting, even if planning to attend. Questions related to your registered holdings should be directed to Computershare Trust Company, N.A., by postal mail to PO Box 43006, Providence, Rhode Island 02940-3006; by overnight delivery to 150 Royall Street, Suite 101, Canton, Massachusetts 02021; by phone at 1 866 768 5723 (U.S.) or 1 781 575 2879 (outside the U.S.); or online at www.computershare.com/investor.

By Order of the Board of Directors of MillerKnoll, Inc.
Jacqueline H. Rice
General Counsel and Corporate Secretary
September 1, 2023

56 MillerKnoll, Inc.

APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
This Proxy Statement contains references to non-GAAP financial measures that are not in accordance with, nor an alternative to, generally accepted accounting principles (GAAP) and may be different from non-GAAP measures presented by other companies. These non-GAAP financial measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to the related GAAP measurement. These non-GAAP measurements have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of non-GAAP measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing prominence of our GAAP results.

The Company believes presenting these Non-GAAP financial measures is useful for investors as it provides financial information on a more comparative basis for the periods presented by excluding items that are not representative of the ongoing operations of the Company.

Included on the following pages of this Appendix and as defined below, are reconciliations of the following non-GAAP financial measures referenced in this Proxy Statement to the most directly comparable financial measures calculated and presented in accordance with GAAP as reported in our Annual Report on Form 10-K for the fiscal years ended June 3, 2023, and May 28, 2022:

•Organic Net Sales (Company-wide and by segment) is net sales, as reported and adjusted for acquisition charges, currency translation effects, and impact of an extra week included in our fiscal 2023 reporting period.
•Adjusted Earnings per Share represents reported diluted earnings per share excluding the impact from amortization of purchased intangibles, acquisition and integration charges, debt extinguishment charges, restructuring expenses, impairment charges, other special charges or gains, and the related tax effect of these adjustments.
•Adjusted Operating Earnings (Loss) represents reported operating earnings plus acquisition and integration charges, amortization of purchased intangibles, restructuring expenses, impairment charges, and other special charges or gains.
•Adjusted Operating Expenses represents reported operating expenses excluding special charges or gains, restructuring expenses, amortization of purchased intangibles, acquisition and integration charges, and gain or loss on sale of Dealer.
•Adjusted Gross Margin represents gross margin plus restructuring charges, amortization of purchased intangibles, and impairment charges.
•Adjusted Operating Margin represents adjusted operating earnings as a percentage of sales.

Adjustments referenced in the reconciliations presented on the following pages are further described below and in the Reconciliation of Non-GAAP Financial Measures section of our Annual Report of Form 10-K for the fiscal year ended June 3, 2023, as filed with the SEC:

•Amortization of purchased intangibles includes expenses associated with the amortization of inventory step-up and amortization of acquisition related intangibles acquired as part of the Knoll acquisition.
•Acquisition and integration charges includes costs related directly to the Knoll acquisition including legal, accounting, and other professional fees as well as integration-related costs, which include severance, accelerated stock-based compensation expenses, asset impairment charges, and other cost reduction efforts or reorganization initiatives.
•Debt extinguishment charges includes expenses associated with the extinguishment of debt as part of financing the Knoll acquisition, a specific transaction and are not reflective of our ongoing financial performance.
•Gain on sale of dealer includes the gain recorded on the divestiture of an owned dealership.
2023 Proxy Statement 57

•Restructuring charges includes actions involving targeted workforce reductions as well as non-impairment charges related to the closure of the Fully business.
•Impairment charges includes non-cash, pre-tax charges for the impairment of intangible assets, right of use assets, and other assets related to the closure of the Fully business as well as the impairment of the Knoll trade name.
•Special charges includes certain costs arising as a direct result of COVID-19 pandemic.
•Tax related items excludes the income tax benefit/provision effect of the tax related items from our non-GAAP measures because they are not associated with the tax expense on our ongoing operating results.

The following table reconciles net sales to organic net sales by each of the Company’s reportable segments and in total for the fiscal years ended indicated:

	Twelve Months Ended June 3, 2023
(Dollars in millions)	Americas(1)	International & Specialty(2)	Retail(3)	Total
Net Sales, as reported	$2,026.1	$1,017.3	$1,043.7	$4,087.1
% change from PY	5.0%	9.6%	(4.1%)	3.6%

Adjustments
Acquisitions	(77.2)	(55.5)	(31.1)	(163.8)
Currency Translation Effects (4)	6.1	42.9	26.8	75.8
Impact of extra week in FY23	(27.4)	(11.6)	(13.7)	(52.7)
Organic net sales	$1,927.6	$993.1	$1,025.7	$3,946.4
% change from PY	0.3%	7.0%	(5.1%)	0.4%

	Twelve Months Ended May 28, 2022
	Americas	International & Specialty	Retail	Total
Net Sales, as reported	$1,929.1	$928.5	$1,088.4	$3,946.0

Adjustments
Divestitures	(6.7)	—	(7.9)	(14.6)
Organic net sales	$1,922.4	$928.5	$1,080.5	$3,931.4
(1)The Americas Contract segment includes the operations associated with the design, manufacture, and sale of furniture products directly or indirectly through an independent dealership network for office, healthcare, and educational environments throughout North and South America.
(2)The International Contract & Specialty segment includes the operations associated with the design, manufacture, and sale of furniture products, indirectly or directly through an independent dealership network in Europe, the Middle East, Africa and Asia-Pacific as well as the global activities of the Specialty brands, which include Holly Hunt, Spinneybeck, Maharam, Edelman, and Knoll Textiles.
(3)The Global Retail segment includes global operations associated with the sale of modem design furnishings and accessories to third party retailers, as well as direct to consumer sales through eCommerce, direct-mail catalogs, and physical retail stores. Corporate costs represent unallocated expenses related to general corporate functions, including, but not limited to, certain legal, executive, corporate finance, information technology, administrative, and acquisition-related costs.
(4)Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates.

58 MillerKnoll, Inc.

The following table reconciles earnings per share (EPS) to Adjusted EPS for the fiscal years ended indicated:

	June 3, 2023	May 28, 2022
(Loss) EPS - Diluted	$0.55	$(0.37)

Add: Amortization of purchased intangibles	0.33	0.87
Add: Acquisition and integration charges	0.24	1.71
Add: Restructuring charges	0.45	—
Add: Impairment charges	0.76
Add: Special charges	—	(0.01)
Add: Debt extinguishment	—	0.18
Less: Gain on sale of dealer	—	(0.03)
Tax impact on adjustments	(0.48)	(0.43)
Adjusted EPS - Diluted	$1.85	$1.92

Weighted Average Shares Outstanding (used for Calculating Adjusted EPS) – Diluted	76,024,368	73,160,212

The following table reconciles Operating Earnings to Adjusted Operating Earnings (Loss) for the fiscal years ended indicated:

(Dollars in millions)	June 3, 2023		May 28, 2022
Net Sales, as reported	$4,087.1	100.0%	$3,946.0	100.0%
Gross Margin	$1,430.0	35.0%	$1,352.7	34.3%
Total Operating Expenses	1,307.7	32.0%	1,312.9	33.3%
Operating Earnings	122.3	3.0%	39.8	1.0%

Adjustments
Restructuring charges	34.00	0.8%	—	—%
Acquisition and integration charges	18.00	0.4%	124.5	3.2%
Amortization of purchased intangibles	25.30	0.6%	63.4	1.6%
Gain on Sale of Dealer	—	—%	(2.0)	(0.1%)
Impairment charges	56.90	1.4%	—	—%
Adjusted Operating Earnings	$256.5	6.3%	$225.7	5.7%

The following table reconciles Operating Expenses to Adjusted Operating Expenses for the fiscal years ended indicated:

(Dollars in millions)	June 3, 2023		May 28, 2022
Operating Expenses	$1,307.7	32.0%	1,312.9	33.3%
Less: Restructuring charges	34.4	0.8%	—	—%
Less: Acquisition and integration charges	18.0	0.4%	124.5	3.2%
Less: Amortization of purchased intangibles	25.3	0.6%	50.6	1.3%
Less: Impairment charges	41.2	1.0%	—	—%
Add: Gain on Sale of Dealer	—	—%	(2.0)	(0.1%)
Adjusted Operating Expenses	$1,188.8	29.1%	$1,139.8	28.9%

The following table reconciles Gross Margin to Adjusted Gross Margin for the fiscal years ended indicated:

(Dollars in millions)	June 3, 2023		May 28, 2022
Gross Margin	$1,430.0	35.0%	$1,352.7	34.3%
Restructuring charges	(0.4)	—%	—	—%
Amortization of Purchased Intangibles	—	—%	12.8	0.3%
Impairment Charges	15.70	0.4%	—	—%
Adjusted Gross Margin	$1,445.3	35.4%	$1,365.5	34.6%
2023 Proxy Statement 59

APPENDIX B: MILLERKNOLL, INC. 2023 LONG-TERM INCENTIVE PLAN

MillerKnoll, Inc. 2023 Long-Term Incentive Plan

ARTICLE 1
ESTABLISHMENT AND PURPOSE OF THE PLAN

1.1    Establishment of the Plan. This MillerKnoll, Inc. 2023 Long-Term Incentive Plan (the "Plan") is hereby adopted by MillerKnoll, Inc., a Michigan corporation (the "Company"), as an amendment and restatement of the MillerKnoll, Inc. 2020 Long-Term Incentive Plan. The Plan permits the granting of stock-based awards to Employees as well as Directors. The Plan was approved by the Company's shareholders on ____, 2023 (the "Effective Date").

1.2    Purpose of the Plan. The purpose of the Plan is to promote the long-term success of the Company for the benefit of the Company's shareholders, through stock-based compensation, by aligning the personal interests of the Plan Participants with those of its shareholders. The Plan is also designed to allow Plan Participants to participate in the Company's future, as well as to enable the Company to attract, retain and award individuals that qualify as Participants in the Plan.

    1.3    Term of Plan. The Plan shall terminate automatically on the tenth (10th) anniversary of the Effective Date and may be terminated earlier by the Board as provided in Article 11.

ARTICLE 2
DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings set forth below:

2.1    "Award" shall mean any award under this Plan of any Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares or other Performance-Based Awards or Other Stock-Based Awards.

2.2    "Award Agreement" shall mean an agreement evidencing the grant of an Award under this Plan. Awards under the Plan shall be evidenced by Award Agreements that set forth the details, conditions and limitations for each Award, as established by the Committee and shall be subject to the terms and conditions of the Plan.

    2.3    "Award Date" shall mean the date that an Award is made, as specified in an Award
Agreement.

    2.4    "Board" shall mean the Board of Directors of the Company.

    2.5    "Cause" shall mean, unless otherwise defined in an Award Agreement:

(a)    A material breach by the Participant of those duties and responsibilities of the Participant which (i) do not differ in any material respect from the duties and responsibilities of the Participant during the 90-day period immediately prior to such breach (other than due to Disability), (ii) is demonstrably willful and deliberate on the Participant's part, (iii) is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company, and (iv) is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; or

(b)    The commission by the Participant of a felony involving moral turpitude.

60 MillerKnoll, Inc.

    2.6    "Change in Control" shall mean:

(a)    the acquisition by any individual, entity, or group (including any "person" within the meaning of Section 13(d)(3) of the Exchange Act, hereinafter "Person") of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 35 percent or more of either (i) the then outstanding shares of Common Stock (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities unless such outstanding convertible or exchangeable securities were acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this Section 2.6 shall be satisfied; and provided further that, for purposes of clause (B), (i) a Change in Control shall not occur solely because any Person becomes the beneficial owner of 35 percent or more of the Outstanding Company Common Stock or 35 percent or more of the Outstanding Company Voting Securities by reason of an acquisition by the Company of Outstanding Company Common Stock or Outstanding Company Voting Securities that reduces the number of outstanding shares of Outstanding Company Common Stock or Outstanding Company Voting Securities and (ii) if, after such acquisition by the Company, such Person becomes the beneficial owner of any additional shares of Outstanding Company Common Stock or any additional Outstanding Company Voting Securities, such additional beneficial ownership shall constitute a Change in Control;

(b)    individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason within any 24-month period to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to have been a member of the Incumbent Board;

(c)    consummation of a reorganization, merger or consolidation unless, in any such case, immediately after such reorganization, merger or consolidation, (i) more than 60 percent of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation (the "Surviving Corporation") (or, if applicable, the ultimate parent corporation that beneficially owns all or substantially all of the outstanding voting securities entitled to vote generally in the election of directors of the Surviving Corporation) and more than 60 percent of the combined voting power of the then outstanding securities of the Surviving Corporation (or such ultimate parent corporation) entitled to vote generally in the election of directors is represented by the shares of Outstanding Company Common Stock and the Outstanding Company Voting Securities, respectively, that were outstanding immediately prior to such reorganization, merger or consolidation (or, if applicable, is represented by shares into which such Outstanding Company Common Stock and Outstanding Company Voting Securities were converted pursuant to such reorganization, merger or consolidation) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan or related trust sponsored or maintained by the Company or the corporation resulting from such reorganization, merger or consolidation or any corporation controlled by the Company and any Person which beneficially owned, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 35 percent or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 35 percent or more of the then outstanding shares of common stock of such corporation or 35 percent or more of the combined voting power of the then outstanding securities of such corporation
2023 Proxy Statement 61

entitled to vote generally in the election of directors, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger or consolidation; or

(d)    consummation of (i) a plan of complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, immediately after such sale or other disposition, (A) more than 60 percent of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation (the "Surviving Corporation") (or, if applicable, the ultimate parent corporation that beneficially owns all or substantially all of the outstanding voting securities entitled to vote generally in the election of directors of the Surviving Corporation) and more than 60 percent of the combined voting power of the then outstanding securities of the Surviving Corporation (or such ultimate parent corporation) entitled to vote generally in the election of directors is represented by the shares of Outstanding Company Common Stock and the Outstanding Company Voting Securities, respectively, that were outstanding immediately prior to such reorganization, merger or consolidation (or, if applicable, is represented by shares into which such Outstanding Company Common Stock and Outstanding Company Voting Securities were converted pursuant to such reorganization, merger or consolidation) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan or related trust sponsored or maintained by the Company or such corporation or any corporation controlled by the Company and any Person which beneficially owned, immediately prior to such sale or other disposition, directly or indirectly, 35 percent or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 35 percent or more of the then outstanding shares of common stock thereof or 35 percent or more of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale of other disposition.

    2.7    "Code" shall mean the Internal Revenue Code of 1986, as amended.

    2.8    "Committee" shall mean the Committee, as specified in Article 3, appointed by the Board to administer the Plan.

    2.9    "Common Stock" shall mean the Common Stock, $.20 par value per share, of the
Company.

    2.10    "Director" means a member of the Board.

    2.11    "Disability" shall mean, unless otherwise defined in an Award Agreement:

(a)    The inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(b)    The receipt of income replacement benefits by a Participant who is an Employee for a period of not less than 3 months under an accident and health plan covering Employees by reason of any medically determinable physical or mental impairment of the Participant which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

    2.12    "Employee" means any person designated as an employee of the Company or a Subsidiary on the payroll records thereof. An Employee shall not include any individual during any period in which the individual is classified or treated by the Company or a Subsidiary as an independent contractor, a consultant, or any employee of an employment,
62 MillerKnoll, Inc.

consulting, or temporary agency or any other entity other than the Company or a Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company or a Subsidiary during such period.

    2.13    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, as now in effect or as hereafter amended.
    2.14    "Fair Market Value" on a date shall mean the closing sales price per share of the Common Stock for such date on the National Association of Securities Dealers Automated Quotation System or any successor system then in use ("NASDAQ"). If no sale of shares of Common Stock is reflected on the NASDAQ on such date, "Fair Market Value" shall be determined on the next preceding day on which there was a sale of shares of Common Stock reflected on NASDAQ. If shares of Common Stock are not traded on a national securities exchange or through any other nationally recognized quotation service, "Fair Market Values" shall be determined by the Board of Directors for the Committee acting in good faith, in either case pursuant to any method consistent with the Code.

    2.15    "Full Value Award" shall mean any Award under the Plan other than an Option or Stock Appreciation Right.

    2.16    "Good Reason" shall mean, unless otherwise defined in an Award Agreement, without the Participant's express written consent, the occurrence of any of the following events with respect to a Participant that is an Employee after a Change in Control:

(a)    any of (i) the assignment to the Participant of any duties inconsistent in any material adverse respect with the Participant's position(s), duties, responsibilities or status with the Company immediately prior to such Change in Control, (ii) a change in any material adverse respect in the Participant's reporting responsibilities, titles or offices with the Company as in effect immediately prior to such Change in Control or (iii) any removal or involuntary termination of the Participant from any position held by the Participant with the Company immediately prior to such Change in Control or any failure to re-elect the Participant to any position with the Company held by the Participant immediately prior to such Change in Control;

(b)    a reduction by the Company in the Participant's rate of annual base salary or annual target bonus as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

(c)    any requirement of the Company that the Participant be based at a location in excess of 50 miles from the facility which is the Participant's principal business office at the time of the Change in Control; or

(d)    a reduction of at least 5% in the aggregate benefits provided to the Participant and the Participant's dependents under the Company's employee benefit plans (including, without limitation, retirement, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel, accident insurance plans and programs) in which the Participant is participating immediately prior to such Change in Control.

    2.17    "Incentive Stock Option" or "ISO" shall mean an option to purchase shares of Common Stock granted under Article 6, which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.
    2.18    "Insider" shall mean an employee who is an officer (as defined in Rule 16a-1(f) of the Exchange Act) or director of the Company, or holder of more than ten percent (10%) of its outstanding shares of Common Stock.

    2.19    "Nonemployee Director" shall have the meaning set forth in Rule 16b-3(b)(3), as promulgated by the Securities and Exchange Commission (the "SEC") under the Exchange Act.

    2.20    "Nonqualified Stock Option" or "NQSO" shall mean an option to purchase shares of Common Stock, granted under Article 6, which is not an Incentive Stock Option.
2023 Proxy Statement 63

    2.21    "Option" means an Incentive Stock Option or a Nonqualified Stock Option.
    2.22    "Other Stock-Based Award" shall mean an Award under Article 10 of this Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on, Common Stock.

    2.23    "Participant" means a Nonemployee Director or an Employee who has been granted an Award under the Plan. The term also includes an individual who is a former Director or Employee to the extent the context would so require.

    2.24    Performance-Based Award" shall mean an Award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares or Other Stock-Based Awards made subject to the achievement of performance goals specified by the Committee under the terms of Article 9.

    2.25    "Performance Shares" shall mean an Award granted under Article 9 of this Plan evidencing the right to receive Common Stock or cash of an equivalent value at the end of a specified performance period.

    2.26    "Permitted Transferee" shall mean (i) the spouse, children or grandchildren of a Participant (each an "Immediate Family Member"), (ii) a trust or trusts for the exclusive benefit of the Participant and/or one or more Immediate Family Members, or (iii) a partnership or limited liability company whose only partners or members are the Participant and/or one or more Immediate Family Members.

    2.27    "Prior Plan" shall mean the Herman Miller, Inc. Long-Term Incentive Plan, as amended.

    2.28    "Retirement" shall mean the termination of employment with the Company or a Subsidiary of a Participant that is an Employee in the manner set forth in the Participant's Award Agreement.

    2.29    "Restricted Stock" shall mean an Award granted to a Participant under Article 8 of this Plan.

    2.30    "Restricted Stock Unit" shall mean a bookkeeping entry representing the equivalent of one (1) share of Common Stock awarded to a Participant under Article 8 of this Plan.

    2.31    "Stock Appreciation Right" or "SAR" shall mean a right granted to a Participant under Article 7 of this Plan.

    2.32    "Subsidiary" shall mean any corporation in which the Company owns directly, or indirectly through subsidiaries, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns at least fifty percent (50%) of the combined equity thereof.

    2.33    "Termination of Service" shall mean the termination of a Participant's employment with the Company or a Subsidiary, and with respect to a Participant that is not an Employee, the termination of that person's service as a Director. A Participant employed by a Subsidiary shall also be deemed to incur a Termination of Service if the Subsidiary ceases to be a Subsidiary and the Participant does not immediately thereafter become an Employee of the Company or another Subsidiary.

ARTICLE 3
ADMINISTRATION

    3.1    Committee Composition. The Plan shall be administered by a Committee designated by the Board consisting of not less than three (3) directors who shall be appointed from time to time by the Board, each of whom shall qualify as a Nonemployee Director. Without limiting the generality of the foregoing, the Committee may be the Compensation Committee of the Board or a subcommittee thereof if the Compensation Committee of the Board or such subcommittee satisfies the foregoing requirements.
64 MillerKnoll, Inc.

    3.2    Committee Authority. Subject to the Company's Articles of Incorporation, Bylaws, and the provisions of this Plan, the Committee shall have full authority to grant Awards, including the following:

(a)    To select those Employees to whom Awards may be granted under the Plan and, based upon recommendations of the Board or a committee of the Board, or based on any other established criteria determined reasonable for the purpose of making such grants, those non-Employee Directors to whom Awards may be granted under the Plan;

(b)    To determine whether and to what extent Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares or other Performance-Based Awards, and Other Stock-Based Awards, or any combination thereof are to be granted under the Plan;

(c)    To determine the number of shares of Common Stock to be covered by each Award;

(d)    To determine the terms and conditions of any Award Agreement, including, but not limited to, the Option Price, SAR Price, any vesting restriction or limitation, any vesting schedule or acceleration thereof, any performance conditions or any forfeiture restrictions or waiver thereof, regarding any Award and the shares Common Stock relating thereto, based on such factors as the Committee shall determine in its sole discretion;

(e)    To determine whether, to what extent and under what circumstances grants of Awards are to operate on a tandem basis and/or in conjunction with or apart from other cash compensation arrangement made by Company other than under the terms of this Plan;

(f)    To determine under what circumstances an Award may be settled in cash, Common Stock, or a combination thereof, which may be determined up until the date settled; and

(g)    To determine to what extent and under what circumstances shares of Common Stock and other amounts payable with respect to an Award shall be deferred, provided that any such deferrals shall be made in a manner that complies with Section 409A of the Code.

The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (including any Award Agreement) and to otherwise supervise the administration of the Plan. A majority of the Committee shall constitute a quorum, and the acts of a majority of a quorum at any meeting, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee. The interpretation and construction by the Committee of any provisions of the Plan or any Award granted under the Plan shall be final and binding upon the Company, the Board and Participants, including their respective heirs, executors and assigns. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or an Award granted hereunder.

    3.3    Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under the Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards and (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is considered an Insider; (ii) the resolution providing such authorization sets forth the total number and type of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

2023 Proxy Statement 65

3.4    Forfeiture. The Committee may reserve the right in an Award Agreement to cause a forfeiture of the gain realized by a Participant with respect to an Award on an account of actions taken by, or failed to be taken by, that Participant in violation or breach of or in conflict with any (a) agreement between the Company and each Participant, or (b) any Company policy or procedure (including the Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers), or (c) any other obligation of such Participant to the Company as and to the extent specified in such Award Agreement. The Committee may terminate an outstanding Award if the Participant is terminated for Cause as defined in the Plan or the applicable Award Agreement or for "cause" as defined in any other agreement between the Company and such Participant, as applicable.

    3.5    Recoupment. Any Award granted pursuant to the Plan shall be subject to mandatory repayment by the Participant to the Company to the extent the Participant is, or in the future becomes, subject to (a) any Company "clawback," recoupment or compensation recovery policy that is adopted to comply with the requirements of any applicable law, rule or regulation, or otherwise, or (b) any law, rule or regulation which imposes mandatory recoupment under circumstances set forth in such law, rule or regulation.
    3.6    No Repricing. Subject to any adjustments that may be made under Article 13 of the Plan, the Company may not, without obtaining shareholder approval; (a) amend the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options or SARs; (b) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs; or (c) cancel outstanding Options or SARs with an exercise price above the current stock price in exchange for cash or other securities.

3.7     Awards Granted Outside the United States. To comply with the laws in countries other than the United States in which the Company or any of its Subsidiaries operates or has Employees or Nonemployee Directors, the Committee, in its sole discretion, shall have the power and authority to:

(a)determine which Subsidiaries shall be covered by the Plan;

(b)determine which Employees and Nonemployee Directors outside the United States are eligible to participate in the Plan;

(c)either initially or by amendment, modify the terms and conditions of any Award granted to any Employee or Nonemployee Director outside the United States;

(d)either initially or by amendment, establish sub-plans and modify exercise/settlement procedures and other terms, conditions and procedures for Awards granted to any Employee or Nonemployee Director outside of the United States, to the extent such actions may be necessary or advisable as determined by the Committee in its sole discretion; and

(e)either initially or by amendment, take any action that it deems advisable to obtain approval or comply with any applicable government regulatory exemptions or approvals.

Although in establishing such sub-plans, terms or procedures, the Company may endeavor to (i) qualify an Award for favorable foreign tax treatment or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

66 MillerKnoll, Inc.

ARTICLE 4
COMMON STOCK SUBJECT TO THE PLAN

    4.1    General. Subject to adjustment as provided in Section 4.2 and Article 14, the maximum aggregate number of shares of Common Stock which may be issued under this Plan shall not exceed 17,764,945 shares1, which may be either unauthorized and unissued Common Stock or issued Common Stock reacquired by the Company ("Plan Shares"). Determinations as to the number of Plan Shares that remain available for issuance under the Plan shall be made in accordance with this Article 4 and Article 14 and with such rules and procedures as the Committee shall determine from time to time.

    4.2    Share Usage.

(a)    General. Shares of Common Stock subject to an Award shall be counted as used as of the Award Date.

(b)    Counting of Shares Subject to Awards. Any shares of Common Stock that are subject to Awards shall be counted against the share issuance limit set forth in Section 4.1 as (i) two (2) shares of Common Stock for everyone (1) share of Common Stock subject to a Full Value Award, and (ii) one (1) share of Common Stock for everyone (1) share of Common Stock subject to any Award that is not a Full Value Award. If the number of shares of Common Stock subject to an Award is variable as of the Award Date, the number of shares of Common Stock to be counted against the share issuance limit set forth in Section 4.1, prior to the settlement of the Award, shall be the maximum number of shares of Common Stock that can be received under that Award.

(c)    Conditions Under Which Shares Subject to Awards Become Available for Future Awards. Any shares of Common Stock subject to an Award under the Plan which thereafter terminate by expiration, forfeiture, cancellation, or otherwise, without the issuance of such shares, including Awards that are settled in cash in lieu of shares of Common Stock, shall be available again for issuance under the Plan. Each share of Common Stock that again becomes available for issuance under the Plan under the preceding sentence shall increase the total number of shares available for grant by (i) two (2) shares if such share is subject to a Full Value Award and (ii) one (1) share if such share was subject to any Award that is not a Full Value Award.

(d)    Conditions Under Which Shares Subject to Awards Are Not Available for Future Awards. The number of shares of stock available for issuance under the Plan shall not be increased by the number of shares of Common Stock (i) tendered by the Participant or withheld by the Company in payment of the purchase price of an Option, (ii) tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award, (iii) purchased by the Company with proceeds received from the exercise of an Option, (iv) subject to an SAR that are not issued in connection with the stock settlement of that SAR upon its exercise, (v) subject to the cancellation of an SAR granted in tandem with an Option upon the exercise of the Option and (vi) subject to the cancellation of an Option granted in tandem with an SAR upon the exercise of the SAR.

    4.3    Award Limits. Notwithstanding any provision in the Plan to the contrary, the maximum value of shares of Common Stock that may be subject to any Award granted under the Plan to any individual non-Employee Director during any fiscal year of the Company may not exceed $750,000, determined as of the Award Date.

[1] 7,182,670 shares of Common Stock were authorized to be issued under the MillerKnoll, Inc. 2020 Long-Term Incentive Plan; 2,282,275 shares of Common Stock were authorized to be issued under the Knoll, Inc. 2021 Stock Incentive Plan, the Amended and Restated Knoll, Inc. 2018 Stock Incentive Plan, the Amended and Restated Knoll, Inc. 2013 Stock Incentive Plan, and the Amended and Restated Knoll, Inc. 2010 Stock Incentive Plan; and this 2023 amendment and restatement of the Plan increases the total authorized shares of Common Stock by 8,300,000 shares.

2023 Proxy Statement 67

ARTICLE 5
ELIGIBILITY

The persons who shall be eligible to receive Awards under the Plan shall be such Employees and non-Employee Directors as the Committee shall select from time to time. In making such selections as to Employees, the Committee shall consider the nature of the services rendered by such employees, their present and potential contribution to the Company's success and the success of the particular Subsidiary or division of the Company by which they are employed, and such other factors as the Committee in its discretion shall deem relevant. In making such selections as to non-Employee Directors, the Committee shall consider such factors as the Committee in its discretion shall deem relevant. Participants may hold more than one Award, but only on the terms and subject to the restrictions set forth in the Plan and their respective Award Agreements. The Committee may delegate its power to one or more of the Company's Chief Executive Officer, Chief Financial Officer, Chief People Officer or General Counsel to determine the participation eligibility of new Participants who are not officers under Section 16 of the Securities and Exchange Act of 1934 and whose fiscal year total direct compensation (consisting of base salary, annual incentive and long-term incentive) is less than $500,000 ("Designated Participants") and the performance criteria for each such Designated Participant, in which case such Company executives shall exercise the delegated power in accordance with this Article 5.

ARTICLE 6
STOCK OPTIONS

    6.1    Options. Options may be granted alone or in addition to other Awards granted under this Plan. Each Option granted under this Plan shall be either an Incentive Stock Option (ISO) or a Nonqualified Stock Option (NQSO).

    6.2    Grants. The Committee shall have the authority to grant to any Participant one or more Incentive Stock Options, Nonqualified Stock Options, or both types of Options, provided that Incentive Stock Options shall not be granted to any non-Employee Director. To the extent that any Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Option or the portion thereof which does not qualify shall constitute a separate Nonqualified Stock Option.

    6.3    Incentive Stock Options. Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the Participants affected, to disqualify any Incentive Stock Option under such Section 422. An Incentive Stock Option shall not be granted to an individual who, on the date of grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company. The aggregate Fair Market Value, determined on the Award Date of the shares of Common Stock with respect to which one or more Incentive Stock Options (or other incentive stock options within the meaning of Section 422 of the Code, under all other option plans of the Company) that are exercisable for the first time by a Participant during any calendar year shall not exceed the $100,000 limitation imposed by Section 422(d) of the Code.

6.4    Terms of Options. Options granted under the Plan shall be evidenced by Award Agreements in such form as the Committee shall, from time to time approve, which Agreement shall comply with and be subject to the following terms and conditions:

(a)    Participant's Agreement. Each Participant who is an employee, shall agree to remain in the continuous employ of the Company for a period of at least twelve (12) months from the Award Date or until Retirement, if Retirement occurs prior to twelve (12) months from the date of the Option.

(b)    Option Price. The Option Price per share of Common Stock purchasable under an Option shall be determined by the Committee at the time of grant but shall be not less than one hundred percent (100%) of the Fair Market Value of one (1) share of Common Stock on the Award Date.

68 MillerKnoll, Inc.

(c)    Option Term. The term of each Option shall be fixed by the Committee, but no Option shall be exercisable more than ten (10) years after the date the Option is granted.

(d)    Exercisability. Except as provided in Article 11 and Article 14, no Option shall be exercisable either in whole or in part prior to the first anniversary of the Award Date. Thereafter, an Option shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee and set forth in the Award Agreement.

(e)    Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under subsection (d) above, Options may be exercised in whole or in part at any time during the term of the Option, by giving notice of exercise specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price in such form as the Committee may accept. If and to the extent determined by the Committee in its sole discretion at or after grant, payment in full or in part may also be made in the form of Common Stock owned by the Participant (and for which the Participant has good title free and clear of any liens and encumbrances) or Restricted Stock, or by reduction in the number of shares issuable upon such exercise based, in each case, on the Fair Market Value of the Common Stock on the last trading date preceding payment as determined by the Committee (without regard to any forfeiture restrictions applicable to Restricted Stock). No shares of stock shall be issued until payment has been made. A Participant shall generally have the rights to dividends or other rights of a shareholder with respect to shares subject to the Option when the person exercising such option has given written notice of exercise, has paid for such shares as provided herein, and, if requested, has given the representation described in Section 15.1 of the Plan. No dividends or dividend equivalents shall be accrued on unexercised Options. Notwithstanding anything to the contrary in this Section 6.4(e), but subject to the other terms and conditions of the Plan, the Committee may, but shall not be required to, provide that an Option (other than an Incentive Stock Option) shall be deemed exercised automatically prior to the expiration or termination of the Option without any notice to or from the Participant. Upon any such automatic exercise, the exercise price and applicable withholding taxes shall, unless the Committee provides otherwise, be paid in the form of a reduction in the number of shares issuable upon such exercise.

(f)    Transferability of Options. No Option may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, provided, however, the Committee may, in its discretion, authorize all or a portion of a Nonqualified Stock Option to be granted to an optionee to be on terms which permit transfer by such optionee to a Permitted Transferee, provided that (i) there may be no consideration for any such transfer (other than the receipt of or interest in a family partnership or limited liability company), (ii) the stock option agreement pursuant to which such options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section 6.4(f), and (iii) subsequent transfers of transferred options shall be prohibited except those in accordance with Section 6.4(i). Following transfer, any such options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The events of termination of service of Sections 6.4(g), (h) and (i) hereof, and the tax withholding obligations of Section 15.3 shall continue to be applied with respect to the original optionee, following which the options shall be exercisable by the Permitted Transferee only to the extent, and for the periods specified in Sections 6(g), (h), and (i). The Company shall not be obligated to notify Permitted Transferee(s) of the expiration or termination of any option. Further, all Options shall be exercisable during the Participant's lifetime only by such Participant and, in the case of a Nonqualified Stock Option, by a Permitted Transferee. The designation of a person entitled to exercise an Option after a person's death will not be deemed a transfer.

(g)    Termination of Options. Any Option that is not exercised within whichever of the exercise periods specified in Article 11 is applicable shall terminate upon expiration of such exercise period.

(h)    Purchase and Settlement Provisions. The Committee may at any time offer to purchase an Option previously granted, based on such terms and conditions as the Committee shall establish and communicate to the Participant at the time that such offer is made. In addition, if an Award Agreement so provides at the Award Date or is thereafter amended to so provide, the Committee may require that all or part of the shares of Common Stock to be issued with respect to the exercise of an Option, in an amount not greater than the Fair Market Value of the shares that is in excess of the aggregate Option Price, take the form of Performance Shares or Restricted Stock, which shall be valued on the date of
2023 Proxy Statement 69

exercise on the basis of the Fair Market Value of such Performance Shares or Restricted Stock determined without regard to the deferral limitations and/or forfeiture restrictions involved.

ARTICLE 7
STOCK APPRECIATION RIGHTS

    7.1    Awards of Stock Appreciation Rights or "SARs". A SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of one (1) share of Common Stock on the date of exercise over (b) the per-share exercise price of such SAR (the "SAR Price") as determined by the Committee. No dividends or dividend equivalents shall be paid or credited on SARs. SARs may be granted in tandem with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in combination with all or any part of any other Award or without regard to any Option or other Award; provided that a SAR that is granted subsequent to the Award Date of a related Option must have a SAR Price that is no less than the Fair Market Value of one (1) share of Common Stock on the Award Date of such SAR.

    7.2    Terms of SARs. Stock Appreciation Rights granted under the Plan shall be evidenced by an Award Agreement in such form as the Committee shall, from time to time approve, which Agreement shall comply with and be subject to the following terms and conditions:

(a)    Participant's Agreement. Each Participant who is an employee, shall agree to remain in the continuous employ of the Company for a period of at least twelve (12) months from the Award Date or until Retirement, if Retirement occurs prior to twelve (12) months from the date of the Award.

(b)    SAR Price. The SAR Price per share of Common Stock shall be determined by the Committee at the time of grant but shall not be less than one hundred percent (100%) of the Fair Market Value of one (1) share of Common Stock on the Award Date.

(c)    Term. The term of each SAR shall be fixed by the Committee, but no SAR shall be exercisable more than ten (10) years after the date the SAR is granted.

(d)    Exercisability and Settlement. The Committee shall determine, on the Award Date, the time or times at which and the circumstances under which a SAR may be exercised, in whole or in part (including based on the achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following Termination of Employment or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which shares of Common Stock shall be delivered or deemed to be delivered to a Participant, regardless of whether a SAR shall be granted in tandem or in combination with any other Award, and any and all other terms and conditions of any SAR. Notwithstanding the foregoing, except as provided in Article 11 and Article 14, no SAR shall be exercisable either in whole or in part prior to the first anniversary of the Award Date.

    7.3    Transferability. SARs shall be subject to the transfer conditions of Options set forth in Section 6.4(f) above.

ARTICLE 8
RESTRICTED STOCK AND RESTRICTED STOCK UNITS

    8.1    Awards of Restricted Stock and Restricted Stock Units. Shares of Restricted Stock and Restricted Stock Units may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine the time or times at which, grants of Restricted Stock or Restricted Stock Units will be made, the number of shares to be awarded, the price (if any) to be paid by the Participant, the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof (a "Restriction Period"), and all other terms and conditions of the Awards. The Committee may condition the grant of Restricted Stock or Restricted Stock Units upon the achievement
70 MillerKnoll, Inc.

of specific business objectives, measurements of individual or business unit or Company performances, or such other factors as the Committee may determine. The provisions of Restricted Stock or Restricted Stock Unit Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years. Notwithstanding the foregoing, and except for Awards of Restricted Stock or Restricted Stock Units granted to non-Employee Directors or as provided in Article 11 and Article 14, Restricted Stock and Restricted Stock Units that vest upon the achievement of performance goals shall not vest, in full, in less than one (1) year from the Award Date.

    8.2    Awards and Certificates. A prospective Participant selected to receive a Restricted Stock shall not have any rights with respect to such Award, unless and until such Participant has executed an Award Agreement evidencing the Award and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of such Award. Further, such Award shall be subject to the following conditions:

(a)    Acceptance. Awards under this Article 8 must be accepted within a period of thirty (30) days (or such shorter period as the Committee may specify at grant) after the Award Date, by executing an Award Agreement and by paying whatever price (if any) the Committee has designated for such shares of Restricted Stock or Restricted Stock Units.

(b)    Legend for Restricted Stock Awards. To the extent that ownership of Restricted Stock is evidenced by a book-entry registration or a similar registration, such registration shall be notated to evidence that restrictions imposed on such Award of Restricted Stock under this Plan and the applicable Award Agreement. If the Company issues, in the name of the Participant to whom the Restricted Stock has been granted, a stock certificate in respect of such shares of Restricted Stock such certificate shall be registered in the name of such Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

"The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the MillerKnoll, Inc. 2023 Long-Term Incentive Plan and related Award Agreement entered into between the registered owner and the Company, dated __________. Copies of such Plan and Agreement are on file in the offices of the Company, 855 East Main Avenue, Zeeland, Michigan 49464."

(c)    Custody. The Committee may require that the stock certificates evidencing shares of Restricted Stock be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Stock, the Participant shall have delivered a duly signed stock power, endorsed in blank, relating to the Common Stock covered by such Award.
    8.3    Rights of Holders of Restricted Stock. Unless the Committee otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such shares of Restricted Stock and the right to receive any dividends declared or paid with respect to such shares of Restricted Stock. Unless the Committee otherwise provides in an Award Agreement, dividends paid on Restricted Stock which vest or are earned based upon the passage of time or the achievement of performance goals shall not vest unless such Restricted Stock becomes vested. All stock distributions, if any, received by a Participant with respect to Restricted Stock as a result of any stock split, stock dividend, combination of stock, or other similar transaction shall be subject to the vesting conditions and restrictions applicable to such Restricted Stock.

    8.4    Rights of Holders of Restricted Stock Units. Holders of Restricted Stock Units shall have no rights as shareholders of the Company, including the right to receive cash or dividend payments or distributions attributable to the shares of Common Stock subject to such Restricted Stock Units, or to direct the voting of the shares of Common Stock subject to such Restricted Stock Units. The Committee may provide in an Award Agreement evidencing a grant of Restricted Stock Units that the holder of such Restricted Stock Units shall be entitled to receive, upon the Company's payment of a cash dividend on its outstanding shares of Common Stock, credit for the dividend for each such Restricted Stock Unit which is equal to the per-share dividend paid on such shares of Common Stock, in the form of additional Restricted Stock Units at a price per unit equal to the Fair Market Value of a share of Common Stock on the date that such cash dividend is paid. Such dividend accruals credited in connection with Restricted Stock Units which vest or are earned based upon the passage of time or the achievement of performance goals shall not vest unless such Restricted Stock Units
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become vested. A holder of Restricted Stock Units shall have no rights other than those of a general unsecured creditor of the Company. Restricted Stock Units shall represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

    8.5    Delivery of Shares. Upon the expiration or termination of the Restriction Period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to Restricted Stock or Restricted Stock Units settled in shares of Common Stock shall lapse, and, unless otherwise provided in the applicable Award Agreement, a book entry or direct registration or a share certificate evidencing ownership of such shares of Common Stock shall be issued, free of all such restrictions, to the Participant or such Participant's beneficiary or estate, as the case may be.

ARTICLE 9
PERFORMANCE-BASED AWARDS

    9.1    Performance-Based Awards. The Committee, at any time, and from time to time, may grant Performance-Based Awards to a Participant in such amounts and upon such terms as the Committee shall determine. Each grant of a Performance-Based Award shall have an initial value or target number of shares of Common Stock that is established by the Committee. The Committee shall establish (a) performance goals in its discretion which, depending on the extent to which they are achieved, shall determine the value and/or number of shares subject to a Performance-Based Award that will be paid out to the Participant, and (b) the Performance Period, which shall mean the period of time during which the performance goals must be achieved in order to determine the degree of payout after vesting with respect to any such Performance-Based Award.

    9.2    Form of Payment and Timing of Performance-Based Awards. Payment of earned
Performance-Based Awards shall be as determined by the Committee and as evidenced in the applicable Award Agreement. Earned Performance-Based Awards may be paid in shares of Common Stock and shall be payable, to the extent earned, at the close of the applicable Performance Period, or as soon as reasonably practicable after the Committee has determined that the performance goal or goals have been achieved. Any shares of Common Stock paid out under such Awards may be granted subject to any restrictions deemed appropriate by the Committee. No dividend payments or distributions shall be paid or accrued on Performance-Based Awards that are not yet earned or vested. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement.
9.3    Performance-Based Awards. The grant, exercise and/or settlement of Performance-Based Awards shall be contingent upon the achievement of pre-established performance goals and other terms set forth in this Section 9.3.

(a)    Performance Goals Generally. The performance goals for Performance-Based Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each such criteria, as specified by the Committee, consistent with this Section 9.3. The Committee may determine that such Awards shall be granted, exercised and/or settled upon the achievement of any single performance goal or that two (2) or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Awards. Performance goals may differ for Awards granted among Participants. The Committee also shall have the authority to provide for accelerated vesting of any Performance-Based Award based on the achievement of the Performance Measures specified in this Article 9.

(b)    Evaluation of Performance. The Committee may provide in any Performance-Based Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) a Change in Control; (b) a declaration and distribution of stock dividends or stock splits; (c) mergers, consolidations or reorganizations; (d) acquisitions or dispositions of material business units; (e) extraordinary, non-core, non-operating or non-recurring items; (f) infrequently occurring or extraordinary gains or losses; and (g) any restructuring.

(c)    Adjustment of Awards. The Committee shall have the sole discretion to adjust Awards, either on a formula or discretionary basis, or on any combination thereof. In the event that applicable laws or regulations change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.
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ARTICLE 10
OTHER STOCK-BASED AWARDS

10.1    Other Awards. Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are payable in or otherwise based on, Common Stock ("Other Stock-Based Awards"), may be granted either alone or in addition to other Awards under this Plan. Subject to the provisions of this Plan, the Committee shall have authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be awarded pursuant to such awards, and all other conditions of the Awards. The Committee may also provide for the grant of Common Stock under such Awards upon the completion of a specified performance period. The provisions of Other Stock-Based Awards need not be the same with respect to each Participant and such Awards to individual Participants need not be the same in subsequent years.

10.2    Terms and Conditions. Other Stock-Based Awards made pursuant to this Article shall be set forth in an Award Agreement and shall be subject to the following terms and conditions:

(a)    Nontransferability. Subject to the provisions of this Plan and the Award Agreement, shares of Common Stock subject to Awards made under this Article 10 may not be sold, assigned, transferred, pledged, or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

(b)    Dividends. Unless otherwise determined by the Committee at the time of Award, subject to the provisions of this Plan and the Award Agreement, the recipient of an Award under this Article 10 shall be entitled to receive on a deferred stock basis, dividends or other distributions with respect to the number of shares of Common Stock covered by the Award, subject to the vesting conditions of the Award.
(c)    Vesting. Any Award under this Article 10 and any Common Stock covered by any such Award shall vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Committee, in its sole discretion.

(d)    Waiver of Limitation. In the event of the Participant's Disability or death, the Committee may, in its sole discretion, waive in whole or in part any or all of the limitations imposed hereunder (if any) with respect to any or all of an Award under this Article 10.

(e)    Price. Common Stock issued or sold under this Article 10 may be issued or sold for no cash consideration or such consideration as the Committee shall determine and specify in the Award Agreement.

ARTICLE 11
TREATMENT OF AWARDS UPON AND SUBSEQUENT TO
TERMINATION OF SERVICE

    11.1    Termination of Service for Reasons other than Retirement, Disability or Death. Except as otherwise provided by the Committee and as set forth in the Award Agreement, upon Termination of Service for any reason other than Retirement or on account of Disability or death, Awards under this Plan shall be treated as follows:

(a)    Options and SAR's. Each Option and SAR held by the Participant shall, to the extent rights to purchase shares under such Option and/or SAR have vested at the date of such Termination of Service shall not have been fully exercised, be exercisable, in whole or in part, at any time and within a period of three (3) months following Termination of Service, subject to prior expiration of the term of such Option and/or SAR.

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(b)    Restricted Stock and Restricted Stock Units. Any shares of Restricted Stock or Restricted Stock Units held by the Participant that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited.

(c)    Performance-Based Awards. Any Performance-Based Awards held by the Participant that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited.

    11.2    Termination of Service for Disability. Except as otherwise provided by the Committee and as set forth in the Award Agreement, upon Termination of Service by reason of Disability, Awards under this Plan shall be treated as follows:

(a)    Options and SAR's. Any Options or SARs held by a Participant as of the date of the Participant’s Disability shall become immediately vested as of such date. Each Option and SAR held by the Participant shall, to the extent rights to purchase shares under such Option and/or SAR have not been fully exercised, be exercisable in whole or in part, for a period of five (5) years following such Termination of Service, subject, however, to prior expiration according to its terms and other limitations imposed by the Plan. If the Participant dies after Disability, the Participant's Options and/or SAR's shall be exercisable in accordance with Section 11.4 below.

(b)    Restricted Stock and Restricted Stock Units. Any shares of Restricted Stock or Restricted Stock Units held by a Participant as of the date of the Participant’s Disability shall become immediately vested as of such date.

(c)    Performance Shares. The number of shares subject to a Participant's Performance-Based Award shall be determined by multiplying the number of shares subject to that Award by a fraction, the numerator of which shall be the number of full calendar months that the Participant was employed by the Company or a Subsidiary, beginning on the Award Date and ending on the date of the Participant's Termination of Service, and the denominator of which shall be the number of full calendar months during the Performance Period. The Participant's actual number of shares subject to the Award shall vest, in full, at the end of the Performance Period.

    11.3    Termination of Service for Retirement. Except as otherwise provided by the Committee and as set forth in the Award Agreement, upon Termination of Service by reason of Retirement, Awards under this Plan shall be treated as follows:

(a)    Options and SAR's. Each Option and SAR held by the Participant for a period of less than twelve (12) consecutive months after the Award Date shall be deemed vested by multiplying the number of shares subject to the Award by a fraction, the numerator of which is the number of full calendar months of employment or service subsequent to the date of the Award, and the denominator of which is twelve (12). Conditioned upon Participant's compliance with the noncompete covenant set forth in the Award Agreement, each Option and SAR held by the Participant for a period of twelve (12) consecutive months or greater after the Award Date shall continue to vest in accordance with the stated vesting period, provided that such period not exceed five (5) years from the Participant's Termination of Service. Conditioned upon Participant's compliance with the noncompete covenant set forth in the Award Agreement, the Participant shall have the right to exercise such Option and/or SAR, to the extent vested, following the expiration of the noncompete covenant and prior to the fifth (5th) anniversary of the Participant's Termination of Service, subject, however, to prior expiration according to its terms and other limitations imposed by the Plan. If the Participant dies after such Retirement, the Participant's Options and/or SAR's shall be exercisable in accordance with Section 11.4 below.

(b)    Restricted Stock and Restricted Stock Units. Any shares of Restricted Stock or Restricted Stock Units held by the Participant for a period of less than twelve (12) consecutive months after the Award Date shall be deemed vested by multiplying the number of shares subject to the Award by a fraction, the numerator of which is the number of full calendar months of employment or service subsequent to the date of the Award, and the denominator of which is twelve (12). Any shares of Restricted Stock or Restricted Stock Units held by the Participant for a period of twelve (12) consecutive months or greater after the Award Date shall be deemed vested in full. Conditioned upon Participant's compliance with the
74 MillerKnoll, Inc.

noncompete covenant set forth in the Award Agreement, the shares subject to the Restricted Stock or Restricted Stock Units shall be distributable to the Participant following the expiration of the noncompete covenant.

(c)    Performance-Based Awards. The number of shares subject to a Participant's Performance-Based Award shall be determined by multiplying the number of shares subject to that Award by a fraction, the numerator of which shall be the number of full calendar months of employment or service that the Participant was employed by the Company or a Subsidiary, beginning on the Award Date and ending on the date of the Participant's Termination of Service, and the denominator of which is twelve (12). Any Performance-Based Awards held by the Participant for a period of twelve (12) consecutive months or greater after the Award Date shall be deemed vested in full. If the Award is conditioned upon Participant's compliance with a noncompete covenant set forth in the Award Agreement, the Participant's actual number of shares subject to the Award shall vest, in full, at the end of the later of the Performance Period or the expiration of the noncompete covenant.

    11.4    Termination of Service for Death. Except as otherwise provided by the Committee and as set forth in the Award Agreement, upon Termination of Service due to death, Awards under this Plan, shall be treated as follows:

(a)    Options and SAR's. Any Options or SARs held by a Participant at the date of death while employed by or in the service of the Company shall become immediately vested as of such date. Each Option and SAR held by the Participant shall, to the extent rights to purchase shares under such Option and/or SAR have not been fully exercised, be exercisable, in whole or in part, by the personal representative or the estate of the Participant, or Permitted Transferee or by any person or persons who shall have acquired the Option directly from the Participant or Permitted Transferee by bequest or inheritance, only under the following circumstances and during the following periods: (i) if the Participant dies while employed by or in the service of the Company, at any time within five (5) years after the date of death, or (ii) if the Participant dies during the extended exercise period following Termination of Service specified in Sections 11.2 and 11.3, at any time within the longer of such extended period or one (1) year after death, subject, however, in any case, to the prior expiration of the term of the Option and/or SAR and any other limitation on the exercise of such Option and/or SAR in effect at the date of exercise.

(b)    Restricted Stock and Restricted Stock Units. Any shares of Restricted Stock or Restricted Stock Units held by the Participant at the date of death while employed by or in the service of the Company shall become immediately vested as of the date of death.

(c)    Performance-Based Awards. The number of shares subject to a Participant's Performance-Based Award shall be determined by multiplying the number of shares subject to that Award by a fraction, the numerator of which shall be the number of full calendar months of employment or service subsequent to the Award Date, and the denominator of which shall be the number of full calendar months during the Performance Period. The Participant's actual number of shares subject to the Award shall vest, in full, at the end of the Performance Period.

ARTICLE 12
TERMINATION OR AMENDMENT OF THE PLAN

The Board may at any time amend, discontinue or terminate this Plan or any part thereof (including any amendment deemed necessary to ensure that the Company may comply with any applicable regulatory requirement); provided, however, that, unless otherwise required by law, the rights of a Participant with respect to Awards granted prior to such amendment, discontinuance or termination, may not be impaired without the consent of such Participant and, provided further, without the approval of the Company's shareholders, no amendment may be made which would (i) increase the aggregate number of shares of Common Stock that may be issued under this Plan (except by operation of Article 14); (ii) change the definition of employees eligible to receive Awards under this Plan; or (iii) otherwise materially increase the benefits to Participants under the Plan. The Committee may amend the terms of any Award previously granted, prospectively or retroactively, but, subject to Article 14, no such amendment or other action by the Committee shall impair the rights of any Participant without the Participant's consent. Awards may not be granted under the Plan after the Termination Date, but Awards granted prior to such date shall remain in effect or become exercisable pursuant to their respective terms and the terms of this Plan.
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ARTICLE 13
UNFUNDED PLAN

This Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payment not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

ARTICLE 14
ADJUSTMENT PROVISIONS

14.1    Antidilution. If the number of outstanding shares of Common Stock is increased or decreased or the shares of Common Stock are changed into or exchanged for a different number of shares or kind of capital stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in shares of Common Stock effected without receipt of consideration by the Company, the number and kinds of shares of stock for which grants of Awards may be made under the Plan, including the share limits set forth in Article 4, shall be adjusted proportionately and accordingly by the Committee so that the proportionate interest of the Participant in such Award immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Price payable with respect to shares that are subject to the unexercised portion of such outstanding Options or SARs, as applicable, but shall include a corresponding proportionate adjustment in the per share Option Price or SAR Price, as the case may be. Notwithstanding the foregoing, in the event of any distribution to the Company's shareholders of securities of any other entity or other asset (including an extraordinary dividend, but excluding a non-extraordinary dividend, declared and paid by the Company) without receipt of consideration by the Company, the Board or the Committee shall, in such manner as the Board or the Committee deems appropriate, adjust (a) the number and kind of shares of stock subject to outstanding Awards and/or (b) the aggregate and per share Option Price of outstanding Options and the aggregate and per share SAR Price of outstanding Stock Appreciation Rights as required to reflect such distribution.

14.2    Reorganization in Which the Company is the Surviving Entity Which Does Not Constitute a Change in Control. If the Company is the surviving entity in any reorganization, merger or consolidation of the Company with one or more entities which does not constitute a Change in Control, any Option, SAR, Restricted Stock or Restricted Stock Unit granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to such Option, SAR, Restricted Stock or Restricted Stock Unit would have been entitled immediately following such transaction, with a corresponding, proportionate adjustment of the per share Option Price or SAR Price so that the aggregate Option Price or SAR Price thereafter shall be the same as the aggregate Option Price or SAR Price of the shares of Common Stock remaining subject to the Option or SAR as in effect immediately prior to such transaction. Subject to the contrary language in an Award Agreement, any restrictions applicable to such Award shall apply as well to any replacement shares received by the Participant as a result of such transaction. In the event of any transaction referred to in this Section 14.2, Performance-Based Awards shall be adjusted (including any adjustment to the performance goals or Performance Measures applicable to such Awards deemed appropriate by the Committee) so as to apply to the securities that a holder of the number of shares of Common Stock subject to the Performance-Based Awards would have been entitled to receive immediately following such transaction.

In connection with a transaction under this Section 14.2 or transaction involving the acquisition by the Company of the equity interests of another enterprise, the Committee shall have the right to cause the Company to assume awards previously granted under a compensatory plan by another business entity that is a party to such transaction and to substitute Awards under the Plan for such awards. The number of shares of Common Stock available for issuance under the Plan pursuant to Section 4.1 shall be increased by the number of shares of Common Stock subject to any such assumed awards and substitute awards. Shares available for issuance under a shareholder-approved plan of a business entity that is a party to such transaction (as appropriately adjusted, if necessary, to reflect such transaction) may be used for Awards under the Plan
76 MillerKnoll, Inc.

and shall not reduce the number of Plan Shares otherwise available for issuance under the Plan, subject to applicable rules of NASDAQ or of any stock exchange on which the Common Stock is listed.

    14.3    Change in Control in Which Awards Are Not Assumed. Except as otherwise provided in the applicable Award Agreement, upon the occurrence of a Change in Control in which outstanding Awards are not being assumed or continued, the following provisions shall apply to such Awards:

(a)    for Awards other than Performance-Based Awards,

(i)    all outstanding Restricted Stock and Restricted Stock Units shall be deemed to have vested and the shares of Common Stock subject thereto shall be delivered immediately prior to the occurrence of such Change in Control, and fifteen (15) days prior to the scheduled consummation of such Change in Control, all outstanding Options and SARs shall become immediately exercisable and shall remain exercisable for a period of fifteen (15) days; or

(ii)    the Committee may cancel any outstanding awards of Options, SARs, Restricted Stock and Restricted Stock Units and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Committee acting in good faith), in the case of Restricted Stock and Restricted Stock Units (for shares of Common Stock subject thereto) equal to the formula or fixed price per share paid or payable to holders of shares of Common Stock pursuant to such Change in Control and, in the case of Options or SARs, equal to the product of the number of shares of Common Stock subject to such Options or SARs (the "Award Stock") multiplied by the amount, if any, by which (x) the formula or fixed price per share paid or payable to holders of shares of Common Stock pursuant to such transaction exceeds (y) the Option Price or SAR Price applicable to such Award Stock.

(b)    For Performance-Based Awards, if less than half of the Performance Period has lapsed, such Performance-Based Awards shall be converted into Restricted Stock or Performance Shares assuming target performance has been achieved (or into Unrestricted Stock if no further restrictions apply). If at least half the Performance Period has lapsed, such Performance-Based Awards shall be converted into Restricted Stock or Performance Shares based on actual performance to date (or into Unrestricted Stock if no further restrictions apply). If actual performance is not determinable, such Performance-Based Awards shall be converted into Restricted Stock or Performance Shares assuming target performance has been achieved, based on the discretion of the Committee (or into Unrestricted Stock if no further restrictions apply).

(c)    Other Stock-Based Awards shall be deemed to have vested in full and pay according to the terms of the applicable Award Agreement.

With respect to the Company's establishment of an exercise window, (a) any exercise of an Option or SAR during the fifteen (15)-day period referred above shall be conditioned upon the consummation of the applicable Change in Control and shall be effective only immediately before the consummation thereof, and (B) upon consummation of any Change in Control, the Plan and all outstanding but unexercised Options and SARs shall terminate. The Committee shall send notice of an event that shall result in such termination to all Participants or Permitted Transferees who hold Options and SARs not later than the time at which the Company gives notice thereof to its shareholders.

    14.4    Change in Control in which Awards are Assumed or the Company is the Surviving Entity. If a Change in Control occurs and the Company is the surviving entity and any adjustments necessary to preserve the intrinsic value of the Participant's outstanding Awards have been made, or the Company's successor at the time of the Change in Control irrevocably assumes the Company's obligations under this Plan or replaces the Participants' outstanding Awards having substantially the same intrinsic value and having terms and conditions no less favorable to the Participant than those applicable to the Participants' Awards immediately prior to the Change in Control, then such Awards or their replacement awards shall become immediately exercisable, in full, only if within two years after the Change in Control the Participant's employment:
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(a)    is terminated without Cause;

(b)    terminates with "Good Reason"; or

(c)    terminates under circumstances that entitle the Participant to accelerated exercisability under any individual employment agreement between the Participant and the Company, a Subsidiary, or any successor thereof.

    14.5    Adjustments by Committee. Any adjustments pursuant to this Article 14 will be made by the Committee, whose determination as to what adjustments will be made and the extent thereof will be final, binding, and conclusive. No fractional interest will be issued under the Plan on account of any such adjustments. Only cash payments will be made in lieu of fractional shares.

ARTICLE 15
GENERAL PROVISIONS

    15.1    Legend. The Committee may require each person purchasing shares pursuant to an Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. In addition to any legend required by this Plan, the certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, any applicable Federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

    15.2    No Right to Employment. Neither this Plan nor the grant of any Award hereunder shall give any Participant that is an Employee or other employee any right with respect to continuance of employment by the Company or any Subsidiary, nor shall there be a limitation in any way on the right of the Company or any Subsidiary by which an employee is employed to terminate the Participant’s employment at any time.

    15.3    Withholding of Taxes. The Company shall have the right to take such action as it deems appropriate to ensure taxes are withheld and collected, including but not limited to, deducting from any payment to be made pursuant to this Plan, or otherwise requiring, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash hereunder, payment by the Participant of, any Federal, state or local taxes required by law to be withheld. Unless otherwise prohibited by the Committee, each Participant may satisfy any such withholding tax obligation by any of the following means or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold from the shares otherwise issuable to the Participant a number of shares having a Fair Market Value as of the "Tax Date" up to the amount of the withholding tax obligation; or (c) delivering to the Company unencumbered shares owned by the Participant having a Fair Market Value, as of the Tax Date, up to the amount of the withholding tax obligation. The "Tax Date" shall be the date that the amount of tax to be withheld is determined.

    15.4    No Assignment of Benefits. No Option, Award or other benefit payable under this Plan shall, except as otherwise specifically transfer, provided by law, be subject in any manner to anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, attach, sell, transfer, assign, pledge, encumber or charge, any such benefits shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

    15.5    Governing Law. This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws and in the courts of the state of Michigan.

78 MillerKnoll, Inc.

    15.6    Application of Funds. The proceeds received by the Company from the sale of shares of Common Stock pursuant to Awards granted under this Plan will be used for general corporate purposes.

    15.7    Rights as a Shareholder. Except as otherwise provided in an Award Agreement, a
Participant shall have no rights as a shareholder of the Company until the Participant becomes the holder of record of Common Stock.

    15.8    Section 409A of the Code. The Company intends to administer this Plan in order to comply with Section 409A of the Code, or an exemption to Section 409A of the Code, with regard to Awards that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code. To the extent that the Company determines that a Participant would be subject to the additional twenty percent (20%) tax imposed on certain nonqualified deferred compensation plans pursuant to Section 409A of the Code as a result of any provision of any Award granted under the Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Committee.
2023 Proxy Statement 79

APPENDIX C: AMENDED AND RESTATED MILLERKNOLL, INC. EMPLOYEE STOCK PURCHASE PLAN
Amended and Restated MillerKnoll, Inc. Employee Stock Purchase Plan
(As amended and restated effective October 16, 2023)

1.Purpose. The purpose of the Amended and Restated MillerKnoll, Inc. Employee Stock Purchase Plan (the “Plan”) is to provide employees of MillerKnoll, Inc. (the “Company”) and each subsidiary of the Company that is approved for participation in the Plan pursuant to Section 2 (a “Participating Subsidiary”) with a further inducement to continue their employment with the Company or a Participating Subsidiary and to encourage such employees to increase their efforts to promote the best interests of the Company by permitting them to purchase shares of the Company’s common stock, par value $.20 per share (the “Stock”), at a price less than the market price thereof, under such circumstances that the purchase qualifies as the exercise of an option granted under an employee stock purchase plan, as defined by Section 423 of the U.S. Internal Revenue Code of 1986, as amended (respectively, the “Code” and a “Section 423 Offering”); provided, however, that the Committee (as herein defined) may also authorize the grant of rights under offerings of the Plan that are not intended to comply with the requirements of Section 423 of the Code pursuant to any rules, procedures, agreements, appendices, or sub-plans adopted by the Committee for such purpose (each, a “Non-423 Offering”).
2.Committee to Administer Plan.
(a)Committee as Administrator. The Plan will be administered by a committee appointed by the Company’s Board of Directors (the “Committee”). Notwithstanding anything in the Plan to the contrary, subject to applicable law, any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Company’s Board of Directors (the “Board”). Subject to applicable law, no member of the Board or Committee (or its delegates) will be liable for any good faith action or determination made in connection with the operation, administration or interpretation of the Plan. In the performance of its responsibilities with respect to the Plan, the Committee will be entitled to rely upon, and no member of the Committee will be liable for any action taken or not taken in reliance upon, information and/or advice furnished by the Company’s officers or employees, the Company’s accountants, the Company’s counsel and any other party that the Committee deems necessary.
(b)Powers of the Committee. The Committee will have full power and authority to: administer the Plan, including, without limitation, the authority to (i) construe, interpret, reconcile any inconsistency in, correct any default in and supply any omission in, and apply the terms of the Plan and any enrollment form or other instrument or agreement relating to the Plan, (ii) determine eligibility and adjudicate all disputed claims filed under the Plan, including whether Eligible Employees (as hereinafter defined) will participate in a Section 423 Offering or a Non-423 Offering and which subsidiaries of the Company (within the meaning of Section 424(f) of the Code) or other affiliates of the Company will be Participating Subsidiaries participating in either a Section 423 Offering or a Non-423 Offering, (iii) determine the terms and conditions of any right to purchase shares of Stock under the Plan, (iv) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the Plan, (v) amend an outstanding right to purchase shares of Stock, including any amendments to a right that may be necessary for purposes of effecting a transaction involving the Company or a Participating Subsidiary (including, but not limited to, an amendment to the class or type of stock that may be issued pursuant to the exercise of a right or the purchase price applicable to a right), provided that the amended right otherwise conforms to the terms of the Plan, and (vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan including, without limitation, the adoption of such rules, procedures, agreements, appendices, or sub-plans (collectively, “Sub-Plans”) as are necessary or appropriate to facilitate participation in the Plan by employees who are foreign nationals or employed outside the United States and/or to take advantage of tax-qualified treatment for the Plan that may be available in certain jurisdictions, as further set forth in Section 4(c) below.
(c)Non-U.S. Sub-Plans. Notwithstanding any provision to the contrary in this Plan, the Committee may adopt such Sub-Plans relating to the operation and administration of the Plan to accommodate local laws, customs and procedures for jurisdictions outside of the United States, the terms of which Sub-Plans may take precedence over other provisions of this Plan, with the exception of Section 3 hereof, but unless otherwise superseded by the terms of such Sub-
80 MillerKnoll, Inc.

Plan, the provisions of this Plan will govern the operation of such Sub-Plan. To the extent inconsistent with the requirements of Section 423, any such Sub-Plan will be considered part of a Non-423 Offering, and purchase rights granted thereunder will not be required by the terms of the Plan to comply with Section 423 of the Code. Without limiting the generality of the foregoing, the Committee is authorized to adopt Sub-Plans for particular non-U.S. jurisdictions that modify or supplement the terms of the Plan to meet applicable local requirements, customs or procedures regarding, without limitation, (i) eligibility to participate, (ii) the definition of eligible compensation, (iii) the dates and duration of periods during which Participants may make contributions towards the purchase of shares of Stock (“Option Periods”), (iv) the method of determining the purchase price and the discount from fair market value at which shares of Stock may be purchased, (v) any minimum or maximum amount of Contributions a Participant may make in an Option Period or other specified period under the applicable Sub-Plan, (vi) the treatment of purchase rights upon a change in control or a change in capitalization of the Company, (vii) the handling of payroll deductions, (viii) establishment of bank, building society or trust accounts to hold Participant contributions, (ix) payment of interest, (x) conversion of local currency, (xi) obligations to pay payroll tax, (xii) determination of beneficiary designation requirements, (xiii) withholding procedures, and (xiv) handling of Share issuances.
(d)Binding Authority. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan and any enrollment form or other instrument or agreement relating to the Plan will be made in the Committee’s sole discretion and will be final, binding and conclusive for all purposes and upon all interested persons.
(e)Delegation of Authority. To the extent not prohibited by applicable law, the Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees of the Committee, one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. For purposes of the Plan, reference to the Committee will be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 2(e).
3.Eligibility. Participation under the Plan shall be open to any individual in an employee-employer relationship with the Company or a Participating Subsidiary (full-time or part-time) for income tax and employment tax withholding and reporting purposes; provided, for purposes of an Section 423 Offering, “Eligible Employee” will not include any individuals who customary employment for the Company or a Participating Subsidiary is for not more than five months in a calendar year (e.g., seasonal or temporary employees). For purposes of clarity, and unless otherwise required by Section 423 of the Code, the term “Eligible Employee” also will not include the following, regardless of any subsequent reclassification as an employee by the Company or a Participating Subsidiary, any governmental agency, or any court: (i) any independent contractor; (ii) any consultant; (iii) any individual performing services for the Company or a Participating Subsidiary who has entered into an independent contractor or consultant agreement with the Company or a Participating Subsidiary; (iv) any individual performing services for the Company or a Participating Subsidiary under a purchase order, a supplier agreement or any other agreement that the Company or a Participating Subsidiary enters into for services; (v) any individual classified by the Company or a Participating Subsidiary as contract labor (such as contractors, contract employees, job shoppers), regardless of length of service; (vi) any individual whose base wage or salary is not processed for payment by the payroll department(s) or payroll provider(s) of the Company or a Participating Subsidiary; and (vii) any leased employee. The Committee will have exclusive discretion to determine whether an individual is an Eligible Employee for purposes of the Plan. No option rights shall be granted under the Plan to any person who is not an Eligible Employee, and no Eligible Employee shall be granted option rights under the Plan (a) if such employee, immediately after receiving the grant of such option rights under the Plan, owns (under the rules of Sections 423(b)(3) and 424(d) of the Code) Stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or any of its subsidiary corporations (as defined by Section 424(f) of the Code); or (b) which permit such employee to purchase stock under this Plan and any other employee stock purchase plan of the Company and its subsidiary corporations (as defined by Section 424(f) of the Code) at option prices aggregating more than $25,000 in fair market value in any one calendar year, and in no event may such option rights accrue at a rate which exceeds that permitted by Section 423(b)(8) of the Code.

2023 Proxy Statement 81

4.Stock Available for Plan. Purchase of Stock pursuant to and on behalf of this Plan for delivery under this Plan may be made out of the Company’s presently or hereafter authorized but unissued Stock, or out of shares of Stock now or hereafter held in treasury by the Company, or from outstanding shares of Stock, or partly out of each, as determined by the Committee. The maximum number of shares of Stock which may be purchased under the Plan is 5,500,000 shares1, subject, however, to adjustment as hereinafter set forth. In the event the Company shall, at any time after the effective date of the Plan, change its issued Stock into an increased number of shares of Stock, with or without par value, through a Stock dividend or split of shares, or into a decreased number of shares, with or without par value, through a combination of shares, then effective with the record date for such change, the maximum number of shares of Stock which thereafter may be purchased under the Plan shall be the maximum number of shares which, immediately prior to such record date, remained available for purchase under the Plan, proportionately increased, in the case of such Stock dividend or split up of shares, or proportionately decreased in the case of such combination of shares. In the event of any other change affecting Stock, such adjustment shall be made as may be deemed equitable by the Board of Directors to give proper effect to such event.
5.Effective Dates. The Plan shall become effective as of the first day of the calendar year commencing on or after the date on which the Plan is approved by the Company’s shareholders.
6.Option Periods. The Plan will be implemented by means of consecutive Option Periods, with shares of Stock purchased on the last day of each Option Period (the “Purchase Date”) at a purchase price no less than eighty-five percent (85%) of the lesser of (a) the fair market value of the Shares on the first Trading Day of the Offering Period, or (b) the fair market value of the Shares on the Purchase Date (the “Purchase Price”). Unless and until the Committee determines otherwise in its discretion, each Option Period shall commence on the first Trading Day of the calendar quarter and end on the last Trading Day of the same calendar quarter, and the Purchase Price shall be eighty-five percent (85%) of the fair market value of a share of Stock on the Purchase Date. For purposes of the foregoing, “Trading Day” means a day on which the Nasdaq Global Select Market (“Nasdaq”) is open for trading. The Committee shall have the authority to establish additional or alternative sequential or overlapping Option Periods, one or more purchase periods within an Option Period, a different duration for one or more Option Periods or purchase periods or different commencement or ending dates for such Option Periods with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Option Period to be affected thereafter, provided, however, that no Option Period may have a duration exceeding twenty-seven (27) months. To the extent that the Committee establishes additional or overlapping Option Periods, the Committee shall have discretion to structure an Option Period so that if the fair market value of a share of Stock on the first Trading Day of the Option Period in which a Participant is currently enrolled is higher than the fair market value of a share of Common Stock on the first Trading Day of any subsequent Option Period, the Company will automatically enroll such Participant in the subsequent Option Period and will terminate participation in such original Option Period.
7.Participation. Participation in the Plan is voluntary. An Eligible Employee may elect to participate in the Plan by completing the necessary enrollment steps prescribed by the Company to authorize periodic payroll deductions (the “Authorization”) by the Company or the applicable Participating Subsidiary from such Eligible Employee’s wages at least ten (10) days prior to the first day of the beginning of an Option Period. The Authorization will direct a regular payroll deduction from the Participant’s wages to be made on each of the Participant’s pay dates occurring during each Option Period in which he or she is a Participant. As a condition to participation in the Plan, each Participant agrees with respect to shares of Stock allocated to such Participant’s Purchase Account on or after June 3, 2001, not to sell or otherwise dispose of such shares of Stock for a period of twelve (12) consecutive months following the Purchase Date for such shares of Stock, without the prior written consent of the Committee. Unless otherwise permitted by the Committee, a Participant may not transfer shares acquired under the Plan for twenty-four (24) months after the Purchase Date unless shares are sold after twelve (12) consecutive months following the Purchase Date, as outlined previously.

[1] 1,000,000 shares were originally authorized. This number has been adjusted for the 1997 and 1998 2-for-1 stock splits. Additional 1,500,000 authorized in 2023.
82 MillerKnoll, Inc.

8.Payroll Deductions. The Company and its Participating Subsidiaries will maintain payroll deduction accounts for all of their respective employees who are Participants and who have filed Authorizations, and all such payments shall be credited to the Participant’s Stock Purchase Account (the “Purchase Account”). No amounts other than payroll deductions authorized under this Plan may be credited to a Participant’s Purchase Account. A Participant may authorize a payroll deduction consistent with the policies of the Plan. The maximum fair market value of Stock that may be purchased in any calendar year is $25,000. The Committee, in its discretion, may vary the Option Period and the payroll deduction period of Eligible Employees of any Participating Subsidiary which is a foreign controlled corporation of the Company, within the meaning of Section 957(a) of the Code (“Foreign Participating Subsidiary”), in a manner necessary or convenient for participation in the Plan by Eligible Employees of a Participating Subsidiary, and the Committee shall have the authority to establish the terms and conditions of participation in the Plan by Eligible Employees of a Foreign Participating Subsidiary, provided that such terms and conditions are not materially inconsistent with the Plan.
9.Changes in Payroll Deduction. Payroll deductions shall be made for each Participant in accordance with the Participant’s Authorization and shall continue until the Participant’s participation terminates, the Authorization is revised, or the Plan terminates. A Participant may authorize an increase or decrease the Participant’s payroll deduction for an Option Period within the limits specified in Section 7 at least ten (10) days prior to the beginning of such Option Period.
10.Termination of Participation; Withdrawal of Funds. A Participant may for any reason elect to terminate his or her participation in the Plan and permanently draw out the balance accumulated in his or her Purchase Account by providing the Company notice (through the Company’s approved website) at least ten (10) days prior to the last date in any Option Period. Upon any termination in the Plan by a Participant, he or she shall cease to be a Participant, his or her Authorization shall be revoked insofar as subsequent payroll deductions are concerned, and the amount in his or her Purchase Account and not payable in respect of the exercise of any option to purchase Stock theretofore granted under the Plan, as well as any unauthorized payroll deductions made after the effective date of termination, shall be promptly refunded to the former Participant.
11.Purchase of Shares. Each Participant during each Option Period under this Plan will be granted an option as of the applicable Purchase Date for the purchase of as many full and fractional shares of Stock, as may be purchased with the funds accumulated in the Participant’s Purchase Account. This election shall be automatically made as provided in this Section unless the Participant terminates participation as provided in Section 10. If, as of each Purchase Date, the Participant’s Purchase Account contains funds, the Participant shall be deemed to have exercised an option to purchase shares at the applicable Purchase Price, the Participant’s Purchase Account shall be charged for the amount of the purchase, and an entry shall be made to the Participant’s Purchase Account. As of each subsequent Purchase Date when funds have again accrued in the Participant’s Purchase Account, shares will be purchased in the same manner.
If the Stock continues to be listed on Nasdaq, the fair market value per share shall be the closing sale price of the Stock as reported by Nasdaq on the Purchase Date, or if no closing sale price in an open market transaction is reported by Nasdaq for the Purchase Date, then on the next preceding day on which such price is reported. If the Stock becomes listed upon a different stock exchange or exchanges, the fair market value of the Stock for purposes of the Plan shall be deemed to be the closing price of the Stock on such stock exchange or exchanges on the Purchase Date, or if no sale of Stock shall have been made on any stock exchange on that day, on the next preceding day on which there was a sale of such Stock.
12.Rights on Retirement, Death, or Termination of Employment. In the event of a Participant’s retirement, death or termination of employment, no payroll deduction shall be taken from any pay due and owing to a Participant at such time and the balance in the Participant’s Purchase Account shall be paid to the Participant or, in the event of the Participant’s death, to the Participant’s estate.

2023 Proxy Statement 83

13.Rights Not Transferable. Rights under this Plan are not transferable by a Participant and are exercisable only by the Participant during his or her lifetime.
14.Application of Funds. All funds received or held by the Company or a Participating Subsidiary under this Plan may be used by the Company or such Participating Subsidiary for any corporate purpose.
15.Amendment of the Plan. The Board of Directors of the Company may at any time, or from time to time, amend this Plan in any respect, except that, without the approval of the Company’s shareholders, no amendment shall be made (a) increasing the number of shares approved for this Plan (other than as provided in Section 4), (b) decreasing the Purchase Price per share (other than as provided in Section 6), (c) withdrawing the administration of this Plan from the Committee, (d) changing the designation of the class of employees eligible to receive options under the Plan, or (e) which would render options granted under the Plan unqualified for special tax treatment under the Code.
16.Termination of the Plan. The Company may, by action of its Board of Directors, terminate the Plan at any time. Notice of termination shall be given to all then Participants, but any failure to give such notice shall not impair the termination. Upon termination of the Plan, all amounts in Purchase Accounts of Participants shall be promptly refunded.
17.Governmental Regulations. The Company’s obligation to sell and deliver Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such Stock. If at any time shares of Stock deliverable hereunder are required to be registered or qualified under any applicable law, or delivery of such shares is required to be accompanied or preceded by a prospectus or similar circular, delivery of certificates for such shares may be deferred for a reasonable time until such registrations or qualifications are effected or such prospectus or similar circular is available.
18.No Employment Rights. Participation in the Plan will not be construed as giving any Participant the right to be retained as an employee of the Company, its Subsidiary, or one of its Affiliates or Parent, as applicable. Furthermore, the Company, a Subsidiary, or an Affiliate (or Parent, if applicable) may dismiss any Participant from employment at any time, free from any liability or any claim under the Plan.
19.Governing Law; Choice of Forum. Except to the extent that provisions of this Plan are governed by applicable provisions of the Code or any other substantive provision of United States federal law, this Plan will be governed by and construed in accordance with the internal laws of the State of Michigan without giving effect to the conflict of laws principles thereof. The Company and each Participant, as a condition to such Participant’s participation in the Plan, hereby irrevocably submit to the exclusive jurisdiction of any state or U.S. federal court located in the Western District of Michigan over any suit, action or proceeding arising out of or relating to or concerning the Plan. The Company and each Participant, as a condition to such Participant’s participation in the Plan, acknowledge that the forum designated by this Section 19 has a reasonable relation to the Plan and to the relationship between such Participant and the Company. Notwithstanding the foregoing, nothing in the Plan will preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of this Section 19.
84 MillerKnoll, Inc.

© 2023 MillerKnoll, Inc. All rights reserved.
MillerKnoll, Herman Miller, , Knoll, colebrook bosson saunders, DatesWeiser, Design Within Reach,
Edelman, fully, Geiger, HAY, Holly Hunt, KnollTextiles, maars living walls, maharam, muuto, naughtone, spinneybeck, and filzfelt are among the trademarks and registered U.S. trademarks of MillerKnoll, Inc. and its subsidiaries.
All other trademarks are the property of their respective owners.

NaughtOne

colebrook bosson saunders

DESIGN WITHIN REACH

EDELMAN LEATHER

HAY

KnollTextiles

GEIGER

spinneybeck | filzfelt

Knoll

HermanMiller

maars LIVING WALLS

MUUTO

maharam

DATESWEISER

HOLLY HUNT

MillerKnoll

MillerKnoll

MILLERKNOLL, INC.
ATTN: SHAREHOLDER SERVICES
855 EAST MAIN AVENUE
ZEELAND, MI 49464-0302

**SCAN TO VIEW MATERIALS & VOTE**

**VOTE BY INTERNET**
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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on October 15, 2023, for shares held directly and by 11:59 P.M. Eastern Time on October 12, 2023, for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on October 15, 2023, for shares held directly and by 11:59 P.M. Eastern Time on October 12, 2023, for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
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V21638-P97374

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**MILLERKNOLL, INC.**

**Vote on Directors**

**The Board of Directors recommends a vote FOR the listed nominees:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Director Vote | ☐ | ☐ | ☐ |

TO ELECT THREE DIRECTORS, EACH TO SERVE A THREE YEAR TERM EXPIRING IN 2026

01) Candace S. Matthews
02) Andrea (Andi) R. Owen
03) Michael R. Smith

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

**Vote on Proposals**

| | For | Against | Abstain |
|---|---|---|---|
| 2. Proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2024. | ☐ | ☐ | ☐ |
| 3. Proposal to approve, on an advisory basis, the compensation paid to the Company's Named Executive Officers. | ☐ | ☐ | ☐ |

**The Board of Directors recommends you vote 1 year on the following proposal:**

| | 1 Year | 2 Years | 3 Years | Abstain |
|---|---|---|---|---|
| 4. Proposal to consider, on an advisory basis, the frequency of future advisory votes on executive compensation. | ☐ | ☐ | ☐ | ☐ |

| | For | Against | Abstain |
|---|---|---|---|
| 5. Proposal to approve the MillerKnoll, Inc. 2023 Long-Term Incentive Plan. | ☐ | ☐ | ☐ |
| 6. Proposal to approve the Amended and Restated MillerKnoll, Inc. Employee Stock Purchase Plan. | ☐ | ☐ | ☐ |

**The Proxies will vote the shares in accordance with the directions on this card. If a choice is not indicated, the Proxies will vote the shares "FOR" the nominees and "FOR" proposals 2, 3, 5, 6 and 1 year for proposal 4.**

**At their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or adjournment thereof.**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V21639-P97374

**FOR THE ANNUAL MEETING OF SHAREHOLDERS**
**TO BE HELD ON OCTOBER 16, 2023**
**AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF**

**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MILLERKNOLL, INC.**

By signing this card, voting by telephone or voting by Internet, the shareholder appoints Michael A. Volkema and Jacqueline H. Rice, and each of them, Proxies, with full power of substitution, to vote all of the shares of MillerKnoll, Inc. Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Monday, October 16, 2023, at 10:30 a.m. ET at www.virtualshareholdermeeting.com/MLKN2023, and any adjournments or postponements thereof, upon all subjects that may properly come before the meeting, including the matters listed on the reverse side of this card and described in the company's proxy statement, subject to any directions indicated on the reverse side of this card.

**Continued and to be signed on reverse side**